As filed with the Securities and Exchange Commission on October 26, 2011

File No. 333-177361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARINA BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-2658569
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway

Bothell, Washington 98021

(425) 908-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

J. Michael French

President and Chief Executive Officer

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

(425) 908-3600

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Lawrence Remmel, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100 (phone)

(212) 798-6365 (facsimile)

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of common stock, $0.006 par value per share	19,000,000 Shares	$0.13	$2,470,000	$284 (4)
Total:	19,000,000 Shares	$0.13	$2,470,000	$284 (4)

(1)	This registration statement covers 19,000,000 shares of our common stock. Pursuant to and in accordance with Rule 416 under the Securities Act, there also are registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $0.15, and low, or $0.11, sales prices of our common stock on October 14, 2011, as reported by NASDAQ. It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.
(3)	Also relates to preferred share purchase rights that are attached to all shares of our common stock in accordance with the Rights Agreement by and between us and American Stock Transfer and Trust Company, dated February 22, 2000. These rights are not exercisable until certain events specified in the Rights Agreement occur and are transferred along with and only with our common stock. The value attributable to these rights, if any, is reflected in the value of our common stock.
(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2011

19,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 19,000,000 shares of our common stock which may be offered by the selling stockholder, Lincoln Park Capital Fund, LLC, or LPC. The shares of common stock being offered by the selling stockholder are issuable pursuant to the LPC Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The LPC Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information. The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We do not know when or in what amount the selling stockholder may offer the shares for sale. We will not receive proceeds from the sale of our shares by LPC. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is listed on The NASDAQ Global Market under the symbol “MRNA.” On October 21, 2011, the last reported sale price for our common stock as reported on The NASDAQ Global Market was $0.19 per share.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October     , 2011.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 67 of this prospectus. Unless the context indicates otherwise, references to “Marina Biotech,” “the Company,” “we,” “us,” or “our,” refers to Marina Biotech, Inc. and its wholly-owned subsidiaries.

You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 5 of this prospectus.

Company Overview

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (“RNAi”) and blocking messenger RNA (“mRNA”) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (FAP) and two preclinical programs in malignant ascites and bladder cancer, respectively. In February 2011, we entered into an exclusive agreement with Debiopharm S.A. for the development and commercialization of the bladder cancer program.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, and pre-clinical and clinical development, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic acid-based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Our business strategy is two-fold. First, we strive to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies in the area of nucleic acid-based therapeutics to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources; and (3) further validate our drug discovery platforms. Secondly, we expect to advance our own pipeline of nucleic acid-based therapeutics as a foundation upon which to improve all aspects of our drug discovery platform and to have the opportunity to commercialize drug therapies. In terms of collaborations and strategic partnerships, the Debiopharm S.A. is fully funding the development of the bladder cancer program using our proprietary DiLA2 delivery technology for local administration which includes the potential for significant milestones, and ProNAi Therapeutics, a licensee of certain of our technology, is funding their Phase 1 clinical trial using our proprietary SMARTICLES® delivery technology for systemic administration, which does not provide any financial benefit to us but continues to validate and advance our SMARTICLES® delivery technology. With these relationships financing the advancement of several of our small interfering RNA (“siRNA”) proprietary delivery technologies, we are focusing resources on the Phase 1b/2a clinical trial of CEQ508 in Familial Adenomatous Polyposis (FAP) as well as the development of our Conformationally Restricted Nucleotide technology (“CRN”) for the development of single-stranded oligonucleotide therapies.

In 2010 we entered into five early collaborative efforts (a sixth had been initiated in 2009) with major pharmaceutical companies and a biotechnology company to evaluate our DiLA2 and SMARTICLES® delivery technologies for local and systemic delivery of siRNA. Four of the six efforts continued into 2011. We continue to pursue expansion of these existing relationships and the initiation of new relationships with the primary objective of establishing strategic collaborations with larger biotech or pharmaceutical companies. We expect to structure certain of our collaborative agreements to receive upfront non-refundable payments, research and development funding, milestone payments and royalties on commercial sales of products.

With respect to collaborations and strategic partnerships our concept is to provide multiple therapeutic options based on a partner’s target and indication. We can apply our broad capabilities to pursue the most appropriate nucleic acid therapeutic approach to a specific, often undruggable, target for a specific indication. Each approach, i.e. RNAi, microRNA or single-strand oligonucleotide, has its advantages and disadvantages and we can utilize our broad capabilities to screen across multiple modalities to identify the most effective therapeutic. We believe this capability makes us extremely unique in the sector.

In 2010, we acquired Cequent Pharmaceuticals, Inc. and its TransKingdom RNA™ interference (“tkRNAi”) platform and FAP clinical program, the intellectual property related to CRN technology from Valeant Pharmaceuticals and the intellectual property related to SMARTICLES® from Novosom. Additionally, we licensed one of our nasal legacy assets, carbetocin, to Cypress Biosciences.

In order to protect our innovations, which encompass a broad platform of both nucleic acid constructs and delivery technologies, as well as the drug products that may emerge from that platform; we aggressively continue to build upon our extensive and enabling intellectual property (“IP”) estate.

We believe we have established ourselves as a leading nucleic acid-based therapeutics company by leveraging our broad and proven expertise to create an industry-leading integrated nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through licensing agreements with two large international pharmaceutical companies, our FAP phase 1b/2a clinical trial, the bladder cancer research and license agreement with Debiopharm S.A. and the phase 1 ProNAi trial using our SMARTICLES® delivery technology.

Recent Events

Termination of 3450 Monte Villa Parkway Lease

Effective September 27, 2011, we and BMR-3450 Monte Villa Parkway LLC (the “Landlord”), the successor-in-interest to Phase 3 Science Center LLC, entered into a Lease Termination Agreement (the “Termination Agreement”) regarding that certain Lease dated as of April 23, 2002 whereby we have leased certain premises from the Landlord at 3450 Monte Villa Parkway in Bothell, Washington (the “Premises”). In consideration for the Landlord agreeing to terminate the Lease prior to its natural expiration, we, upon execution of the Termination Agreement, issued a total of 7,800,000 shares of our common stock to two affiliates of the Landlord as follows: (i) to BioMed Realty, L.P. (“BioMed”), 6,686,373 shares of common stock (the “BioMed Shares”), and (b) to BioMed Realty Holdings, Inc. (“Holdings”), 1,113,627 shares of common stock (the “Holdings Shares” and, together with the BioMed Shares, the “Shares”), in each case at a settlement price equivalent to $0.23 per Share.

We issued the Shares to BioMed and to Holdings pursuant to two separate Stock Purchase Agreements, each dated as of September 27, 2011, that we entered into with each of BioMed and Holdings (the “Purchase Agreements”). Following the termination of the Lease, we will have no further obligations to the Landlord with respect to the Premises, including any obligation to pay any further rent, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.

Each Purchase Agreement provides that we shall file a resale registration statement on Form S-3 (or such other form as we may then be eligible to use to register the resale of the Shares) with respect to the Shares on or before February 1, 2012 (the “Initial Filing Deadline”), and shall use our continuing best efforts to cause such registration statement to become and remain effective for so long as BioMed and Holdings, as applicable, hold any Shares. In addition, each of BMR and Holdings agreed not to sell any of the Shares during the 135 day period beginning on September 27, 2011.

NASDAQ Bid Price Deficiency

On March 25, 2011, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advised us that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closed at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Additionally, the Staff Determination described the process we must follow in order to regain compliance and also provided some alternatives we have carefully considered.

Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, which is scheduled for October 27, 2011, we intend to present a plan to regain compliance with the Rule, allowing us to remain on the Nasdaq Global Market. Although we believe that our plan will represent a viable path to compliance, there can be no assurance that the Panel will grant our request for continued listing.

General

We were incorporated in the State of Delaware on September 23, 1983. Our principal executive offices are located at 3830 Monte Villa Parkway, Bothell, Washington 98021, and our telephone number is (425) 908-3600. We maintain an Internet website at www.marinabio.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

Securities Offered

Common stock to be offered by selling stockholder:	19,000,000 shares, consisting of:

• 1,452,785 initial commitment shares issued to LPC;

•      1,221,000 shares that we have reserved as additional commitment shares, which we are required to issue proportionally in the future, as a commitment fee, if and when we sell additional shares to LPC under the Purchase Agreement;

• 50,000 expense shares issued to LPC; and

• 16,276,215 shares we may sell to LPC under the Purchase Agreement.

Common stock outstanding prior to this offering:	88,940,105 shares

Common stock to be outstanding after giving effect to the issuance of 19,000,000 shares to LPC:	107,940,105 shares

Use of proceeds:	We will receive no proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to $15,000,000 under the Purchase Agreement with LPC. We currently intend that any proceeds that we receive from sales to LPC under the Purchase Agreement will be used for the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial Adenomatous Polyposis (FAP) and for general corporate purposes, including working capital and operational purposes, including pre-clinical development. See “Use of Proceeds” on page 21.

Risk Factors:	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

NASDAQ Global Market Ticker Symbol:	MRNA

The Offering

On October 11, 2011, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with Lincoln Park Capital Fund, LLC, or LPC. Under the Purchase Agreement, we have the right to sell to LPC up to $15 million of our common stock, from time to time over a thirty (30) month period, as described below.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the U.S. Securities and Exchange Commission, or SEC, covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. Except for the initial 1,452,785 shares issued as a commitment fee, and the 50,000 shares issued as an expense reimbursement, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective, over approximately 30 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to 300,000 shares as often as every business day under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances up to 900,000 shares. No sales of shares may occur at a purchase price below $0.10 per share. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice. We issued 1,452,785 shares of our common stock to LPC as a commitment fee for entering into the agreement, 50,000 shares of our common stock to LPC as an expense reimbursement and we may issue up to 2,905,569 shares pro rata (of which 1,221,000 shares have been included in this offering) as LPC purchases up to $15,000,000 of our common stock as directed by us. LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of September 30, 2011, there were 88,940,105 shares outstanding (88,800,020 shares held by non-affiliates) excluding the 1,502,785 shares which we have already issued and are offered by LPC pursuant to this Prospectus. 19,000,000 shares are offered hereby consisting of 1,452,785 shares that we issued as a commitment fee, 1,221,000 shares that we may issue pro rata as additional commitment shares as up to $15,000,000 of our stock is purchased by LPC (out of an aggregate of 2,905,569 potential additional commitment shares), 50,000 shares that we issued as an expense reimbursement and the remainder representing shares we may sell to LPC under the Purchase Agreement. If all of the 19,000,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent approximately 17.6% of both the total common stock outstanding and the non-affiliates shares outstanding, as adjusted, as of the date hereof. If we elect to issue more than 19,000,000 shares to LPC, which we have the right but not the obligation to do, we must first register under the Securities Act of 1933, as amended, or the Securities Act, any additional shares we may elect to sell to LPC before we can sell such additional shares, which could cause substantial dilution to our shareholders. In addition, if we seek to issue additional shares we may be required to seek shareholder approval in order to be in compliance with the NASDAQ Global Market rules. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Relating to being an Early State Drug Development Company and Managing Growth

We have no history of profitability and there is a potential for fluctuation in operating results.

We have experienced significant operating losses since inception and have an accumulated deficit of approximately $298.0 million at June 30, 2011. In the third quarter of 2008 we suspended all research and clinical development of our intranasal programs and incurred a restructuring charge to exit a facility which was used primarily for our intranasal activities. As of September 30, 2008, our accumulated deficit, which was primarily related to clinical development of our intranasal programs, was approximately $241.8 million. We currently have no revenues from product sales and will not have any such revenues unless and until a marketable product is successfully developed, receives regulatory approvals, and is successfully manufactured and distributed to the market. We expect to continue to experience losses for the foreseeable future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”.

We are developing products based on RNA interference technology. The process of developing such products requires significant research and development efforts, including basic research, pre-clinical and clinical development, and regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past, and there can be no assurance that we can achieve profitability in the future. Our ability to achieve profitability depends on our ability, alone or with our collaborators, to develop our drug candidates, conduct pre-clinical development and clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell our drug products. We cannot assure you that we will be successful at any of these activities or predict if or when we will ever become profitable.

We do not generate operating income and will require additional financing in the future. If additional capital is not available, we may have to curtail or cease operations.

Our business currently does not generate the cash that is necessary to finance our operations. We incurred net losses of approximately $8.0 million in 2009, $27.8 million in 2010, and $7.3 million in the six months ended June 30, 2011. Subject to the success of our research and development programs and potential licensing or partnering transactions, we will need to raise significant additional capital to:

•	fund research and development activities relating to our RNAi drug discovery platform and the development of our product candidates, including clinical and pre-clinical trials;

•	obtain regulatory approval for our product candidates;

•	protect our intellectual property;

•	attract and retain highly-qualified scientists;

•	respond effectively to competitive pressures; and

•	acquire complementary businesses or technologies.

Our future capital needs depend on many factors, including:

•	the scope, duration and expenditures associated with our research and development;

•	continued scientific progress in these programs;

•	the outcome of potential partnering or licensing transactions, if any;

•	competing technological developments;

•	our proprietary patent position, if any, in our products; and

•	the regulatory approval process for our products.

Our existing cash, without giving effect to any funds that may be available under the facility that we are entering into with LPC, has been sufficient to fund our operations into the fourth quarter of 2011. In addition to the LPC facility, we may need to seek to raise additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements to continue our operations. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets, and the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities, further dilution to our stockholders will result. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities and, in the event of insolvency, would be paid before holders of equity securities received any distribution of corporate assets. We may be required to relinquish rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements. If adequate funds are not available, we may have to delay, reduce or eliminate one or more of our research or development programs or reduce overall overhead expenses. These actions would likely reduce the market price of our common stock.

Our facility with Lincoln Park Capital Fund, LLP may not be sufficient to satisfy our capital requirements.

We may direct LPC to purchase up to $15,000,000 worth of shares of our common stock under our agreement over a thirty (30) month period generally in amounts of up to 300,000 shares of our common stock every business day, which amounts may be increased under certain circumstances. However, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.10. Assuming a purchase price of $0.19 per share (the closing sale price of the common stock on October 21, 2011) and the purchase by LPC of the full 16,276,215 purchase shares, proceeds to us would be approximately $3.1 million.

The extent we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Specifically, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.10. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $15,000,000 under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, in its audit opinion issued in connection with our consolidated balance sheets as of December 31, 2010 and 2009 and our consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2010 and 2009, has expressed substantial doubt about our ability to continue as a going concern given our recurring losses, accumulated deficit and recurring negative cash flows. The accompanying consolidated financial statements were prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business, and accordingly do not contain any adjustments which may result due to the outcome of this uncertainty.

If we lose our key personnel, or if we are unable to attract and retain additional personnel, then we may be unable to successfully develop our business.

If we are unable to retain one or more of our executive officers, including J. Michael French, our President and Chief Executive Officer, Richard T. Ho, M.D., Ph.D., our Executive Vice President of Research and Development, or any of our other key managers or key technical personnel, our business could be seriously harmed. We have entered into an employment agreement with each of Mr. French and Dr. Ho, as well as certain other members of our management team. Whether or not a member of management has executed an employment agreement, there can be no assurance that we will be able to retain our key managers or key technical personnel or replace any of them if we lose their services for any reason. Although we make a significant effort and allocate substantial resources to recruit candidates, competition for competent managers and technical personnel is intense. Failure to attract and retain our key personnel may compromise our ability to negotiate and enter into additional collaborative arrangements, delay our ongoing discovery research efforts, delay pre-clinical or clinical testing of our product candidates, delay the regulatory approval process or prevent us from successfully commercializing our product candidates. In addition, if we have to replace any of these individuals, we may not be able to replace knowledge that they have about our operations.

We may encounter difficulties managing our growth, which could adversely affect our business.

We currently have approximately 44 full-time-equivalent employees, and we expect that as we seek to increase the number of product candidates we are developing we will need to expand our operations in the future. If our business grows, it may place a strain on us, our management and our resources. Our ability to effectively manage our operations, relationships, growth and various projects requires us to continue to improve our operational, financial and management controls, and our reporting systems and procedures, and to attract and retain sufficient numbers of talented employees. We may not be able to successfully implement these tasks on a larger scale and, accordingly, we may not achieve our research, development and commercialization goals. If we do not improve our operational, financial and management information systems, or fail to effectively monitor or manage our growth, our business could suffer significantly.

If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

Despite our acquisition of Cequent Pharmaceuticals, Inc. in July 2010, we have limited experience in independently identifying acquisition candidates and integrating the operations of acquisition candidates with our company. If appropriate opportunities become available, we might attempt to acquire approved products, additional drug candidates, technologies or businesses that we believe are a strategic fit with our business. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate, technology or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Our growth and entry into new products, technologies and markets will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Risks Related to the Development and Regulatory Approval of our Drug Candidates

RNAi-based drug development is unproven and may never lead to marketable products.

Our future success depends on the successful development of products based on RNAi technology. Neither we nor any other company has received regulatory approval to market therapeutics utilizing siRNAs. The scientific discoveries that form the basis for our efforts to discover and develop new siRNA drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing RNAi therapeutics has been expressed in scientific literature.

Relatively few product candidates based on RNAi technology have ever been tested in animals or humans, none of which have received regulatory approval. We currently have only limited data suggesting that we can introduce typical drug-like properties and characteristics into siRNAs, such as favorable distribution within the body or tissues or the ability to enter cells and exert their intended effects. In addition, RNA-based compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. We may make significant expenditures trying to develop RNA-based technologies without success. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize drugs based upon our RNA-based drug candidates, we may not become profitable and the value of our common stock will likely decline.

Further, our focus solely on RNAi technology for developing drugs, as opposed to multiple, more proven technologies for drug development, increases the risks associated with the ownership of our common stock. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

All of our programs, other than our program for CEQ508, are in pre-clinical studies or early stage research. If we are unable to develop and commercialize our product candidates, our business will be adversely affected.

A key element of our strategy is to discover, develop and commercialize a portfolio of new products. We are seeking to do so through our internal research programs and intend to explore strategic collaborations for the development of new products. Whether or not any product candidates are ultimately identified, research programs to identify new disease targets and product candidates require substantial technical, financial and human resources. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield a successful commercial product for many reasons, including the following:

•	competitors may develop alternatives that render our product candidates obsolete;

•	a product candidate may not have a sustainable intellectual property position in major markets;

•	a product candidate may, after additional studies, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective;

•	a product candidate may not receive regulatory approval;

•	a product candidate may not be capable of production in commercial quantities at an acceptable cost, or at all; or

•	a product candidate may not be accepted by patients, the medical community or third-party payors.

Upon entering into clinical trials, clinical trials of our product candidates would be expensive and time-consuming, and the results of any of these trials would be uncertain.

Our research and development programs are at an early stage. Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive pre-clinical tests and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Pre-clinical and clinical testing in patients is a long, expensive and uncertain process, and the historical failure rate for product candidates is high. The length of time generally varies substantially according to the type of drug, complexity of clinical trial design, regulatory compliance requirements, intended use of the drug candidate and rate of patient enrollment for the clinical trials.

A failure of one or more of our pre-clinical studies or clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the pre-clinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or potentially commercialize our product candidates, including:

•	regulators may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

our pre-clinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or a regulator may require us, to conduct additional pre-clinical testing or clinical trials, or we may abandon projects that we previously expected to be promising;

•	enrollment in our clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate, resulting in significant delays;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•

our product candidates may have very different chemical and pharmacological properties in humans than in laboratory testing and may interact with human biological systems in unforeseen, ineffective or harmful ways;

•	we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	regulators, including the FDA, may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we anticipate;

•	the supply or quality of our drug candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate; and

•	effects of product candidates may not have the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

Further, even if the results of our pre-clinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase 1 or Phase 2 clinical trials may not be repeated in larger Phase 2 or Phase 3 clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any or all of our drugs or drug candidates could be unsuccessful, which would prevent us from commercializing these drugs. The FDA conducts its own independent analysis of some or all of the pre-clinical and clinical trial data submitted in a regulatory filing and often comes to different and potentially more negative conclusions than the analysis performed by the drug sponsor. Our failure to develop safe, commercially viable drugs approved by the FDA would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price. In addition, significant delays in pre-clinical studies and clinical trials will impede our ability to seek regulatory approvals, commercialize our drug candidates and generate revenue, as well as substantially increase our development costs.

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to market drugs and our business would be materially adversely affected.

Following any initial FDA or foreign regulatory approval of any drugs we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will also be subject to periodic review and inspection by regulatory authorities, including the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Our product promotion, advertising and labeling also will be subject to regulatory requirements and continuing regulatory review. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

We are subject to extensive U.S. and foreign government regulation, including the requirement of approval before our products may be manufactured or marketed.

We, our present and future collaboration partners, and the drug product candidates developed by us or in collaboration with partners are subject to extensive regulation by governmental authorities in the U.S. and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions: warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution.

Our product candidates cannot be marketed in the U.S. without FDA approval or clearance, and they cannot be marketed in foreign countries without applicable regulatory approval. Neither the FDA nor any foreign regulatory authority has approved any of our product candidates. Our product candidates are in pre-clinical and early clinical development, and will have to be approved by the FDA or applicable foreign regulatory authorities before they can be marketed in the U.S. or abroad. Obtaining regulatory approval requires substantial time, effort, and financial resources, and may be subject to both expected and unforeseen delays, including, without limitation, citizen’s petitions or other filings with the FDA, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that delays will be resolved favorably or in a timely manner. If our product candidates are not approved in a timely fashion, or are not approved at all, our business and financial condition may be adversely affected. We, our present and future collaboration partners or the FDA may suspend or terminate human clinical trials at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk.

In addition, both before and after regulatory approval, we, our collaboration partners and our product candidates are subject to numerous requirements by the FDA and foreign regulatory authorities covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. These requirements may change and additional government regulations may be promulgated that could affect us, our collaboration partners or our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.

We use hazardous chemicals and biological materials in our business. Any disputes relating to improper use, handling, storage or disposal of these materials could be time-consuming and costly.

Our research and development operations involve the use of hazardous and biological, potentially infectious, materials. We are subject to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials and specific waste products. We could be subject to damages, fines or penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and our liability could be substantial. The costs of complying with these current and future environmental laws and regulations may be significant, thereby impairing our business.

We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials. The limits of our workers’ compensation insurance are mandated by state law, and our workers’ compensation liability is capped at these state-mandated limits. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent us from selling our drug candidates in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing our drug candidates outside the U.S. vary greatly from country to country. We have limited experience in obtaining foreign regulatory approvals. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our drug candidates and may have a material adverse effect on our financial condition or results of operations.

Risks Related to our Dependence on Third Parties

We may become dependent on our collaborative arrangements with third parties for a substantial portion of our revenue, and our development and commercialization activities may be delayed or reduced if we fail to initiate, negotiate or maintain successful collaborative arrangements.

We may become dependent on possible future collaborators to develop and commercialize many of our product candidates and to provide the regulatory compliance, sales, marketing and distribution capabilities required for the success of our business. If we fail to secure or maintain successful collaborative arrangements, our development and commercialization activities will be delayed, reduced or terminated, and our revenues could be materially and adversely impacted.

Over the next several years, we may depend on these types of collaboration partnerships for a significant portion of our revenue. The expected future milestone payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products. These collaborative agreements might be terminated either by us or by our partners upon the satisfaction of certain notice requirements. Our partners may not be precluded from independently pursuing competing products and drug delivery approaches or technologies. Even if our partners continue their contributions to our collaborative arrangements, of which there can be no assurance, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. If our collaboration partners fail to conduct their commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if they terminate or materially modify their agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

For example, in February 2011, we entered into an exclusive research and license agreement with Debiopharm S.A. concerning the development and commercialization of our pre-clinical program in bladder cancer, pursuant to which we and Debiopharm will work together to advance to market an RNAi-based therapy for the treatment of non-muscle invasive bladder cancer. Under the agreement, Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership, and will fund all of our research and development costs for the bladder cancer program beginning in February 2011. Debiopharm also agreed to pay to us up to $24 million based on predefined research and development milestones as well as royalties on the sales of products resulting from the partnership. If Debiopharm terminates this agreement or fails to perform its obligations thereunder, we may not be able to advance our bladder cancer program as scheduled, or at all. If that were to occur, we may not receive any revenues from our bladder cancer program or our agreement with Debiopharm, including any milestone or royalty payments.

An interruption in the supply of our raw and bulk materials needed for our product candidates could cause our product development to be slowed or stopped.

We currently obtain supplies of critical raw and bulk materials used in our research and development efforts from several suppliers. However, we do not have long-term contracts with any of these suppliers. While our existing arrangements supply sufficient quantities of raw and bulk materials needed to accomplish the current preclinical and clinical development of our product candidates, there can be no assurance that we would have the capability to manufacture sufficient quantities of our product candidates to meet our needs if our suppliers are unable or unwilling to supply such materials. Any delay or disruption in the availability of raw or bulk materials could slow or stop research and development of the relevant product.

We rely and anticipate that we will continue to rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials.

We are, and anticipate that we will continue to be, dependent on contract research organizations, third-party vendors and investigators for pre-clinical testing and clinical trials related to our drug discovery and development efforts. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our programs. If they fail to devote sufficient time and resources to our drug development programs or if their performance is substandard, it will delay the development and commercialization of our product candidates. The parties with which we contract for execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Their failure to meet their obligations could adversely affect clinical development of our product candidates. Moreover, these parties also may have relationships with other commercial entities, some of which may compete with us. If they assist our competitors, it could harm our competitive position.

If we were to lose our relationship with any one or more of these parties, we could experience a significant delay in both identifying another comparable provider and then contracting for its services. We may then be unable to retain an alternative provider on reasonable terms, if at all. Even if we locate an alternative provider, is it likely that this provider may need additional time to respond to our needs and may not provide the same type or level of service as the original provider. In addition, any provider that we retain will be subject to Good Laboratory Practices, or cGLP, and similar foreign standards and we do not have control over compliance with these regulations by these providers. Consequently, if these practices and standards are not adhered to by these providers, the development and commercialization of our product candidates could be delayed.

We have very limited experience in marketing, selling or distributing our products, and we may need to rely on marketing partners or contract sales companies.

Even if we are able to develop our products and obtain necessary regulatory approvals, we have very limited experience or capabilities in marketing, selling or distributing our products. We currently have no sales, marketing and distribution infrastructure. Accordingly, we will be dependent on our ability to build this capability ourselves, which would require the investment of significant financial and management resources, or to find collaborative marketing partners or contract sales companies for commercial sale of our internally-developed products. Even if we find a potential marketing partner, of which there can be no assurance, we may not be able to negotiate a licensing contract on favorable terms to justify our investment or achieve adequate revenues.

We have very limited manufacturing experience or resources and we must incur significant costs to develop this expertise or rely on third parties to manufacture our products.

We have very limited manufacturing experience. Our internal manufacturing capabilities are limited to small-scale production of non-cGMP material for use in in vitro and in vivo experiments. Some of our product candidates utilize specialized formulations whose scale-up and manufacturing could be very difficult. We also have very limited experience in such scale-up and manufacturing, requiring us to depend on a limited number of third parties, who might not be able to deliver in a timely manner, or at all. In order to develop products, apply for regulatory approvals and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We may manufacture clinical trial materials ourselves or we may rely on others to manufacture the materials we will require for any clinical trials that we initiate. There are a limited number of manufacturers that supply synthetic siRNAs. We currently rely on several contract manufacturers for our supply of synthetic siRNAs. There are risks inherent in pharmaceutical manufacturing that could affect the ability of our contract manufacturers to meet our delivery time requirements or provide adequate amounts of material to meet our needs. Included in these risks are synthesis and purification failures and contamination during the manufacturing process, which could result in unusable product and cause delays in our development process, as well as additional expense to us. To fulfill our siRNA requirements, we may also need to secure alternative suppliers of synthetic siRNAs. In addition to the manufacture of the synthetic siRNAs, we may have additional manufacturing requirements related to the technology required to deliver the siRNA to the relevant cell or tissue type. In some cases, the delivery technology we utilize is highly specialized or proprietary, and for technical and legal reasons, we may have access to only one or a limited number of potential manufacturers for such delivery technology. Failure by these manufacturers to properly formulate our siRNAs for delivery could also result in unusable product and cause delays in our discovery and development process, as well as additional expense to us.

The manufacturing process for any products that we may develop is subject to the FDA and foreign regulatory authority approval process and we will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements on an ongoing basis. In addition, if we receive the necessary regulatory approval for any product candidate, we also expect to rely on third parties, including our commercial collaborators, to produce materials required for commercial supply. We may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our products.

To the extent that we enter into manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect our business in a number of ways, including:

•	we may not be able to initiate or continue pre-clinical and clinical trials of products that are under development;

•	we may be delayed in submitting regulatory applications, or receiving regulatory approvals, for our product candidates;

•	we may lose the cooperation of our collaborators;

•	our products could be the subject of inspections by regulatory authorities;

•	we may be required to cease distribution or recall some or all batches of our products; and

•	ultimately, we may not be able to meet commercial demands for our products.

If a third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills required to manufacture our product may be unique to the original manufacturer and we may have difficulty transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidate that such manufacturer owns independently. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our products.

Risks Related to our Intellectual Property and Other Legal Matters

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, our competitive position may be hurt and our operating results may be negatively impacted.

We specialize in the development and delivery of therapeutics based on RNA-based technologies, and rely on the issuance of patents, both in the U.S. and internationally, for protection against competitive technologies. Although we believe we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take several years from initial filing or may never occur.

Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, third parties may infringe our patents or may initiate proceedings challenging the validity or enforceability of our patents. The issuance of a patent is not conclusive as to its claim scope, validity or enforceability. Challenges raised in patent infringement litigation we initiate or in proceedings initiated by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in our patents without paying us licensing fees or royalties, which could significantly diminish the value of these discoveries or technologies. As a result of such determinations, we may be enjoined from pursuing research, development or commercialization of potential products or may be required to obtain licenses, if available, to the third party patents or to develop or obtain alternative technology. Responding to challenges initiated by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns.

Furthermore, it is possible others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them or that we would elect not to pursue litigation. In addition, enforcing our patents against third parties may require significant expenditures regardless of the outcome of such efforts. We also cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may also exist third party patents or patent applications relevant to our potential products that may block or compete with the technologies covered by our patent applications and third parties may independently develop IP similar to our patented IP, which could result in, among other things, interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention.

In addition, we may not be able to protect our established and pending patent positions from competitive technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and proprietary position obsolete.

We also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants, advisors and others to whom we disclose confidential information to execute confidentiality and proprietary information agreements. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.

If we are unable to adequately protect our proprietary intellectual property from legal challenges, infringement or alternative technologies, we will not be able to compete effectively in the drug discovery and development business.

Because intellectual property rights are of limited duration, expiration of intellectual property rights and licenses will negatively impact our operating results.

Intellectual property rights, such as patents and license agreements based on those patents, generally are of limited duration. Our operating results depend on our patents and IP licenses. Therefore, the expiration or other loss of rights associated with IP and IP licenses can negatively impact our business.

Our patent applications may be inadequate in terms of priority, scope or commercial value.

We apply for patents covering our discoveries and technologies as we deem appropriate. However, we may fail to apply for patents on important discoveries or technologies in a timely fashion or at all. Also, our pending patent applications may not result in the issuance of any patents. These applications may not be sufficient to meet the statutory requirements for patentability, and therefore we may be unable to obtain enforceable patents covering the related discoveries or technologies we may want to commercialize. In addition, because patent applications are maintained in secrecy for approximately 18 months after filing, other parties may have filed patent applications relating to inventions before our applications covering the same or similar inventions. In addition, foreign patent applications are often published initially in local languages, and until an English language translation is available it can be impossible to determine the significance of a third party invention. Any patent applications filed by third parties may prevail over our patent applications or may result in patents that issue alongside patents issued to us, leading to uncertainty over the scope of the patents or the freedom to practice the claimed inventions.

Although we have in-licensed a number of issued patents, the discoveries or technologies covered by these patents may not have any therapeutic or commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop products having effects similar or identical to our patented product candidates. In addition, the scope of our patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of uncertain scope.

We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We currently are dependent on licenses from third parties for our key technologies relating to fundamental RNAi technologies. Our current licenses impose, and any future licenses we enter are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. The costs of obtaining new licenses are high, and many patents in the RNAi field have already been exclusively licensed to third parties, including our competitors. If any of our existing licenses is terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We may be required to defend lawsuits or pay damages for product liability claims.

Our business inherently exposes us to potential product liability claims. We face substantial product liability exposure in human clinical trials that we may initiate and for products that we sell, or manufacture for others to sell, after regulatory approval. The risk exists even with respect to those drugs that are approved by regulatory agencies for commercial distribution and sale and are manufactured in facilities licensed and regulated by regulatory agencies. Any product liability claims, regardless of their merits, could be costly, divert management’s attention, delay or prevent completion of our clinical development programs, and adversely affect our reputation and the demand for our products. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Risks Related to the Commercialization of our Product Candidates

Our product development efforts may not result in commercial products.

Our future results of operations depend, to a significant degree, upon our and any collaboration partners’ ability to successfully develop and commercialize pharmaceutical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Successful product development in the pharmaceutical industry is highly uncertain, and very few research and development projects result in a commercial product. Product candidates that appear promising in the early phases of development, such as in preclinical testing or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	a product candidate may not perform as expected in later or broader trials in humans and limit marketability of such product candidate;

•	necessary regulatory approvals may not be obtained in a timely manner, if at all;

•	a product candidate may not be able to be successfully and profitably produced and marketed;

•	third parties may have proprietary rights to a product candidate, and do not allow sale on reasonable terms; or

•	a product candidate may not be financially successful because of existing therapeutics that offer equivalent or better treatments.

Only one of our product candidates utilizing our technologies has commenced human clinical studies, and none of such product candidates has been approved by the FDA or any foreign regulatory authority. There can be no assurance that any of our product candidates currently in research or development, or that may enter research or development, will ever be successfully commercialized, and delays in any part of the process or our inability to obtain regulatory approval could adversely affect our operating results by restricting introduction of new products by us or any future collaboration partners.

Even if we are successful in developing and commercializing a product candidate, it is possible that the commercial opportunity for RNA-based therapeutics will be limited.

The product candidates that we are developing are based on new technologies and therapeutic approaches, none of which have yet been brought to market. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product intended to improve therapeutic results based on RNAi technology. Accordingly, while we believe there will be a commercial market for RNA-based therapeutics utilizing our technologies, there can be no assurance that this will be the case, in particular given the novelty of the field. Many factors may affect the market acceptance and commercial success of any potential products, including:

•	establishment and demonstration of the effectiveness and safety of the drugs;

•	timing of market entry as compared to competitive products and alternative treatments;

•	the benefits of our drugs relative to their prices, and the comparative price of competing products and treatments;

•	the availability of adequate government and third-party payor reimbursement;

•	marketing and distribution support of our products;

•	the safety, efficacy and ease of administration of our product candidates;

•	the willingness of patients to accept, and the willingness of medical professionals to prescribe, relatively new therapies; and

•	any restrictions on labeled indications.

Risks Related to our Industry

Any drugs we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business.

The success of our products will depend upon the extent to which third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs, provide reimbursement for the use of such products. Most third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication.

Third-party payors also may refuse to reimburse for experimental procedures and devices. Furthermore, because our programs are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. Increasingly, the third-party payors, who reimburse patients, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price we are able to charge for any products we develop is inadequate in light of our development and other costs, our profitability could be adversely effected.

We currently expect that any drugs we develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if:

•	they are “incidental” to a physician’s services;

•	they are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice;

•	they are not excluded as immunizations; and

•	they have been approved by the FDA.

There may be significant delays in obtaining insurance coverage for newly-approved drugs, and insurance coverage may be more limited than the purpose for which the drug is approved by the FDA. Moreover, eligibility for insurance coverage does not imply that any drug will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement may be based on payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for new drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to develop products, and our overall financial condition.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the United States and other major healthcare markets have been proposed in recent years, and such efforts have expanded substantially in recent years. These developments have included prescription drug benefit legislation that was enacted and took effect in January 2006, healthcare reform legislation recently enacted by certain states, and major healthcare reform legislation that was passed by Congress and enacted into law in the United States in 2010. These developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price.

In particular, in March 2010, the Patient Protection and Affordable Care Act, or PPACA, and a related reconciliation bill were signed into law. This new legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The new law also contains provisions that will affect companies in the pharmaceutical industry and other healthcare related industries by imposing additional costs and changes to business practices.

The new law provides that biologic products may receive 12 years of market exclusivity, with a possible six-month extension for pediatric products. After this exclusivity ends, generic manufacturers will be permitted to enter the market, which is likely to reduce the pricing for such products and could affect our profitability. In addition, generic manufacturers will be permitted to challenge one or more of the patents for a branded drug after a product is marketed for four years.

The full effects of the U.S. healthcare reform legislation cannot be known until the new law is implemented through regulations or guidance issued by the Centers for Medicare & Medicaid Services and other federal and state healthcare agencies. The financial impact of the U.S. healthcare reform legislation over the next few years will depend on a number of factors, including but not limited, to the policies reflected in implementing regulations and guidance, and changes in sales volumes for products affected by the new system of rebates, discounts and fees. The new legislation may also have a positive impact on our future net sales, if any, by increasing the aggregate number of persons with healthcare coverage in the United States, but such increases are unlikely to be realized until approximately 2014 at the earliest.

Moreover, we cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop drug candidates.

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize successfully any drugs that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from drugs that have already been approved and accepted by the medical community for the treatment of the conditions for which we may develop drugs. We also expect to face competition from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop drugs. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any products we develop.

If we successfully develop product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the ease with which our products can be administered and the extent to which patients accept relatively new routes of administration;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting could make our product candidates noncompetitive, obsolete or uneconomical.

We may be unable to compete successfully against other companies that are working to develop novel drugs and technology platforms using technology similar to ours.

In addition to the competition we face from competing drugs in general, we also face competition from other pharmaceutical companies and medical institutions that are working to develop novel drugs using technology that competes more directly with our own. Among those companies that are working in this field are: Alnylam Pharmaceuticals, Benitec, Dicerna Pharmaceuticals, Inc., Quark Pharmaceuticals, Inc., Regulus, Silence Therapeutics plc and Tekmira Pharmaceutical Corp., as well as a number of the multinational pharmaceutical companies. Any of these companies may develop its technology more rapidly and more effectively than us.

In addition to competition with respect to our technology and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver the drugs that we develop to the relevant cell and tissue types. Substantial resources are being expended by third parties, both in academic laboratories and in the corporate sector, in the effort to discover and develop a safe and effective means of delivery into the relevant cell and tissue types. If safe and effective means of delivery to the relevant cell and tissue types were developed by our competitors, our ability to successfully commercialize a competitive product would be adversely affected.

Many of our competitors have substantially greater research and development capabilities and financial, scientific, technical, manufacturing, marketing, distribution, and other resources than us. Even if we are successful in developing our product candidates, in order to compete successfully we may need to be first to market or to demonstrate that our products are superior to therapies based on different technologies. If we are not first to market or are unable to demonstrate such superiority, any products for which we are able to obtain approval may not be successful.

Risks Related to our Common Stock

The trading price of our common stock has been volatile, and investors in our common stock may experience substantial losses.

The trading price of our common stock has been volatile and may become volatile again in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:

•	our ability to enter into collaborative arrangements with third parties;

•	our failure to meet the performance estimates of securities analysts;

•	changes in buy/sell recommendations by securities analysts;

•	negative results from our clinical and pre-clinical trials;

•	fluctuation in our quarterly operating results;

•	reverse splits or increases in authorized shares;

•	substantial sales of our common stock;

•	general stock market conditions;

•	our general financial condition; or

•	other economic or external factors.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The NASDAQ Global Market imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

As a listed NASDAQ Global Market company, we are subject to rules covering, among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum bid price of our common stock and minimum stockholders equity. The failure to meet these or other NASDAQ Global Market requirements may result in the de-listing of our common stock from the NASDAQ Global Market, which could adversely affect the liquidity and market price thereof.

On March 25, 2011, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on the NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter. NASDAQ’s letter advised us that, in accordance with the NASDAQ Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Additionally, the Staff Determination described the process we must follow in order to regain compliance and also provided some alternatives we have carefully considered.

Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, scheduled for October 27, 2011, we intend to present a plan to regain compliance with the Rule, allowing us to remain on the Nasdaq Global Market. Although we believe that our plan will represent a viable path to compliance, there can be no assurance that the Panel will grant our request for continued listing.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Various restrictions in our charter documents and Delaware law could prevent or delay a change in control of us that is not supported by our board of directors.

We are subject to a number of provisions in our charter documents and Delaware law that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:

•	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings; and

•	the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law prohibits a merger, consolidation, asset sale or other similar business combination between us and any stockholder of 15% or more of our voting stock for a period of three years after the stockholder acquires 15% or more of our voting stock, unless (1) the transaction is approved by our board of directors before the stockholder acquires 15% or more of our voting stock, (2) upon completing the transaction the stockholder owns at least 85% of our voting stock outstanding at the commencement of the transaction, or (3) the transaction is approved by our board of directors and the holders of 66 2/3% of our voting stock, excluding shares of our voting stock owned by the stockholder.

We have never paid dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future.

We have not paid any dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends.

The anti-takeover provisions of our stockholder rights plan may entrench management, may delay or prevent beneficial takeover bids by third parties and may prevent or frustrate any stockholder attempt to replace or remove the current management even if the stockholders consider it beneficial to do so.

We have a stockholder rights plan designed to protect our stockholders from coercive or unfair takeover tactics. Under the plan, we declared a dividend of one preferred stock purchase right for each share of common stock outstanding on March 17, 2000. Each preferred stock purchase right entitles the holder to purchase from us 1/1000th of a share of Series A Junior Participating Preferred Stock for $50.00. In the event any acquiring entity or group accumulates or initiates a tender offer to purchase 15% or more of our common stock, then each holder of a preferred stock purchase right, other than the acquiring entity and its affiliates, will have the right to receive, upon exercise of the preferred stock purchase right, shares of our common stock or shares in the acquiring entity having a value equal to two times the exercise price of the preferred stock purchase right. The preferred stock purchase rights will expire on March 17, 2013, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

The intent of the stockholder rights plan is to protect our stockholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors. However, our stockholder rights plan could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so may be beneficial to our stockholders. This plan may discourage, delay or prevent a tender offer or takeover attempt, including offers or attempts that could result in a premium over the market price of our common stock. This plan could reduce the price that investors might be willing to pay for shares of our common stock in the future. Furthermore, the anti-takeover provisions of our stockholder rights plan may entrench management and make it more difficult for stockholders to replace management even if the stockholders consider it beneficial to do so.

A significant number of shares of our common stock are subject to options, warrants and subscription investment units, and we expect to sell additional shares of our common stock in the future. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

As of October 10, 2011, there were 88,940,105 shares of common stock outstanding. As of October 10, 2011, there were vested outstanding options to purchase 1,927,169 shares of common stock, unvested outstanding options to purchase 3,965,152 shares of common stock, outstanding warrants to purchase 49,560,047 shares of common stock, and outstanding subscription investment units to purchase 250,000 shares of common stock. At October 10, 2011, there were 4,007,957 shares of common stock available for future issuance under our stock compensation plans. In addition, we may issue additional common stock and warrants from time to time to finance our operations. We may also issue additional shares to fund potential acquisitions or in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants under our equity compensation plans. The issuance, perception that issuance may occur, or exercise of warrants or options will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement with LPC, we issued, or reserved for future issuance, to LPC a total of 19,000,000 shares of our common stock. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 19,000,000 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases by LPC in our sole discretion but no sales to LPC may occur if the purchase price for our common stock under the Purchase Agreement is below $0.10 per share and therefore, LPC may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and we may terminate the Purchase Agreement at any time at our discretion without any cost to us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future of our respective clinical trials, research programs, product pipelines, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus for a variety of reasons.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include, among others:

•	our ability to obtain additional funding for our company;

•	our ability to attract and/or maintain manufacturing, research, development and commercialization partners;

•	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;

•	the ability of our company and/or a partner to obtain required governmental approvals, including product and patent approvals;

•	the ability of our company and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, our competitors;

•	the timing of costs and expenses related to our research and development programs;

•	the timing and recognition of revenue from milestone payments and other sources not related to product sales;

•	our ability to attract and retain our key officers and employees;

•	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits; and

•	our ability to maintain our listing on the NASDAQ Global Market.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds of up to $15,000,000 under the Purchase Agreement. We currently intend to us any proceeds from LPC that we receive under the Purchase Agreement for the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial Adenomatous Polyposis (FAP) and for general corporate purposes, including working capital and operational purposes, including pre-clinical development.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the NASDAQ Global Market under the symbol “MRNA.” The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices of our common stock, as reported on the NASDAQ Global Market. The prices set forth in the table below reflect the 1-for-4 reverse split of our common stock that became effective on the NASDAQ Global Market beginning on July 22, 2010.

	Fiscal 2011				Fiscal 2010		Fiscal 2009
	High		Low		High	Low	High	Low
First Quarter	$1.69		$0.60		$7.48	$3.28	$2.56	$0.84
Second Quarter	$0.76		$0.19		$5.68	$3.56	$14.20	$2.56
Third Quarter	$0.29		$0.13		$4.00	$2.18	$7.72	$4.84
Fourth Quarter	$0.21	(1)	$0.11	(1)	$2.59	$1.31	$7.32	$3.08

(1)	Through October 21, 2011.

On October 21, 2011, the closing price of our common stock reported on the NASDAQ Global Market was $0.19 per share. As of October 20, 2011, there were approximately 16,000 beneficial holders of record of our common stock.

Dividend Policy

Our Board of Directors sets our dividend policy. Our Board of Directors has never declared or paid any cash dividends on our common stock and does not intend to declare cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, but we may determine in the future to declare or pay cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Statements made in this discussion other than statements of historical fact, including statements about us and our subsidiaries and our respective clinical and pre-clinical trials, research programs, current and potential partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). As such, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and product development programs, the issuance and validity of patents, the development and protection of proprietary technologies, the ability to raise capital, operating expense levels and the ability to establish and retain partnerships. We do not undertake any obligation to update forward-looking statements.

Background

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (“RNAi”) and blocking messenger RNA (“mRNA”) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (FAP) and two preclinical programs in malignant ascites and bladder cancer, respectively. In February 2011, we entered into an exclusive agreement with Debiopharm S.A. for the development and commercialization of the bladder cancer program.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, pre-clinical and clinical development, regulatory affairs and quality control, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic acid-based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Our business strategy is two-fold. First, we strive to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies in the area of nucleic acid-based therapeutics to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources; and (3) further validate our drug discovery platforms. Secondly, we expect to advance our own pipeline of nucleic acid-based therapeutics as a foundation upon which to improve all aspects of our drug discovery platform and to have the opportunity to commercialize drug therapies. In terms of collaborations and strategic partnerships, Debiopharm S.A. is fully funding the development of the bladder cancer program using our proprietary DiLA2 delivery technology for local administration which includes the potential for significant milestones, and ProNAi Therapeutics, a licensee of certain of our technology, is funding their Phase 1 clinical trial using our proprietary SMARTICLES® delivery technology for systemic administration, which does not provide any financial benefit to us but continues to validate and advance our SMARTICLES® delivery technology. With these relationships financing the advancement of several of our small interfering RNA (“siRNA”) proprietary delivery technologies, we are focusing resources on the Phase 1b/2a clinical trial of CEQ508 in Familial Adenomatous Polyposis (FAP) as well as the development of our Conformationally Restricted Nucleotide technology (“CRN”) for the development of single-stranded oligonucleotide therapies.

In 2010 we entered into five early collaborative efforts (a sixth had been initiated in 2009) with major pharmaceutical companies and a biotechnology company to evaluate our DiLA2 and SMARTICLES® delivery technologies for local and systemic delivery of siRNA. Four of the six efforts continued into 2011. We continue to pursue expansion of these existing relationships and the initiation of new relationships with the primary objective of establishing strategic collaborations with larger biotech or pharmaceutical companies. We expect to structure certain of our collaborative agreements to receive upfront non-refundable payments, research and development funding, milestone payments and royalties on commercial sales of products.

With respect to collaborations and strategic partnerships our concept is to provide multiple therapeutic options based on a partner’s target and indication. We can apply our broad capabilities to pursue the most appropriate nucleic acid therapeutic approach to a specific, often undruggable, target for a specific indication. Each approach, i.e. RNAi, microRNA or single-strand oligonucleotide, has its advantages and disadvantages and we can utilize our broad capabilities to screen across multiple modalities to identify the most effective therapeutic. We believe this capability makes us extremely unique in the sector.

In 2010, we acquired Cequent Pharmaceuticals, Inc. and its TransKingdom RNA™ interference (“tkRNAi”) platform and FAP clinical program, the intellectual property related to CRN technology from Valeant Pharmaceuticals and the intellectual property related to SMARTICLES® from Novosom. Additionally, we licensed one of our nasal legacy assets, carbetocin, to Cypress Biosciences.

In order to protect our innovations, which encompass a broad platform of both nucleic acid constructs and delivery technologies, as well as the drug products that may emerge from that platform; we aggressively continue to build upon our extensive and enabling intellectual property (“IP”) estate.

We believe we have established ourselves as a leading nucleic acid-based therapeutics company by leveraging our broad and proven expertise to create an industry-leading integrated nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through licensing agreements with two large international pharmaceutical companies, our FAP phase 1b/2a clinical trial, the bladder cancer research and license agreement with Debiopharm S.A. and the phase 1 ProNAi trial using our SMARTICLES® delivery technology.

Going Concern

The accompanying consolidated financial statements included elsewhere in this prospectus have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2011, we had an accumulated deficit of approximately $298.0 million, and had an accumulated deficit of approximately $290.8 million as of December 31, 2010. We expect to incur losses in the future as we continue our research and development (“R&D”) activities. In 2008, we suspended all research and clinical development of our intranasal programs and, as of September 30, 2008, incurred a restructuring charge to exit a facility which was used primarily for our intranasal activities. As of September 30, 2008, our accumulated deficit, which was primarily related to clinical development of our intranasal programs, was approximately $241.8 million. Our operating expenses, primarily R&D in connection with the further development of our RNAi programs, will consume the majority of our cash resources and will require additional funding. We have funded our losses primarily through the sale of common stock and warrants in the public markets and private placements, revenue provided by our collaboration partners, and, to a lesser extent, equipment financing facilities and loans.

At June 30, 2011, we had a working capital deficit (current assets less current liabilities) of approximately $0.5 million and approximately $5.9 million in cash, including approximately $1.2 million in restricted cash. Our current resources, without giving effect to any funds that may be available under our facility with LPC, have been sufficient to fund our planned operations into the fourth quarter of 2011.

We plan to continue to work with large pharmaceutical companies regarding research and development collaboration agreements or investments, and to pursue public and private sources of financing to raise cash. However, there can be no assurance that we will be successful in such endeavors.

In August 2010, we filed a universal shelf registration statement with the SEC, which was declared effective by the SEC in September 2010. Under the shelf registration statement, we could issue up to $50.0 million of our common stock, preferred stock, debt securities, warrants to purchase any of the foregoing securities, and/or rights to purchase shares of our common or preferred stock, either individually or in units comprised of any of such securities. We accessed this universal shelf registration statement in connection with our November 2010 issuance of common stock and subscription investment units, which yielded gross proceeds of approximately $3.3 million, and our February 2011 public offering of common stock and warrants, which yielded gross proceeds of approximately $5.1 million.

On March 25, 2011, we filed a registration statement on Form S-1 with the SEC to register the issuance of our common stock and warrants, which registration statement was declared effective by the SEC on May 11, 2011. We accessed this registration statement in connection with the issuance of warrants and units composed of common stock and warrants, which yielded aggregate gross proceeds of approximately $6.3 million.

A more detailed discussion of these financing activities is provided below under the caption “Recent Financing Activities” on page 33 of this prospectus.

The market value and the volatility of our stock price, as well as general market conditions, could make it difficult for us to complete a financing transaction on favorable terms, or at all. Any financing we obtain may further dilute the ownership interest of our current stockholders, or provide new stockholders with superior rights than those possessed by our current stockholders. If we are unable to obtain additional capital when required, and in the amounts required, we may be forced to modify, delay or abandon some or all of our programs. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. The Report of Independent Registered Public Accounting Firm included elsewhere in this prospectus states that these conditions, among others, raise substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting estimates, which are those that we believe are most important to the portrayal of our financial condition and results of operations and which require our most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Other key estimates and assumptions that affect reported amounts and disclosures include depreciation and amortization. We also have key accounting policies; however, these policies do not meet the definition of critical accounting estimates because they do not generally require us to make estimates or judgments that are difficult or subjective.

Revenue Recognition

Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenues are generated from research and development collaborations and licensing arrangements with partners that may involve multiple deliverables. For multiple-deliverable arrangements, judgment is required to evaluate whether (a) an arrangement involving multiple deliverables contains more than one unit of accounting, and (b) how the arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Our research and development collaborations may include upfront non-refundable payments, development milestone payments, R&D funding, patent-based or product sale royalties, and product sales. In addition, we may receive revenues from licensing arrangements. For each separate unit of accounting, we have determined that the delivered item has value to the customer on a stand-alone basis, we have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from research and development collaborations is recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when delivery of the license has occurred. Upfront nonrefundable payments, where we are providing continuing services related to a research and development effort, are deferred and recognized as revenue over the collaboration period. The ability to estimate the total research and development effort and costs can vary significantly for each contract due to the inherent complexities and uncertainties of drug research and development. The estimated period of time over which we recognize certain revenues is based upon structured detailed project plans completed by our project managers, who meet with scientists and collaborative counterparts on a regular basis and schedule the key project activities and resources including headcount, facilities and equipment and budgets. These periods generally end on projected milestone dates typically associated with the stages of drug development, i.e. filing of an IND, initiation of a Phase 1 human clinical trial or filing of an NDA. We typically do not disclose the specific project planning details of a research and development collaboration for competitive reasons and due to confidentiality clauses in our contracts. As drug candidates and drug compounds move through the research and development process, it is necessary to revise these estimates to consider changes to the project plan, portions of which may be outside of our control. The impact on revenue of changes in our estimates and the timing thereof is recognized prospectively over the remaining estimated development period.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an IND. We believe a milestone payment represents the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when they become due and collection is reasonably assured.

Revenue from R&D funding is generally received for services performed under research and development collaboration agreements and is recognized as services are performed. Payments received in excess of amounts earned are recorded as deferred revenue. Reimbursements received for direct out-of-pocket expenses related to contract R&D costs are recorded as revenue in the consolidated statements of operations rather than as a reduction in expenses.

Royalty and earn-out payment revenue is generally recognized upon product sale by the licensee as reported by the licensee.

Research and Development Costs

All research and development (“R&D”) costs are charged to operations as incurred. Our R&D expenses consist of costs incurred for internal and external R&D. These costs include direct and research-related overhead expenses. We recognize clinical trial expenses, which are included in research and development expenses, based on a variety of factors, including actual and estimated labor hours, clinical site initiation activities, patient enrollment rates, estimates of external costs and other activity-based factors. We believe that this method best approximates the efforts expended on a clinical trial with the expenses recorded. We adjust our rate of clinical expense recognition if actual results differ from our estimates. As clinical trial activities continue, it is necessary to revise these estimates to consider changes such as changes in the clinical development plan, regulatory requirements, or various other factors, many of which may be outside of our control. The impact of changes in our estimates of clinical trial expenses and the timing thereof, is recognized prospectively over the remaining estimated clinical trial period. The ability to estimate total clinical trial costs can vary significantly due to the inherent complexities and uncertainties of drug development.

Stock-Based Compensation

We use the Black-Scholes-Merton option pricing model as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, expected stock price volatility over the term of the award and historical and projected exercise behaviors. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period estimates are revised. The Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

For example, during 2010, approximately 0.2 million options were granted, which have a weighted average exercise price of $2.63 and weighted average fair value of $2.19 as determined by the Black-Scholes-Merton option pricing model. The following illustrates the effect of changing expected life and volatility assumptions on the estimated fair value using the Black-Scholes-Merton option pricing model of our options granted during 2010.

	- One Year	Current Estimate of Expected Life	+ One Year
Effect of a one year change in estimated expected term:
Assumption changed
Estimated option life	4.9 years	5.9 years	6.9 years
Assumptions held constant
Exercise price	$2.63	$2.63	$2.63
Expected dividend yield	0%	0%	0%
Risk free rate	1.6%	1.6%	1.6%
Expected stock volatility	113%	113%	113%
Estimated fair value	$2.10	$2.19	$2.29

	- 10%	Current Estimate of Volatility	+10%
Effect of a 10% change in estimated volatility:
Assumption changed
Expected stock volatility	103%	113%	123%
Assumption held constant
Exercise price	$2.63	$2.63	$2.63
Expected dividend yield	0%	0%	0%
Risk free rate	1.6%	1.6%	1.6%
Estimated option life	5.9 years	5.9 years	5.9 years
Estimated fair value	$2.10	$2.19	$2.29

Our reported net loss was $27.8 million for 2010. If the expected term for options granted during 2010 increased or decreased by one year (all other variables held constant), the impact on our reported net loss would not be material. If the estimated volatility for the options granted during 2010 decreased or increased by 10% (all other variables held constant), the impact on our reported net loss would not be material.

Stock-based compensation expense is recognized on a straight-line basis over the applicable vesting periods, based on the fair value of such stock-based awards on the grant date. We anticipate the expected term and estimated volatility will remain within the ranges listed above in the near term, however, unanticipated business or other conditions may change, which could result in differing future results.

Valuation of Intangible Assets

A substantial portion of assets acquired in the Cequent merger have been allocated to identifiable intangible assets related to in-process research and development (“IPR&D”) projects identified by management. Our management has estimated acquisition-date fair values of these intangible assets. These identified intangible assets have been valued based on a number of factors. Utilizing the income approach, a discounted cash flow model using forecasted operating results related to the identified intangible assets, fair value was $19.3 million for Familial Adenomatous Polyposis and $3.4 million for Transkingdom RNAi, a total of $22.7 million.

We estimated the fair value of these intangible assets using a present value discount rate of 23%, which was based on the estimated weighted-average cost of capital for companies with profiles substantially similar to ours. We then determined the present value of the expected future cash flows using the discount rate. The projected cash flows from the projects were based on key assumptions such as estimates of revenues and operating profits related to the projects considering their stages of development; the time and resources needed to complete development and receive approval; the life of the potential commercialized products and associated risks, including the inherent difficulties and uncertainties in development such as obtaining marketing approval from the U.S. Food and Drug Administration and other regulatory agencies; and risks related to the viability of and potential alternative treatments in any future target markets.

Accounting guidance requires that the fair value of IPR&D acquired in a business combination be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. Intangible assets related to IPR&D projects are considered to be indefinite-lived until completion or abandonment of the related project. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if we become aware of any events occurring or changes in circumstances that would indicate a reduction in the fair value of the projects below their respective carrying amounts. If and when it were determined that identified intangible assets were impaired, an impairment charge would be recorded then. If and when development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that date.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Fair Value Liability for Price Adjustable Warrants and Subscription Investment Units

We use the Black-Scholes-Merton option pricing model as our method of valuation for price adjustable warrants and subscription investment units. Our determination of the fair value of price adjustable securities as of the reporting date is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the security and risk-free interest rate. In addition, the Black-Scholes-Merton option pricing model requires the input of an expected life for the securities for which we have used the remaining contractual life. The fair value liability is revalued each balance sheet date utilizing Black-Scholes-Merton valuation model computations with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The primary factor affecting the fair value liability is our stock price. In addition, the Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

The following illustrates the effect that reasonably likely changes in our stock price would have on the estimated fair value liability for price adjustable securities that were outstanding as of December 31, 2010.

	- 10% change in stock price	Weighted average variables used in valuation as of December 31, 2010	+ 10% change in stock price
Effect of a 10% change in stock price
Condition changed
Stock price	$1.40	$1.55	$1.71
Assumptions and conditions held constant
Exercise price	$1.36	$1.36	$1.36
Exercise life in years	2.4	2.4	2.4
Expected dividend yield	0%	0%	0%
Risk free rate	0.8%	0.8%	0.8%
Expected stock volatility	97%	97%	97%
Estimated fair value liability for price adjustable securities	$2,791,000	$3,266,000	$3,734,000

Our reported net loss was approximately $27.8 million for 2010. If our December 31, 2010 closing stock price had been 10% lower, our net loss would have been approximately $0.5 million lower. If our December 31, 2010 closing stock price had been 10% higher, our net loss would have been approximately $0.5 million higher.

The following illustrates the effect of changing the volatility assumptions on the estimated fair value liability for price adjustable securities that were outstanding as of December 31, 2010:

	- 10% change in volatility	Weighted average variables used in valuation as of December 31, 2010	+ 10% change in volatility
Effect of a 10% change in volatility
Condition changed
Expected stock volatility	87%	97%	107%
Assumptions and conditions held constant
Stock price	$1.55	$1.55	$1.55
Exercise price	$1.36	$1.36	$1.36
Exercise life in years	2.4	2.4	2.4
Expected dividend yield	0%	0%	0%
Risk free rate	0.8%	0.8%	0.8%
Estimated fair value liability for price adjustable securities	$3,031,000	$3,266,000	$3,436,000

Our reported net loss was approximately $27.8 million for 2010. If our December 31, 2010 volatility assumption had been 10% lower, our net loss would have been approximately $0.2 million lower. If our December 31, 2010 volatility assumption had been 10% higher, our net loss would have been approximately $0.2 million higher.

Accrued Restructuring Charges

We ceased using our facility at 3450 Monte Villa Parkway, Bothell, Washington (“3450 Monte Villa”), in 2008. We recorded an accrued liability for remaining lease termination costs at fair value, based on the remaining payments due under the lease and other costs, reduced by sublease rental income that could be reasonably obtained from the property, and discounted using a credit-adjusted risk-free interest rate. In September 2011 we entered into an agreement with the landlord for 3450 Monte Villa, whereby we terminated the lease and issued a total of 7,800,000 shares of our common stock to two affiliates of the landlord at a settlement price of $0.23 per share. In connection with issuing the shares, the remaining accrued restructuring liability was eliminated and we have no further obligations with respect to the facility.

Income Taxes

We account for income taxes under the asset and liability method under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and operating losses and tax credit carryforwards. This process involves assessing the nature and measurements of temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. In each period, we assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income. Factors we considered in making such an assessment include, but are not limited to, estimated utilization limitations of operating loss on tax credit carryforwards, expected reversals of deferred tax liabilities, past performance, including our history of operating results, our recent history of generating taxable income, our history of recovering net operating loss carryforwards for tax purposes and our expectation of future taxable income. If required, we will recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. To the extent that we establish a valuation allowance or change this allowance, we would recognize a tax provision or benefit in the consolidated statements of operations. We use our judgment to determine estimates associated with the calculation of our provision or benefit for income taxes, and in our evaluation of the need for a valuation allowance recorded against our net deferred tax assets.

Consolidated Results of Operations

Comparison of the Three and Six Months Ended June 30, 2010 to the Three and Six Months Ended June 30, 2011

All amounts, except amounts expressed as a percentage, are presented in thousands in the following table.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2010	2011	$	%	2010	2011	$	%
Revenue
License and other revenue	$193	$129	$(64)	(33)%	$377	$343	$(34)	(9)%

Operating expenses
Research and development	3,837	2,772	(1,065)	(28)%	7,436	6,122	(1,314)	(18)%
Selling, general and administrative	2,248	2,748	500	22%	4,807	4,651	(156)	(3)%
Restructuring	260	58	(202)	(78)%	286	286	—	—%

Total operating expenses	6,345	5,578	(767)	(12)%	12,529	11,059	(1,470)	(12)%
Interest and other expense	(544)	—	544	(100)%	(1,324)	—	1,324	(100)%
Change in fair value liability for price adjustable warrants	2,595	1,864	(731)	(28)%	(115)	3,466	3,581	(3,114)%

Net loss	$(4,101)	$(3,585)	$516	(13)%	$(13,591)	$(7,250)	$6,341	(47)%

Revenue. We had revenue from certain customers, as a percentage of total revenue, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Debiopharm	0%	65%	0%	40%
Astra Zeneca	0%	0%	0%	17%
Par Pharmaceuticals	57%	0%	53%	0%
Undisclosed Partner #1	0%	0%	10%	15%
Undisclosed Partner #2	0%	0%	8%	0%
Pfizer	13%	0%	6%	0%
Other	30%	35%	23%	28%

Total	100%	100%	100%	100%

Revenue. Revenue was approximately $0.1 million and $0.3 million in the three and six months ended June 30, 2011 compared to $0.2 million and $0.4 million in the three and six months ended June 30, 2010. Revenue for the three and six months ended June 30, 2011 consisted primarily of R&D services under our various agreements. In the three and six months ended June 30, 2010 we recognized revenue of approximately $0.1 million and $0.2 million, respectively, as earn-out payments for commercial sales of calcitonin nasal spray for osteoporosis and we recognized approximately $0.1 million and $0.2 million, respectively, in services revenue under other agreements.

Research and Development. R&D expense consists primarily of salaries and other personnel-related expenses, costs of clinical trials and pre-clinical studies, consulting and other outside services, laboratory supplies, patent license fees, facilities costs and other costs. We expense all R&D costs as incurred. R&D expense for the three and six months ended June 30, 2011 decreased approximately 28% to $2.8 million and 18% to $6.1 million compared to the same periods of 2010, due to the following:

•

Personnel-related expenses decreased by 12% and 1% to approximately $1.3 million and $2.9 million in the three and six months ended June 30, 2011 compared to approximately $1.4 million and $2.9 million in the three and six months ended June 30, 2010 due to cost containment measures.

•

Costs of clinical trials, pre-clinical studies, lab supplies, consulting, and outside testing and services decreased by 11% and 3% to approximately $0.6 million and $1.1 million in the three and six months ended June 30, 2011 compared to approximately $0.7 million and $1.2 million in the prior year periods as we advanced our programs for RNAi therapeutics.

•

Patent license fees were zero and $0.1 million in the three and six months ended June 30, 2011, compared to $0.8 million and $1.3 million in the prior year periods. Included in the six months ended June 30, 2010 were $0.5 million in license fees for our acquisition of the intellectual property related to Conformationally Restricted Nucleotides from Valeant Pharmaceuticals and $0.8 million in license fees to expand our rights licensed from Ribotask.

•

Facilities and equipment costs were $0.8 million in the three months ended June 30, 2011 and June 30, 2010 and were $1.7 million in the three months ended June 30, 2011 and June 30, 2010. In connection with the acquisition of Cequent Pharmaceuticals in July, 2011, we added a facility in Cambridge, Massachusetts. Although rent and utilities expenses increased as a result of the addition of the Cambridge facility, depreciation and maintenance costs decreased overall. Depreciation expense included in R&D in the three and six months ended June 30, 2011 was approximately $0.2 million and $0.5 million, compared with approximately $0.3 million and $0.6 million in the three and six months ended June 30, 2010.

•

Stock-based compensation included in R&D expense was approximately $0.1 million and $0.2 million in the three and six months ended June 30, 2011 compared to $0.2 million and $0.3 million in the three and six months ended June 30, 2010. The decrease was due primarily to a decrease in the weighted average fair value of stock options and awards which were being amortized in the 2011 periods.

We expect our R&D expenses to increase in 2011 as we advance our RNAi-related projects, including our clinical trial for our product candidate for FAP.

Selling, general and administrative. Selling, general and administrative expense consists primarily of salaries and other personnel-related expenses to support our R&D activities, stock-based compensation for selling, general and administrative personnel and non-employee members of our Board, professional fees, such as accounting and legal, corporate insurance and facilities costs. Selling, general and administrative costs increased in the three months and decreased in the six months ended June 30, 2011 compared to the prior year periods due to the following:

•

Personnel-related expenses decreased by 2% and increased by 10% to approximately $0.7 and $1.5 million in the three and six months ended June 30, 2011 compared to approximately $0.7 million and $1.3 million in the prior year periods. The increase in the six month period was due to severance costs incurred in 2011 to reduce our support and business development staff.

•

Costs of legal and accounting fees, consulting, corporate insurance and other administrative costs increased by 12% and 4% to approximately $1.0 million and $1.8 million in the three and six months ended June 30, 2011 compared to approximately $0.9 million and $1.8 million in the prior year periods, due primarily to an increase in legal fees.

•

Included in selling, general and administrative expense in the three and six months ended June 30, 2011 are approximately $0.7 million in transaction costs associated with the issuance of our warrants in May 2011. In the prior year, we incurred transaction costs in connection with the merger with Cequent of approximately $0.2 million in the three months ended June 30, 2010 and $0.8 million in the six months ended June 30, 2010.

•

Facilities and equipment costs decreased by 10% and 19% to approximately $0.1 million and $0.3 million in the three and six months ended June 30, 2011 compared to approximately $0.1 million and $0.3 million in the prior year periods due to cost containment measures.

•

Stock-based compensation included in selling, general and administrative expense was approximately $0.2 million and $0.4 million in the three and six months ended June 30, 2011 compared to $0.3 million and $0.6 million in the periods ended June 30, 2010. The decrease was due primarily to a decrease in the weighted average fair value of stock options and awards which were being amortized in the three and six months ended June 30, 2011.

We expect selling, general and administrative expenses to decrease on a quarterly basis for the remainder of 2011 since the three months ended June 30, 2011 included transaction costs incurred with the issuance of warrants in May 2011.

Restructuring. Restructuring expense decreased to approximately $0.1 million in the three months ended June 30, 2011 and stayed the same at approximately $0.3 million for the six months ended June 30, 2011, compared to $0.3 million and $0.3 million in the prior year periods.

Interest and other expense. In the three and six months ended June 30, 2011, we did not incur any interest and other expense. In the three and six months ended June 30, 2010, interest and other expense was approximately $0.5 million and $1.3 million, respectively. In January 2010, we paid off our notes payable in the amount of $1.0 million and in each of April, May and June 2010, we borrowed $1.0 million from Cequent Pharmaceuticals prior to our merger. In July 2010 we acquired Cequent and accordingly our $3.0 million in notes payable to Cequent was settled along with accrued interest thereon. The 2010 interest and other expense was due primarily to amortization of debt issuance costs and non-cash amortization of the fair value of the warrants issued in connection with notes payable, which were recorded as debt discount.

Change in fair value liability for price adjustable warrants and subscription investment units. We use the Black-Scholes-Merton option pricing model as our method of valuation for price adjustable securities. The fair value liability is revalued each balance sheet date utilizing Black-Scholes-Merton valuation model computations with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The change in fair value liability for price adjustable warrants and subscription investment units was a net gain of approximately $1.9 million and $3.5 million in the three and six months ended June 30, 2011, compared to a net gain of approximately $2.6 million and a net expense of $115,000 in the three and six months ended June 30, 2010. In the three months ended June 30, 2011, our stock price decreased from $0.70 per share to $0.19 per share, which decreased the fair value liability, which represented income for us. In the six months ended June 30, 2011, our stock price decreased from $1.55 per share to $0.19 per share, which decreased the fair value liability, which represented income for us. In the three months ended June 30, 2010, our stock price decreased from $4.40 per share to $3.60 per share, which decreased the fair value liability, which represented income for us. In the six months ended June 30, 2010, our stock price increased from $3.24 per share to $3.60 per share, which increased the fair value liability, which represented expense for us.

Comparison of Year Ended December 31, 2010 to the Year Ended December 31, 2009

All amounts, except amounts expressed as a percentage, are presented in thousands in the following table.

	Years Ended December 31,		Change
	2009	2010	$	%
Revenue
License and other revenue	$14,732	$2,460	$(12,272)	(83)%
Operating expenses
Research and development	14,882	18,105	3,223	22%
Selling, general and administrative	10,088	10,359	271	3%
Restructuring	455	3,526	3,071	675%

Total operating expenses	25,425	31,990	6,565	26%
Interest and other income	5	244	239	4,780%
Interest and other expense	(538)	(2,807)	(2,269)	422%
Change in fair value liability for price adjustable warrants and subscription investment units	2,526	4,360	1,834	73%
Gain (loss) on settlement of liabilities, net	654	(20)	674	(103)%

Net loss	$(8,046)	$(27,753)	$(19,707)	245%

Revenue. We had revenue from certain customers, as a percentage of total revenue, as follows:

	Years Ended December 31,
	2009	2010
Par Pharmaceuticals	2%	47%
Cypress Bioscience	—	31%
Astra Zeneca	—	3%
Pfizer	—	2%
Undisclosed partner #1	—	4%
Undisclosed partner #2	—	1%
Novartis	51%	—
Roche	34%	—
Amylin	7%	—
Other	6%	12%

Total	100%	100%

License and other revenue. License and other revenue decreased by approximately $12.3 million in 2010 compared to $14.7 million in 2009. In 2009, license and other revenue was primarily from licensing our RNAi platforms including revenue of $7.5 million from Novartis and $5.0 million from Roche as well as a $1.0 million milestone payment received from Amylin, recognition of approximately $0.7 million in deferred revenue under the QOL agreement and revenue recognized under the asset purchase agreement with Par. In 2010 we recognized approximately $0.5 million in earn-out payments related to commercial sales of calcitonin-salmon nasal spray under our agreement with Par Pharmaceuticals. We entered into an amendment to our agreement with Par Pharmaceuticals under which Par also paid us a lump sum of $0.7 million in lieu of profit-sharing for the remainder of the earn out period, which we recognized as revenue in 2010. In 2010, we also recognized revenue of approximately $0.8 million related to the sale of our patent rights and technology related to carbetocin, a long-acting analog of oxytocin, a naturally produced hormone that may benefit individuals with autism, to Cypress Bioscience, Inc.

Research and Development. R&D expense consists primarily of salaries and other personnel-related expenses, costs of pre-clinical studies and clinical trials, consulting and other outside services, laboratory supplies, facilities costs and other costs. We expense all R&D costs as incurred. R&D expense increased approximately $3.2 million to $18.1 million in 2010 compared to $14.9 million in 2009, due primarily to the following:

•

Personnel-related expenses increased by 10% to approximately $5.6 million in 2010 compared to $5.1 million in 2009, due primarily to additional research and development headcount added as a result of the Cequent acquisition.

•

Costs of pre-clinical and clinical trials, lab supplies, consulting, and outside testing and services increased by 68% to approximately $3.2 million in 2010 compared to $1.9 million in 2009 as we expanded our pipeline to include the Cequent projects including preparing for the FAP clinical trial under which we expected to dose patients in early 2011. Patent license fees increased by approximately $1.5 million in 2010 to $5.1 million.

•

In 2010, we issued shares of our common stock valued at approximately $3.8 million to acquire Novosom’s SMARTICLES® liposomal-based delivery system, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UsiRNA therapeutics.

•

Facilities and equipment costs decreased by 14% to approximately $3.5 million in 2010 compared to $4.1 million in 2009 due to a decrease in rent and related expenses as a result of a decrease in depreciation of equipment. Depreciation expense included as facilities and equipment costs for R&D was approximately $1.1 million and $1.7 million in 2010 and 2009, respectively.

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Stock-based compensation included in R&D expense increased by approximately $0.5 million to $0.7 million in 2010 compared to $0.2 million in 2009. The 2009 period included the accounting impact of forfeitures of stock options and restricted stock awards in the prior year.

R&D expense by project, as a percentage of total R&D project expense, was as follows:

	Years Ended December 31,
	2009	2010
RNAi projects	97%	100%
Legacy intranasal projects	3%	—%

Total	100%	100%

We expect our R&D expenses to increase in 2011 as we advance our RNAi-related projects, including our clinical trial for our product candidate for FAP.

Selling, general and administrative. Selling, general and administrative expense consists primarily of salaries and other personnel-related expenses to support our R&D activities, stock-based compensation for selling, general and administrative personnel and non-employee members of our Board, professional fees, such as accounting and legal, corporate insurance and facilities costs. The 3% increase in selling, general and administrative expenses in 2010 compared to 2009 resulted primarily from the following:

•	Costs of legal and accounting fees, corporate insurance and other administrative costs decreased by 2% to approximately $4.2 million in 2010 compared to $4.4 million in 2009.

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We incurred approximately $1.4 million in transaction costs in connection with our acquisition of Cequent. Transaction costs are expensed as incurred and no merger-related transaction costs were incurred in 2009.

•	Personnel-related expenses decreased by 9% to $2.9 million in 2010 compared to $3.1 million in 2009 due primarily to decreased headcount related to administrative activities.

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Stock-based compensation expense included in general and administrative expense decreased by 19% to approximately $1.3 million in 2010 from approximately $1.6 million in 2009 primarily due to decreased headcount.

•	Facilities and equipment costs decreased by 39% to approximately $0.6 million in 2010 compared to $1.0 million in 2009 due primarily to a decrease in depreciation expense.

We expect selling, general and administrative expenses to decrease in 2011 compared to 2010 which included approximately $1.4 million in transaction costs related to the Cequent acquisition.

Restructuring. We have recorded restructuring charges related to our facilities consolidation and impairment of assets. Restructuring expense increased to approximately $3.5 million in 2010 compared to $0.5 million in 2009, due to the following:

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Facility related charges increased by $3.2 million to $3.5 million in 2010 compared to $0.3 million in 2009. In 2010, we entered into an amendment of our lease for our exited facility, which reduced our future lease obligations by approximately $4.1 million, and we issued 2,115,727 shares of our common stock to the landlord which was valued at approximately $3.3 million. We have recorded a restructuring liability, representing estimated future payments due under the lease, net of estimated future sublease payments, and discounted using a credit-adjusted risk-free interest rate. We evaluate the assumptions used in our estimate on a quarterly basis and record additional restructuring and accretion charges with respect to our estimate of this liability.

•	In 2009 we recorded an impairment charge of approximately $0.2 million relating to property and equipment which we ceased to use.

Interest and Other Income. In 2010 we recorded other income of approximately $0.2 million which consisted primarily of a grant under the Qualified Therapeutic Discovery Grant funds under section 48D of the Internal Revenue Code. In 2010, we also received payments for two Qualified Therapeutic Discovery Grants totaling approximately $0.5 million for Cequent Pharmaceuticals. Amounts to be received under these Cequent grants were included in prepaid and other assets on the schedule of acquired assets as of the date we acquired Cequent, July 21, 2010. Interest income in 2009 was approximately $5,000.

Interest and Other Expense. In November 2010, we issued warrants to purchase up to 686,260 shares of our common stock in consideration for amendments to certain of our Securities Purchase Agreements. The estimated fair value of the warrants of approximately $1.2 million was recorded as other expense and an increase in fair value liability of price adjustable warrants. In addition, in 2010 and 2009 we incurred interest expense on our notes payable and in 2009 on our capital leases. Although the average borrowings were lower in 2010, the 2010 interest expense amount increased over the prior year period due to amortization of debt issuance costs and non-cash amortization of the fair value of the warrants issued in connection with the notes payable, which were recorded as debt discount. We expect interest and other expense to decrease in 2011 as we have no borrowings outstanding.

Change in fair value liability for price adjustable warrants. We use the Black-Scholes-Merton option pricing model as our method of valuation for price adjustable warrants. The fair value liability is revalued each balance sheet date utilizing Black-Scholes-Merton valuation model computations with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The net change in fair value liability for price adjustable warrants was income of approximately $4.4 million in 2010, compared to income of approximately $2.5 million in 2009. The income for 2010 is primarily due to a decrease in our stock price from $3.24 per share as of the beginning of the year compared to $1.55 per share as of December 31, 2010. The income for 2009 is due primarily to a decrease in the fair value of our warrants issued in June 2009, due to a decrease in our stock price from $7.64 as of the date of the issuance of the June 2009 warrants to $3.24 per share as of December 31, 2009. This income in 2009 was offset in part due to expense associated with an increase in the fair value of our warrants which were outstanding as of January 1, 2009. Our stock price increased from $1.32 per share as of the beginning of 2009 to $3.24 per share as of December 31, 2009, which increased the fair value liability for those particular warrants, which represented an expense for us.

Gain on settlement of liabilities, net. We recorded a net loss on settlement of liabilities of approximately $20,000 in 2010 and a net gain on settlement of liabilities of approximately $0.7 million in 2009. In 2010 we issued shares of our common stock to several of our vendors to settle amounts due of approximately $0.5 million in total, and as a result we recorded a net loss on settlement of liabilities. The 2009 net gain included a gain of approximately $0.7 million relating to the amendment of our agreement regarding severance obligations with our former Chief Scientific Officer, and a gain of approximately $0.2 million related to the issuance of shares of stock to certain of our vendors to settle amounts due. These 2009 gain amounts were partially offset by a lease termination fee of approximately $0.2 million incurred pursuant to the termination of our capital lease agreement.

Liquidity and Capital Resources

Cash flows for Six Months Ended June 30, 2011

Our operating activities used cash of approximately $9.4 million in the six months ended June 30, 2011, compared to $8.9 million in the six months ended June 30, 2010. In the six months ended June 30, 2011, cash used in operating activities related primarily to funding our net loss, adjusted for changes in the liability for fair value of price adjustable warrants and subscription investment units, and changes in accounts payable and accrued expenses, offset in part by stock-based compensation, depreciation and amortization and changes in deferred revenues. In the six months ended June 30, 2010, cash used in operating activities related primarily to funding our net loss, partially offset by non-cash amortization of discount on notes payable, changes in the liability for fair value of price adjustable warrants, stock-based compensation, depreciation and amortization as well as changes in deferred revenue, accounts payable and accrued liabilities. We expect to use cash for operating activities in the foreseeable future as we continue our R&D activities.

Our investing activities used cash of approximately $0.1 million in the six months ended June 30, 2011, compared to $0.3 million in the six months ended June 30, 2010. In the six months ended June 30, 2011 cash used in investing activities was the result of changes in restricted cash. In the six months ended June 30, 2010 cash used in investing activities was the result of changes in restricted cash, and purchases of property and equipment.

Our financing activities provided cash of approximately $13.2 million in the six months ended June 30, 2011, compared to $9.6 million in the six months ended June 30, 2010. Changes in cash from financing activities are primarily due to issuance of common stock, warrants and subscription investment units, proceeds and repayment of notes payable and proceeds from exercises of stock options, warrants and subscription investment units. In February 2011, we raised net proceeds of approximately $4.5 million through an offering of shares of common stock and warrants to purchase shares of common stock and in May 2011, we raised net proceeds of approximately $6.3 million through an offering of shares of common stock and warrants. In the six months ended June 30, 2011, we received proceeds of approximately $2.5 million from the exercise of warrants and subscription investment units. In January 2010, we raised net proceeds of approximately $4.9 million through an offering of shares of common stock and warrants to purchase shares of common stock and approximately $1.0 million of the proceeds were used to pay off notes payable in January 2010. During the first half of 2010, we borrowed $3.0 million from Cequent to fund our operations prior to the merger and received proceeds of approximately $2.6 million from the exercise of warrants.

Cash flows for Fiscal Year Ended December 31, 2010

Our operating activities used cash of approximately $16.8 million in 2010, compared to $7.5 million in 2009. Cash used in operating activities relates primarily to funding net losses and changes in accounts payable and other accrued liabilities, deferred revenue, accrued restructuring and asset accounts, partially offset by non-cash changes in the fair value liability for price adjustable warrants and subscription investment units, non-cash restructuring charges, depreciation and amortization and stock-based compensation. We expect to use cash for operating activities in the foreseeable future as we continue our R&D activities.

Our investing activities provided cash of approximately $4.6 million in 2010, compared to $2.3 million in 2009. Changes in cash from investing activities result from changes in restricted cash and purchases of property and equipment. In 2010, cash provided by investing activities was primarily the result of $5.1 million of cash acquired upon the acquisition of Cequent Pharmaceuticals. In 2009, cash provided by investing activities was primarily the result of the decrease in restricted cash of $1.3 million, which was used to pay down accrued restructuring lease liabilities, and approximately $1.2 million of proceeds from sales of equipment and other assets.

Our financing activities provided cash of approximately $12.5 million in 2010 compared to approximately $4.9 million in 2009. Changes in cash from financing activities are primarily due to issuance of common stock, warrants, and subscription investment units, proceeds and repayment of equipment financing facilities and notes payable and proceeds from exercises of stock options and warrants. We raised net proceeds of approximately $7.8 million in 2010 and $9.3 million in 2009 through offerings of shares of common stock and warrants and subscription investment units to purchase shares of common stock. We received proceeds of approximately $2.7 million from the exercise of warrants and options during 2010. We borrowed $3.0 million from Cequent to fund our operations prior to the merger. On July 21, 2010, we consummated the merger with Cequent, and as a result the loans of $3.0 million plus accrued interest were settled and the warrants to purchase our common stock which were issued to Cequent in connection with the Loan Agreement terminated. In 2010 we made payments on notes payable of approximately $1.0 million and in 2009, we made payments on notes payable, which were previously capital lease obligations, of approximately $5.5 million,

Recent Financing Activities

In August 2010, we filed a universal shelf registration statement with the SEC which was declared effective by the SEC in September 2010. Under the shelf registration statement, we can issue up to $50.0 million of our common stock, preferred stock, debt securities, warrants to purchase any of the foregoing securities, and/or rights to purchase shares of our common or preferred stock, either individually or in units comprised of any of such securities. We accessed this universal shelf registration statement in connection with our issuance of common stock and subscription investment units for aggregate net proceeds of $3.0 million in November 2010.

In February 2011, accessing the universal shelf registration statement, we received net proceeds of approximately $4.7 million in an underwritten public offering of 6,375,000 shares of common stock together with warrants to purchase up to 1,113,075 shares of common stock at a purchase price of approximately $0.80 per unit. The warrants are exercisable for seven years and have an exercise price of $0.80 per share. As a result of the issuance of common stock and warrants at a price of $0.80 per share, 687,500 outstanding warrants that were issued in June 2009 were repriced to $0.80 per share.

On March 25, 2011, we filed a registration statement on Form S-1 with the SEC to register the issuance of our common stock and warrants, which registration statement was declared effective by the SEC on May 11, 2011. Under that registration statement on Form S-1, we received net proceeds of approximately $6.3 million from an offering of an aggregate of (i) 22,318,500 units and (ii) 22,318,500 Series B Warrants, each to purchase one unit, at a purchase price of $0.39 per unit. Each unit consists of (x) one share of common stock, and (y) one Series A Warrant to purchase one share of Common Stock. As per the terms of the Series B Warrants, the exercise price of the Series B Warrants adjusted to $0.128 per unit at the close of trading on July 5, 2011, which adjustment was retroactively effective to June 29, 2011. Holders of the Series B Warrants that were exercised during the period beginning on June 29, 2011 and ending on July 5, 2011 were entitled to a refund of a portion of their previously paid exercise price if the exercise price adjusted to less than $0.31 per unit. The amount of the refund for each Series B Warrant was equal to the difference between the initial exercise price of the Series B Warrant ($0.31 per unit) and the adjusted exercise price of the Series B Warrant ($0.128 per unit). An aggregate of 6,005,000 Series B Warrants were exercised on June 29 and June 30, with respect to which we paid a refund in the aggregate amount of approximately $1.1 million to the warrant holders on July 6, 2011, and the remaining $0.4 million was reclassified to equity. From July 1, 2011 to the expiration date of July 12, 2011, 15,172,000 Series B Warrants were exercised resulting in additional net proceeds of approximately $2.0 million and the issuance of an additional 15,172,000 Series A Warrants. Total net proceeds received from the exercises of the Series B Warrants was approximately $3.1 million. On July 12, 2011, the remaining 25,000 Series B Warrants expired unexercised.

NASDAQ Deficiency Notice

On March 25, 2011, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on the NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter. NASDAQ’s letter advised us that, in accordance with the NASDAQ Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Additionally, the Staff Determination described the process we must follow in order to regain compliance and also provided some alternatives we have carefully considered.

Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, schedule for October 27, 2011, we intend to present a plan to regain compliance with the Rule, allowing us to remain on the Nasdaq Global Market. Although we believe that our plan will represent a viable path to compliance, there can be no assurance that the Panel will grant our request for continued listing.

Summary

Our current resources, without giving effect to any funds that may be available under the facility that we are entering into with LPC, have been sufficient to fund our planned operations into the fourth quarter of 2011. In addition to the LPC facility we may need to seek to raise additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements to continue our operations. The market value and the volatility of our stock price, as well as general market conditions, could make it difficult for us to complete a financing transaction on favorable terms, or at all. Any financing we obtain may further dilute or otherwise impair the ownership interests of our current stockholders. If we fail to generate positive cash flows or fail to obtain additional capital when required, we could modify, delay or abandon some or all of our programs.

Off-Balance Sheet Arrangements

As of June 30, 2011, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

BUSINESS

Overview and Business Strategy

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (“RNAi”) and blocking messenger RNA (“mRNA”) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (FAP) and two preclinical programs in malignant ascites and bladder cancer, respectively. In February 2011, we entered an exclusive agreement with Debiopharm S.A. for the development and commercialization of the bladder cancer program.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, pre-clinical and clinical development, regulatory affairs and quality control, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic-based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Our business strategy is two-fold. First, we strive to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies in the area of nucleic acid-based therapeutics to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources; and (3) further validate our drug discovery platforms. Secondly, we expect to advance our own pipeline of nucleic acid-based therapeutics as a foundation upon which to improve all aspects of our drug discovery platform and to have the opportunity to commercialize drug therapies. In terms of collaborations and strategic partnerships, the Debiopharm S.A. is fully funding the development of the bladder cancer program using our proprietary DiLA2 delivery technology for local administration which includes the potential for significant milestones, and ProNAi Therapeutics, a licensee of certain of our technology, is funding their Phase 1 clinical trial using our proprietary SMARTICLES® delivery technology for systemic administration, which does not provide any financial benefit to us but continues to validate and advance our SMARTICLES® delivery technology. With these relationships financing the advancement of several of our small interfering RNA (“siRNA”) proprietary delivery technologies, we are focusing resources on the Phase 1b/2a clinical trial of CEQ508 in Familial Adenomatous Polyposis (FAP) as well as the development of our Conformationally Restricted Nucleotide technology (“CRN”) for the development of single-stranded oligonucleotide therapies.

In 2010 we entered into five early collaborative efforts (a sixth had been initiated in 2009) with major pharmaceutical companies and a biotechnology company to evaluate our DiLA2 and SMARTICLES® delivery technologies for local and systemic delivery of siRNA. Four of the six efforts continued into 2011. We continue to pursue expansion of these existing relationships and the initiation of new relationships with the primary objective of establishing strategic collaborations with larger biotech or pharmaceutical companies. We expect to structure certain of our collaborative agreements to receive upfront non-refundable payments, research and development funding, milestone payments and royalties on commercial sales of products.

With respect to collaborations and strategic partnerships our concept is to provide multiple therapeutic options based on a partner’s target and indication. We can apply our broad capabilities to pursue the most appropriate nucleic acid therapeutic approach to a specific, often undruggable, target for a specific indication. Each approach, i.e. RNAi, microRNA or single-strand oligonucleotide, has its advantages and disadvantages and we can utilize our broad capabilities to screen across multiple modalities to identify the most effective therapeutic. We believe this capability makes us extremely unique in the sector.

In 2010, we acquired Cequent Pharmaceuticals, Inc. and its TransKingdom RNA™ interference (“tkRNAi”) platform and FAP clinical program, the intellectual property related to CRN technology from Valeant Pharmaceuticals and the intellectual property related to SMARTICLES® from Novosom. Additionally, we licensed one of our nasal legacy assets, carbetocin, to Cypress Biosciences.

In order to protect our innovations, which encompass a broad platform of both nucleic acid constructs and delivery technologies, as well as the drug products that may emerge from that platform; we aggressively continue to build upon our extensive and enabling intellectual property (“IP”) estate.

We believe we have established ourselves as a leading nucleic acid-based therapeutics company by leveraging our broad and proven expertise to create an industry-leading integrated nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through licensing agreements with two large international pharmaceutical companies, our FAP phase 1b/2a clinical trial, the bladder cancer research and license agreement with Debiopharm S.A. and the phase 1 ProNAi trial using our SMARTICLES® delivery technology.

Research and Development

Our research and development personnel are organized into functional teams that include pharmacology, toxicology, chemistry, formulation, cell biology, bioinformatics, process development, preclinical and clinical development and project management. We conduct our research and development activities at our headquarters in Bothell, Washington and in Cambridge, Massachusetts. Our research and development expenses have decreased in the first six months of 2011 compared to the first six months of 2010 due to cost containment and cost cutting measures.

Nucleic Acid-Based Therapeutics

Overview

Nucleic acid-based therapeutics act on mRNA to degrade protein expression and can target any gene with a high degree of specificity; these technologies include RNAi, microRNA (miRNA mimetics and antagomirs), and single stranded oligonucleotides which function through a translational inhibition mechanism.

We are developing novel technologies and therapeutics based predominately on the Nobel Prize-winning discovery of RNA interference (“RNAi”). The discovery of RNAi, in 1998, has led not only to its widespread use in the research of biological mechanisms and target validation but also to its application in down regulating the expression of certain disease-causing proteins found in a wide spectrum of diseases including inflammation, cancer, and metabolic dysfunction. RNAi-based therapeutics work through a naturally occurring process within cells that has the effect of reducing levels of messenger RNA (“mRNA”) required for the production of proteins. RNAi enables the targeting of disease at a genetic level and thus is highly specific to particular disease-causing proteins. Like RNAi-based therapeutics, single stranded oligonucleotides also interact with mRNA and interfere with protein translation. MicroRNAs (“miRNA”), on the other hand, are small non-coding RNAs that are important in gene regulation and protein translation. Antagomir (or miRNA antagonists) therapeutics targeting a specific miRNA can potentially down regulate multiple proteins associated with the genes under the control of the miRNA target. Conversely, miRNA mimetics increase the level of a miRNA in the cell and can thereby potentially up regulate multiple proteins associated with the genes under the control of that miRNA target. The advantage of a miRNA mimetic is significant in that few human therapeutics are designed to increase proteins where a protein deficiency has led to disease. Nucleic acid-based therapeutics which target a gene to prevent the expression of the protein unlike small molecules or protein drugs which are aimed at inhibiting the unwanted protein or blocking the receptor on which the protein acts.

The strategy behind our acquisition of key intellectual property and technologies over the past year has been to position us to provide multiple nucleic acid-based therapeutic alternatives to the pharmaceutical companies difficult to target and undruggable target needs. We feel we are establishing one of the broadest nucleic acid platforms in the sector with validation on several fronts: (1) Debiopharm licensing our preclinical bladder cancer program with our UsiRNA/DiLA2 platform, (2) ProNAi Therapeutics using our SMARTICLES® delivery technology for systemic administration of a DNAi oligonucleotide in a Phase 1 trial to treat solid tumors and (3) our own Phase 1 program in Familial Adenomatous Polyposis using our tkRNAi system. In addition, we are advancing our proprietary chemistry for single-stranded constructs (antagomirs and single-stranded oligonucleotides). At this time, several nucleic acid-based therapeutics are being evaluated in human clinical trials.

We intend to build on our pre-clinical oncology successes and move a second pre-clinical program, malignant ascites, toward early clinical studies. In addition, we will continue to increase the breadth and capabilities of our drug discovery platform including further demonstration of the unique advantages and potency of the UsiRNA construct, increasing the breadth of the delivery platform, and advancing additional proprietary chemistry and delivery technologies. Our business model anticipates that the advancement of a therapeutic pipeline, either through partnerships or on our own, will continue to provide proof of concept for our drug discovery platform as well as value for shareholders.

Nucleic Acid-Based Drug Discovery Platform

We are making advances in both areas crucial to the development of nucleic acid-based therapeutics: constructs and delivery technologies. Although each area is equally important to the development of an effective therapeutic, the scientific challenges of delivery appear to be one of the most significant obstacles to the broad use of nucleic acid-based therapeutics in the treatment of human diseases.

UsiRNA Constructs. Our UsiRNAs, similar to siRNAs but with substitution of UNA bases in place of RNA bases in key regions of the duplex, have shown important advantages in terms of efficacy and safety, when compared to standard siRNA molecules and modifications. UsiRNAs are highly active in rodent-based disease models, non-disease rodent models, and non-human primates. UsiRNAs function by RNAi to cleave their mRNA target and decrease the production of the protein associated with the target, and in the case of bladder and liver cancer the UsiRNAs decrease tumor growth. UsiRNAs have demonstrated a lower potential for cytokine induction and provide resistance to nuclease degradation, two effects that are often prominent with standard siRNAs. Most important, substitution with UNA at specific sites greatly increases the specificity for RNAi and improves their profile for therapeutic use. Substitution in the passenger strand can eliminate the ability of this strand to participate in RNAi and thereby the potential for unwanted effects on other targets or compete with guide strand activity by loading into the intracellular RNAi machinery. Substitution of UNA within the guide strand can eliminate microRNA-like effects that occur with standard siRNA; microRNA-like off- target activity cannot often be addressed by bioinformatics and can result in severe loss of activity if addressed with chemical modification of RNA. Overall, these data indicate that the appropriate substitution of UNA in place of RNA, in a double-stranded RNA, maintains potent activity and could ultimately lead to effective protein down regulation with lower total doses and under conditions of greater specificity and safety.

Conformationally Restricted Nucleotides (CRN). CRNs are novel nucleotide analogs in which the flexible ribose sugar is locked into a rigid conformation by a small chemical linker. By restricting the flexibility of the ribose ring, CRNs can impart a helix-type structure typically found in naturally occurring RNA. For single stranded oligonucleotide therapeutics, the impact of CRN substitution dramatically increases the therapeutics’ affinity for the target mRNA or miRNA while imparting significant resistance to nuclease degradation. Additionally, CRNs significantly improve the thermal stability of duplexed constructs, such as siRNAs.

Delivery. We have two lipid-based delivery platforms. The first platform utilizes amino-liposomal delivery technology and incorporates a novel and proprietary molecule we call DiLA2 (Di-Alkylated Amino Acid). Our scientists designed this molecule based on amino acid (e.g., peptide/protein-based) chemistry. A DiLA2-based liposome has several potential advantages over other liposomes, such as: (1) a structure that may enable safe and natural metabolism by the body; (2) the ability to adjust liposome size, shape, and circulation time, to influence bio-distribution; and (3) the ability to attach molecules that can influence other delivery-related attributes such as targeting and cellular uptake. Our siRNA formulations using different members of the DiLA2 family have demonstrated safe and effective delivery in rodents with metabolic targets (e.g., ApoB) and in cancer models using both local and systemic routes of administration. Safe and effective delivery with DiLA2-based formulations has also been achieved in non-human primates.

The second platform, SMARTICLES®, defines a novel class of liposomes that are fully charge-reversible particles allowing delivery of active substance (siRNA, single-stranded oligonucleotides, etc.) inside the cell either by local or systemic administration. SMARTICLES® are designed to ensure stable passage through the bloodstream and release of the nucleic acid payload within the target cell where it can exert its therapeutic effect by engaging either the RNAi pathway or directly with mRNA.

In addition to our lipid-based delivery platforms, we have used peptides for both the formation of stable siRNA nanoparticles as well as targeting moieties for siRNA molecules. Research includes the use of peptide technology to “condense” siRNAs into compact and potent nanoparticles; screening of our proprietary phage display library for targeting peptides; and internal discovery and development of peptides and other compounds recognized as having targeting or cellular uptake properties. The goal, in the use of such technologies, is to minimize the amount of final drug required to produce a therapeutic response by increasing the potency of the siRNA as well as directing more of the final drug product to the intended site of action.

tauRNAi Platform. tauRNA interference (tauRNAi) provides an avenue across potential biological barriers by incorporating our proprietary and highly effective DiLA2-based liposome and UsiRNA construct technologies into a single platform for RNAi. By merging the two technologies, we are able to tailor both UsiRNA construct and DiLA2 -based liposome characteristics to target specific tissues and diseases resulting from over expression of proteins in those tissues. Maximal therapeutic effect can result from optimization of the UsiRNA through strategic placement of UNAs and CRNs thus providing stability to nucleases, mitigation of cytokine responses, and reduction of off-target effects, while maintaining exceptional activity against the intended target. Appropriate choice of the DiLA2 molecule enables the optimization of charge, size, and other characteristics of the liposome for delivery to a particular tissue or tumor type. Further improvements can arise from the selection of liposome components as well as the manufacturing processes for the drug product.

TransKingdom RNA™ interference (tkRNAi) platform. tkRNAi is a broad-reaching platform that can be used to develop highly specific drug products for a diverse set of diseases. The tkRNAi platform involves the modification of bacteria to deliver short-hairpin RNA (shRNA) to cells of the intestinal tract. A significant advantage of the tkRNAi platform is oral (by mouth) delivery making this platform extremely patient friendly while harnessing the full potential of the RNAi process. The tkRNAi platform has demonstrated in vivo mRNA down regulation of both inflammatory and cancer targets thus providing a unique opportunity to develop RNAi-based therapeutics against such diseases as Crohn’s Disease, ulcerative colitis and colon cancer. The tkRNAi platform produced CEQ508 which is currently in clinical development for the treatment of Familial Adenomatous Polyposis.

Clinical Program. CEQ508 is being developed for the treatment of Familial Adenomatous Polyposis (FAP), a hereditary condition that occurs in approximately 1:10,000 persons worldwide. FAP is caused by mutations in the Adenomatous Polyposis Coli (APC) gene. As a result of these mutations, epithelial cells lining the intestinal tract have increased levels of the protein ß-catenin, which in turn, results in uncontrolled cell growth. Proliferation (uncontrolled cell growth) of the epithelial cells results in the formation of numerous (hundreds to thousands) non-cancerous growths (polyps) throughout the large intestine. By age 35, 95% of individuals with FAP have developed polyps and most will experience adverse effects including increased risk of bleeding and the potential for anemia. In more severe cases, obstruction of the intestines, abdominal pain, and severe bouts of diarrhea or constipation can occur. FAP patients are also at an increased risk of various cancers but specifically colon cancer. If measures are not taken to prevent the formation of polyps or to remove the polyps, nearly 100% of FAP patients will develop colon cancer. For many patients, complete colectomy (surgical removal of the entire large intestine), usually performed in the late teenage years or early twenties, is the only viable option for treatment. However, surgical intervention is not curative as the risk of polyps forming in the remaining portions of the intestinal tract and in the small intestine continues after colectomy.

CEQ508 is the first drug candidate in a novel class of therapeutic agents utilizing the tkRNAi platform and the first orally administered RNAi-based therapeutic. CEQ508 comprises attenuated bacteria that are engineered to enter into dysplastic tissue and release a payload of short-hairpin RNA (shRNA), a mediator in the RNAi pathway. The shRNA targets the mRNA of ß-catenin, which is known to be dysregulated in classical FAP. CEQ508 is being developed as an orally administered treatment to reduce the levels of ß-catenin protein in the epithelial cells of the small and large intestine. Upon enrollment in the phase 1b/2a clinical trial, patients will be placed in one of four dose-escalating cohorts. Following completion of the dose escalation phase, the trial plan calls for a stable-dose phase in which patients will receive the highest safe dose. CEQ508 will be administered daily in an oral suspension for 28 consecutive days.

The FDA granted orphan drug designation to CEQ508 for the treatment of FAP. Orphan drug designation entitles Marina Biotech to seven years of marketing exclusivity for CEQ508 for the treatment of FAP upon regulatory approval, as well as the opportunity to apply for grant funding from the U.S. government to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA’s prescription drug application fee.

Market for Familial Adenomatous Polyposis (FAP) Therapeutics

FAP is a hereditary, precancerous condition that occurs in approximately 1:10,000 persons worldwide for which there is no generally acceptable pharmaceutical treatment option and for which surgical resection – a colectomy – is the only viable option for treatment. However, even with surgical intervention, the risk of developing extra-colonic tumors remains very high. The goal of a therapeutic approach is to prevent or delay the rapid disease progression. FAP manifests itself in early teens with the appearance of hundreds to thousands of polyps in the colorectal region of intestines, which have a high rate of carcinoma transformation. By age 35, 95% of individuals with FAP have developed polyps. Without surgical intervention, the mean age of colon cancer onset is 39 years of age. Most people with the genetic condition are in registries maintained in clinics and state institutions. Based on limited prevalence data we believe the U.S. FAP patient population is approximately 40,000 patients.

Market for Bladder Cancer Therapeutics

Bladder cancer is the 4th most common cancer in men and 9th most common in women in the U.S., making this disease the 5th most common cancer overall in the U.S. Estimated new cases and deaths in 2009 were approximately 71,000 and 14,000, respectively. Bladder cancer has a similar incidence throughout the world, with estimates of 350,000 new patients each year. The majority of cases, approximately 70%, are classified as non-muscle invasive disease in which the tumor is confined to the cells (urothelium) and immediate supporting structures lining the interior of the bladder. Surgical resection of tumors is the primary therapy for non-muscle invasive bladder cancer and long-term survival rates are quite high compared to many other cancers. However, surgery is not curative with 50% to 70% of patients having recurrence of disease and 10% to 50% having progression to more severe disease. The combination of long-term survival but persistent monitoring for recurrence or progression renders bladder cancer one of the most expensive cancers on a cost per patient basis and one of the most expensive cancers in terms of total health care expenditures.

Market for Malignant Ascites

Malignant ascites, or malignancy related ascites, occurs when fluid accumulates in the abdomen as a result of cancer; most prevalent in ovarian, pancreatic and gastric cancers. Ascites results from an imbalance in fluid production and resorption, generally occurs in the late stage of the disease and has a significant impact on quality of life. Current therapeutic options are limited to palliative care, focused primarily on fluid management. Nucleic acid-based therapeutics provide an opportunity to treat the underlying causes of malignant ascites. The National Cancer Institute estimates that approximately 21,000 ovarian, 40,000 pancreatic and 21,000 gastric cancers will be diagnosed in 2010. It is estimated that the prevalence of malignant ascites is 38%, 21% and 18% respectively, for each of these cancers.

RNAi Partnering and Licensing Agreements

Our business strategy is to enter into collaborations and strategic partnerships with pharmaceutical and biotechnology companies to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources or intellectual property (IP); and (3) validate our drug discovery platform.

Debiopharm S.A. — In February 2011, we entered into a Research and License Agreement (the “Agreement”) with Debiopharm S.A., a Swiss corporation (“Debiopharm”), pursuant to which we granted to Debiopharm an exclusive license to develop and commercialize our pre-clinical program in bladder cancer, for all uses in humans and animals for the prevention and treatment of superficial (non-muscle invasive) bladder cancer, in consideration of the payment by Debiopharm to us of up to $24 million based on predefined research and development milestones, plus royalties from the sales of products resulting under the Agreement and sublicensing payments. Among other things, the Agreement provides for certain licenses of our UsiRNA and liposomal technologies. Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership, and will fund our research and development costs up to an agreed upon amount for the bladder cancer program beginning in February 2011. Either party may terminate the agreement for material breach by the other party (subject to a 60-day cure period) or upon certain events involving bankruptcy or insolvency of the other party. Debiopharm may terminate the agreement without cause during the research period on 60 days’ prior written notice to us, and may also terminate the agreement for scientific, technical regulatory or economic reasons after the research period but before marketing authorization on 90 days’ prior written notice to us or after a marketing authorization is granted on 180 days’ prior written notice to us. Upon termination, Debiopharm is obligated to make all payments accrued as of the effective date of termination.

Valeant Pharmaceuticals — In March 2010, we acquired intellectual property related to Conformationally Restricted Nucleotides (“CRN”) from Valeant Pharmaceuticals North America in consideration of payment of a non-refundable licensing fee of $0.5 million which were included in research and development expense in 2010. Subject to meeting certain milestones triggering the obligation to make any such payments, we may be obligated to make a product development milestone payment of $5.0 million within 180 days of FDA approval of a New Drug Application for our first CRN related product and another product development milestone payment of $2.0 million within 180 days of FDA approval of a New Drug Application covering our second CRN related product. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. Valeant is entitled to receive earn-outs based upon a percentage in the low single digits of future commercial sales and earn-outs based upon a percentage in the low double digits of future revenue from sublicensing. Under the agreement we are required to use commercially reasonable efforts to develop and commercialize at least one covered product. If we have not made earn-out payments of at least $5.0 million prior to the sixth anniversary of the date of the agreement, we are required to pay Valeant an annual amount equal to $50,000 per assigned patent which shall be creditable against other payment obligations. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any valid claim in such country. We may terminate the agreement upon 30 days’ notice, or upon 10 days’ notice in the event of adverse results from clinical studies. Upon termination, we are obligated to make all payments accrued as of the effective date of such termination but shall have no future payment obligations.

Novosom — In July 2010, we entered into an agreement pursuant to which we acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for Novosom’s SMARTICLES® liposomal-based delivery system, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UsiRNA therapeutics. We issued an aggregate of 1,419,487 shares of our common stock to Novosom as consideration for the acquired assets. The shares had an aggregate value equal to approximately $3.8 million, which was recorded as research and development expense. As additional consideration for the acquired assets, we will pay to Novosom an amount equal to 30% of the value of each upfront (or combined) payment actually received by us in respect of the license of liposomal-based delivery technology or related product or disposition of the liposomal-based delivery technology by us, up to a maximum of $3.3 million, which amount will be paid in shares of our common stock, or a combination of cash and shares of our common stock, in our discretion.

Roche — In February 2009, we entered into an agreement with F. Hoffmann-La Roche Inc., a New Jersey corporation, and F. Hoffmann-La Roche Ltd., a Swiss corporation (collectively, “Roche”), pursuant to which we granted to Roche a worldwide, irrevocable, non-exclusive license to a portion of our technology platform, for the development of RNAi-based therapeutics, in consideration of the payment of a one-time, non-refundable licensing fee of $5.0 million. No additional royalties are payable to us under the agreement. The agreement will expire on a country-by-country basis upon the expiration date of the last to expire of the licensed patents in such country. Either party may terminate the agreement for material breach by the other party (subject to a 30-day cure period), or upon certain events involving the bankruptcy or insolvency of the other party.

Novartis — In March 2009, we entered into an agreement with Novartis Institutes for BioMedical Research, Inc. (“Novartis”), pursuant to which we granted to Novartis a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses, to our DiLA2 -based siRNA delivery platform in consideration of a one-time, non-refundable fee of $7.25 million, which was recognized as license fee revenue in 2009. Novartis may terminate this agreement immediately upon written notice to us. Additionally, we entered into a separate agreement with Novartis to provide them with an exclusive period in which to negotiate a potential research and development collaboration as well as possible broader licensing rights related to our RNAi drug delivery platform. This exclusive period expired in 2009. Approximately $0.3 million was recognized as license fee revenue in 2009 under this separate agreement.

University of Michigan — In May 2008, we entered into an exclusive license agreement to intellectual property (“IP”) from the University of Michigan covering cationic peptides for enhanced delivery of nucleic acids. These peptides have unique characteristics that we believe play an important role in improving the efficacy of delivery of RNAi-based therapeutics. We are currently using these peptides to create siRNA nanoparticles to enhance mRNA knockdown. Together with the DiLA2 technology, these delivery peptides may improve the therapeutic potential of our drug candidates. In connection with the agreement, we paid a license issue fee of $120,000. An additional fee of $25,000 is payable annually and creditable against royalty payments.

Subject to the meeting of certain milestones triggering the obligation to make any such payments, we may be obligated to make product development milestone payments of up to $425,000 in the aggregate for each product developed under a licensed patent under this agreement. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. The royalty payment required to be made by us to the University of Michigan under this agreement is a percentage of net sales in the low single digits.

We sublicensed the IP under this agreement to Novartis on a nonexclusive basis in March 2009, at which time we paid an additional one–time fee of $362,500 to the University of Michigan, which eliminated the obligation to pay the University of Michigan any future royalties or milestones with respect to the Novartis sublicense. This fee was included in research and development expense.

This agreement will terminate on the expiration date of the last to expire patent licensed under the agreement, which expiration date is in 2019. Under the agreement, we agreed to use diligent and commercially reasonable efforts to exploit the patent rights and bring licensed products to market. If we fail to meet certain research and development milestones, the University of Michigan may terminate the agreement subject to a 30 day cure period. In addition, the University of Michigan may terminate this license upon written notice if the first commercial sale of a product does not occur on or before May 2017. We may terminate this agreement at any time upon 90 days’ written notice.

University of Helsinki — In June 2008, we entered into a collaboration agreement with Dr. Pirjo Laakkonen and the Biomedicum Helsinki. The goal of the work involves our patented phage display library, the Trp Cage library, for the identification of peptides to target particular tissues or organs for a given disease. In December 2009, we received a patent allowance in the U.S. covering a targeting peptide for preferential delivery to lung tissues that was identified by us using the Trp Cage Library. We believe the Trp Cage library will be a source of additional peptides for evaluation in our delivery programs, and we will have a strong IP position for these peptides and their use. In 2010, we extended the term of the agreement and it will now terminate in June 2012. Either party may terminate the agreement for material breach by the other party, subject to a 30-day cure period.

Under this agreement, we may be obligated to make product development milestone payments of up to €275,000 in the aggregate for each product developed under this research agreement if certain milestones are met. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions that would trigger any such milestone payment obligations have not been satisfied. In addition, upon the first commercial sale of a product, we are required to pay an advance of €250,000 against which future royalties will be credited. The percentage royalty payment required to be made by us to the University of Helsinki under the terms of this agreement is a percentage of gross revenues derived from work performed under the Helsinki Agreement in the low single digits.

Ribotask ApS. — In June 2009, we announced the revision of the October 2008 agreement in which we had acquired the intellectual property related to Unlocked Nucleobase Analogs (“UNA”) from Ribotask ApS, a privately held Danish company. The original agreement provided us with exclusive rights for the development and commercialization of therapeutics incorporating UNAs. The amended agreement eliminated our obligation to pay all milestone and royalty payments and provided full financial and transactional control of our proprietary UNA technology.

Under the October 2008 agreement we made payments to Ribotask totaling $500,000. We sublicensed the IP under this agreement to Roche on a nonexclusive basis in February 2009, at which time we paid an additional $250,000 to Ribotask, which eliminated the obligation to pay Ribotask any future royalties or milestones with respect to the Roche sublicense. In connection with the June 2009 amendment, we issued 151,515 shares of our common stock valued at approximately $1.0 million to Ribotask ApS and agreed to pay $1.0 million in four installments of $250,000 each due at various intervals through July 2010.

In June 2010, we expanded our rights under the previous agreement with Ribotask to include exclusive rights to the development and commercialization of UNA-based diagnostics. In connection with this amendment, we agreed to pay Ribotask $750,000 in three equal payments of $250,000 each. In March 2011, the agreement was amended to change the payment terms for the diagnostic rights. The first payment of $250,000 was made in November 2010. The remaining payments will be made as follows: a payment of $50,000 at execution of the amendment with the remaining $400,000 to be paid in eight monthly payments of $50,000 beginning May 1, 2011. In addition we issued 113,766 shares of our common stock valued at approximately $80,000 to Ribotask on March 3, 2011, which shares have been registered for resale on a registration statement on Form S-3 that we filed on March 14, 2011.

In connection with our agreements, as amended, we granted Ribotask a royalty-bearing, world-wide exclusive license to use the assigned patents to develop and sell products intended solely for use as reagents or for testing. The royalty rates to be paid to us by Ribotask are a percentage in the low single digits.

University of British Columbia — In November 2009, we expanded and extended a previous agreement established in 2008 with University of British Columbia/Vancouver Prostate Centre (“VPC”) in the area of bladder cancer. The focus of the expanded agreement will be the evaluation of additional critical targets in bladder cancer and the therapeutic impact on tumor biology and growth. The research agreement requires that we make payments for work completed under an agreed work plan. Through June 30, 2011, we have recognized approximately $0.2 million as research and development expense under this agreement. The agreement may be terminated by either party with 90 days’ written notice. The current contract period has been extended and will now terminate November 30, 2011.

Proprietary Rights and Intellectual Property

We rely primarily on patents and contractual obligations with employees and third parties to protect our proprietary rights. We have sought, and intend to continue to seek, appropriate patent protection for important and strategic components of our proprietary technologies by filing patent applications in the U.S. and certain foreign countries. There can be no assurance that any of our patents will guarantee protection or market exclusivity for our products and product candidates. We also use license agreements both to access external technologies and to convey certain intellectual property rights to others. Our financial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property rights and to operate without infringing upon the proprietary rights of others. As of October 4, 2011, we owned or controlled 68 issued or allowed patents, as described in the following table, and we also owned or controlled 40 pending U.S. patent applications, including provisional patent applications, to protect our RNAi proprietary technologies.

Estimated Expiration	No. of Issued Patents	Jurisdiction
2012	1	Germany
2014	1	U.S.
2018	1	U.S.
2019	2	U.S.
2020	1	U.S.
2021	1	U.S.
2022	2	U.S.
	2	Australia
	3	Austria
	1	Belgium
	2	Canada
	2	China
	3	France
	3	Germany
	1	Ireland
	1	Italy
	1	Japan
	3	Netherlands
	2	Singapore
	1	Spain
	3	Switzerland
	3	U.K.
2023	3	U.S.
	1	Austria
	1	EPO
	1	France
	1	Germany
	1	Italy
	1	Netherlands
	1	Switzerland
	1	U.K.
2024	2	U.S.
	1	China
2025	3	U.S.
	1	France
	1	Germany
	1	Italy
	1	Japan
	1	Korea
	1	Mexico
	1	Spain
	1	U.K.
	1	New Zealand
2026	1	Australia
2027	2	U.S.
2028	1	U.S.

The patents listed in the table above will expire generally between 2012 and 2028, subject to any potential patent term extensions and/or supplemental protection certificates that would extend the terms of the patents in countries where such extensions may become available.

Our patents and patent applications are directed to compositions of matter, formulations, methods of use and/or methods of manufacturing, as appropriate. The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions. Our business could be negatively impacted by any of the following:

•	the claims of any patents that are issued may not provide meaningful protection, may not provide a basis for commercially viable products or may not provide us with any competitive advantages;

•	our patents may be challenged by third parties;

•	others may have patents that relate to our technology or business that may prevent us from marketing our product candidates unless we are able to obtain a license to those patents;

•	the pending patent applications to which we have rights may not result in issued patents; and

•	we may not be successful in developing additional proprietary technologies that are patentable.

In addition, others may independently develop similar or alternative technologies, duplicate any of our technologies and, if patents are licensed or issued to us, design around the patented technologies licensed to or developed by us. Moreover, we could incur substantial costs in litigation if we have to defend ourselves in patent suits brought by third parties or if we initiate such suits.

Competition

There are a growing number of biotechnology companies in this space and a few large pharmaceutical companies with internal programs. The competition includes companies focused on constructs (double-stranded {siRNA and miRNA mimetics} or single-stranded {antagomirs and translational inhibition oligonucleotides}) or delivery. However, we believe only a small number can claim a drug discovery platform (constructs and delivery), and only Marina Biotech is in the unique position of having multiple drug discovery platforms directed at multiple RNA-based therapeutic modalities and thereby have the ability to develop the most appropriate therapeutic for a specific undruggable target for a specific indication.

A sampling of competitors includes Alnylam Pharmaceuticals, Benitec, Dicerna Pharmaceuticals, Quark Pharmaceuticals, Regulus, Silence Therapeutics, and Tekmira Pharmaceuticals. The pharmaceutical companies with internal oligonucleotide R&D programs include AstraZeneca, GlaxoSmithKline, Novartis and Merck.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products. We may attempt to license one or more of these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Some of our competitors have substantially greater resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and established collaborative arrangements with pharmaceutical companies. Our competitors, either alone or with their collaboration partners, may succeed in developing product candidates that are similar or preferable in effectiveness, safety, cost and ease of commercialization, and our competitors may obtain IP protection or commercialize competitive products sooner than we do.

Legacy Intranasal Technologies and Therapeutics

Our efforts to divest and monetize our legacy nasal drug delivery programs and capabilities including:

Cypress Bioscience, Inc. — In August 2010, we entered into an Asset Purchase Agreement with Cypress Bioscience, Inc. (“Cypress”) under which Cypress acquired our patent rights and technology related to carbetocin, a long-acting analog of oxytocin, a naturally produced hormone that may benefit individuals with autism. Under the agreement, we received an upfront payment of $750,000 and we could receive milestone payments up to $27 million. Cypress will be responsible for all future development and IP related expenses. In addition, Cypress will pay us royalties, in single digit percentages, based on commercial sales.

Par Pharmaceutical — In 2009, we entered into an Asset Purchase Agreement with Par Pharmaceutical (“Par”) pursuant to which, among other things, a 2004 License and Supply Agreement with Par was terminated. Under the Asset Purchase Agreement, Par acquired certain assets pertaining to calcitonin nasal spray for osteoporosis. We received $0.8 million in cash and were entitled to receive earn-out payments for five years based on commercial sales of calcitonin. Calcitonin received full FDA approval and was launched in June 2009. We recognized approximately $0.1 million in revenue relating to earn-out payments based on commercial sales of calcitonin in the first quarter of 2010. In December 2010, we entered into an amendment of the Asset Purchase Agreement under which Par agreed to pay us a lump-sum cash payment of $700,000 in lieu of profit sharing for the remainder of the earn-out payment period, which we recognized as revenue in 2010.

Amylin Pharmaceuticals, Inc. — In January 2009 we amended our 2006 License Agreement with Amylin Pharmaceuticals, Inc. for the development of intranasal exenatide. The License Agreement, as amended, provides for an accelerated $1.0 million milestone payment to us in January 2009, a reduction in the aggregate amount of milestone payments that could be due to us from $89 million to $80 million, and a reduction in the percentage royalty rate payable upon commercial sales of a product to the low single digits. Additionally, as a result of the amendment, we are no longer responsible for any further development of the nasal spray formulation of intranasal exenatide or its manufacture. Either party may terminate the agreement for breach of any material provision of the agreement upon 60 days’ notice of the breach and subject to a 60 day cure period. Amylin may also terminate the agreement upon 90 days’ written notice.

Government Regulation

Government authorities in the U.S. and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of drugs and biologic products. All of our foreseeable product candidates are expected to be regulated as drug products.

In the U.S., the FDA regulates drug products under the Federal Food, Drug and Cosmetic Act (the “FDCA”), and other laws within the Public Health Service Act. Failure to comply with applicable U.S. requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecutions. Before our drug products are marketed they must be approved by the FDA. The steps required before a novel drug product is approved by the FDA include: (1) pre-clinical laboratory, animal, and formulation tests; (2) submission to the FDA of an Investigational New Drug Application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin; (3) adequate and well-controlled clinical trials to establish the safety and effectiveness of the product for each indication for which approval is sought; (4) submission to the FDA of an New Drug Application (“NDA”); (5) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug product is produced to assess compliance with cGMP; and FDA review and finally (6) approval of an NDA.

Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions, such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. Once an IND is in effect, each clinical trial to be conducted under the IND must be submitted to the FDA, which may or may not allow the trial to proceed.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified physician-investigators and healthcare personnel. Clinical trials are typically conducted in three defined phases, but the phases may overlap or be combined. Phase 1 usually involves the initial administration of the investigational drug or biologic product to healthy individuals to evaluate its safety, dosage tolerance and pharmacodynamics. Phase 2 usually involves trials in a limited patient population, with the disease or condition for which the test material is being developed, to evaluate dosage tolerance and appropriate dosage; identify possible adverse side effects and safety risks; and preliminarily evaluate the effectiveness of the drug or biologic for specific indications. Phase 3 trials usually further evaluate effectiveness and test further for safety by administering the drug or biologic candidate in its final form in an expanded patient population. Our product development partners, the FDA, or we may suspend clinical trials at any time on various grounds, including any situation where we believe that patients are being exposed to an unacceptable health risk or are obtaining no medical benefit from the test material.

Assuming successful completion of the required clinical testing, the results of the pre-clinical trials and the clinical trials, together with other detailed information, including information on the manufacture and composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Before approving an application, the FDA will usually inspect the facilities where the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the NDA is not acceptable, the FDA may outline the deficiencies in the NDA and often will request additional information. If the FDA approves the NDA, certain changes to the approved product, such as adding new indications, manufacturing changes or additional labeling claims are subject to further FDA review and approval. The testing and approval process requires substantial time, effort and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same drug for the same indication, except in very limited circumstances, for seven years. The FDA granted orphan drug designation to CEQ508 for the treatment of FAP in December 2010.

In addition, regardless of the type of approval, we and our partners are required to comply with a number of FDA requirements both before and after approval. For example, we are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotion for our products. In addition, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in all areas of regulatory compliance, including production and quality control to comply with cGMP. In addition, discovery of problems, such as safety problems, may result in changes in labeling or restrictions on a product manufacturer or NDA holder, including removal of the product from the market.

Product Liability

We currently have product liability insurance coverage for CEQ508 in the amount of $5 million per occurrence and a $5 million aggregate limitation, subject to a deductible of $10,000 per occurrence, with an aggregate deductible of $50,000.

Environmental Compliance

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specific waste products. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of bio-hazardous materials. The cost of compliance with these laws and regulations could be significant and may adversely affect capital expenditures to the extent we are required to procure expensive capital equipment to meet regulatory requirements.

NASDAQ Deficiency Notice

On March 25, 2011, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on the NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter. NASDAQ’s letter advised us that, in accordance with the NASDAQ Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Additionally, the Staff Determination described the process we must follow in order to regain compliance and also provided some alternatives we have carefully considered.

Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. Requesting such a hearing stays any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, scheduled for October 27, 2011, we intend to present a plan to regain compliance with the Rule, allowing us to remain on the Nasdaq Global Market. Although we believe that our plan will represent a viable path to compliance, there can be no assurance that the Panel will grant our request for continued listing.

Employees

We currently have 44 full-time employees, of which approximately 30 are engaged in R&D, and the others are engaged in support functions including finance, administration, information technology, human resources, business development, corporate and investor relations and legal affairs. None of our employees is covered by a collective bargaining agreement.

Company Information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail the SEC at publicinfo@sec.gov for more information on the operation of the public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. Our Internet address is http://www.marinabio.com. There we make available, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and officers, and the members of our Board of Directors. The Code of Business Conduct and Ethics is available on our website at www.marinabio.com. You can access the Code of Business Conduct and Ethics on our website by first clicking “About Marina Biotech” and then “Corporate Governance.” Printed copies are available upon request without charge. Any amendment to or waiver of the Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Properties

The following is a summary of our properties and related lease obligations. We do not own any real property. We believe that these facilities are sufficient to support our research and development, operational, manufacturing and administrative needs under our current operating plan.

3830 Monte Villa Parkway, Bothell, Washington. We lease approximately 63,200 square feet of research and development and office space in Bothell, Washington. This lease is scheduled to expire in February 2016 and has a five-year renewal option.

One Kendall Square, Cambridge, Massachusetts. We lease approximately 5,000 square feet of research and development and office space in Cambridge, Massachusetts. This lease is scheduled to expire in July 2012 and has a three-year renewal option.

3450 Monte Villa Parkway, Bothell, Washington. On September 28, 2011, we entered into a lease termination agreement with respect to the premises at 3450 Monte Villa Parkway, Bothell, Washington. Pursuant to the lease termination agreement, we issued 7,800,000 shares of our common stock to certain affiliates of the landlord in consideration for the landlord agreeing to terminate the lease prior to its natural expiration. We have agreed to file a registration statement to register such shares for resale on or prior to February 1, 2012. Following the termination of the lease, we will have no further obligations to the landlord with respect to the premises, including any obligation to pay any further rent, except for those provisions that, by their express terms, survive the expiration or earlier termination of the lease.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

MANAGEMENT

Executive Officers and Directors

The persons set forth below are our directors and executive officers as of the date of this prospectus. The term of each director shall expire at the 2012 Annual Meeting of Stockholders.

Name	Age	Position	Director Since
J. Michael French	51	Chief Executive Officer, President and a Director	September 2008
R. John Fletcher (1)(2)	65	Director	July 2011
James M. Karis (1)(3)	63	Director – Chairman of the Board	August 2009
Peter D. Parker	60	Director	July 2010
Gregory Sessler (1)(2)(3)	58	Director	June 2008
Michael D. Taylor, Ph.D. (2)(3)	56	Director	July 2010
Richard T. Ho, M.D., Ph.D.	49	Executive Vice President – Research & Development	N/A
Philip C. Ranker	52	Interim Chief Financial Officer and Secretary	N/A

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

J. Michael French—Mr. French has served as our Chief Executive Officer (“CEO”) since June 23, 2008, as our President since October 1, 2008, and as a member of our Board of Directors since September 11, 2008. Prior to joining us, Mr. French served as President of Rosetta Genomics, Inc. from May 2007 to August 2007. Mr. French also served as Senior Vice President of Corporate Development for Sirna Therapeutics, Inc. (“Sirna”) from July 2005 to January 2007, when Sirna was acquired by Merck and Co., Inc., and he served in various executive positions, including Chief Business Officer, Senior Vice President of Business Development and Vice President of Strategic Alliances, of Entelos, Inc., a pre-IPO biotechnology company, from 2000 to 2005. Mr. French, holds a B.S. in aerospace engineering from the U.S. Military Academy at West Point and a M.S. in physiology and biophysics from Georgetown University.

R. John Fletcher – Mr. Fletcher has served on our Board of Directors since July 2011, and he currently serves as a member of the Audit Committee and the Compensation Committee of the Board of Directors. He is a Founding Partner of Fletcher Spaght Ventures, a venture capital firm investing in emerging growth healthcare and high technology companies. He also serves as the CEO of Fletcher Spaght Inc., a management consulting firm he founded to provide strategy and financing assistance to new companies. Mr. Fletcher has over twenty-five years providing strategy and financing assistance to new companies. Prior to launching Fletcher Spaght Inc. in 1983, he served as a Senior Manager at The Boston Consulting Group, managing client relationships in healthcare and high technology companies. Mr. Fletcher attended the Wharton School of the University of Pennsylvania and completed all coursework for a Ph.D. He holds an MA in International Finance from Central Michigan University, an MBA from Southern Illinois University, and a BBA from George Washington University. He is a current or past board member for many companies, including Axcelis, GlycoFi, Autoimmune, Inc. and Spectranetics.

James M. Karis—Mr. Karis has served on our Board of Directors since August 2009, and he currently serves as Chairman of the Board of Directors, as well as Chair of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee, of the Board of Directors. Mr. Karis is currently an independent consultant and has spent 30 years in the pharmaceutical, healthcare services and medical device industries and brings extensive corporate strategy, operations, M&A and financing experience to our company. Previously, Mr. Karis served as President, Chief Executive Officer and a Director of Entelos from January 2000 until May 2009. Prior to Entelos, he held senior positions in the contract research industry, serving as Chief Operating Officer and President of PAREXEL International Corporation, and earlier, as Chief Operating Officer of Pharmaco International. He was the Vice President of International Operations for Baxter International and a founder of KMR Group, a leading pharmaceutical R&D benchmarking consulting firm. From 2006 until 2009, Mr. Karis served on the Board of BayBio, an advocacy group for Northern California’s life science community. Mr. Karis has a B.S. in management and economics from Purdue University and a Masters in applied economics from The American University.

Peter D. Parker—Mr. Parker has served on our Board of Directors since July 21, 2010. Mr. Parker served as the President and CEO of our subsidiary Cequent Pharmaceuticals, Inc. from September 2006 until July 21, 2010, and he has served as a member of the Board of Directors of Cequent Pharmaceuticals since September 2006. Prior to joining Cequent Pharmaceuticals, Mr. Parker was a General Partner at Ampersand Ventures where he focused on the firm’s Life Sciences activities. He has served as a director of numerous companies including ACLARA BioSciences, Tomah Products, VITEX, Magellan Biosciences, Dynex and Pentose Pharmaceuticals and as Chairman of Alexis, NOVEX, CoPharma, Huntington Laboratories, Protein Ingredient Technologies, Cyclis Pharmaceuticals, Nanodyne, Panacos Pharmaceuticals, AC Tech, Boston Heart Lab and TekCel. Prior to Ampersand, Mr. Parker spent fourteen years at AMAX, Inc. where he was President of Climax Performance Materials Corporation and Corporate Director of Research and Development. Mr. Parker holds B.S. and M.S. degrees from Columbia University.

Gregory Sessler—Mr. Sessler has served on our Board of Directors since June 2008, and he currently serves as Chair of the Audit Committee and as a member of the Compensation Committee and of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Sessler has served as the Chief Operating Officer since December 2008, and as the Executive Vice President and Chief Financial Officer (“CFO”) since 2002, of Spiration, Inc., a wholly owned subsidiary of Olympus Corporation of the Americas. He is also currently a director and chairman of the audit committee of VLST, Corp. and Impinj, Inc. Prior to joining Spiration, Mr. Sessler served as Senior Vice President and CFO of Rosetta Inpharmatics, a leader in informational genomics, from March 2000 until its acquisition by Merck & Co., Inc. in July 2001 for $540 million. Mr. Sessler is a member of the AICPA, and he previously served on the board of directors of Corixa Corporation. He also serves on the Executive Committee and is a past chairman of the board of directors of the Washington Biotechnology and Biomedical Association. Mr. Sessler holds a bachelors degree, magna cum laude, from Syracuse University and an M.B.A. from the Stanford Graduate School of Business.

Michael D. Taylor, Ph.D.—Dr. Taylor has served on our Board of Directors since July 21, 2010, and he currently serves as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of the Board of Directors. Dr. Taylor has served as a member of the Board of Directors of our subsidiary Cequent Pharmaceuticals, Inc. since May 2008. Dr. Taylor has been in the pharmaceutical industry for more than twenty years with extensive experience in drug discovery and development, licensing and business development, and managing R&D alliances with pharmaceutical and biotech partners. Dr. Taylor has served as President and CEO of Ensemble Therapeutics Corp. in Cambridge, MA since 2007. Prior to joining Ensemble Therapeutics, Dr. Taylor served as Senior Vice President for Pfizer’s Global R&D division where he was responsible for global project and portfolio management. In other positions with Pfizer (and previously Warner-Lambert/Parke-Davis), where Dr. Taylor worked from 1983 until 2007, Dr. Taylor led discovery, and early- and late-stage development projects across multiple therapeutic areas, including Lipitor® and Neurontin.® He has authored or coauthored 65 articles, reviews, and published abstracts and holds six patents. Dr. Taylor earned a Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo and was awarded a National Institute of Health postdoctoral fellowship in natural products synthesis and structure elucidation at the University of Pennsylvania.

Richard T. Ho, M.D., Ph.D.—Dr. Ho has served as our Executive Vice President – Research & Development since September 1, 2011. Dr. Ho most recently served as Senior Medical Director at Entelos, Inc. from 2008 to 2011 where he oversaw academic and governmental collaborations including a Cooperative Research and Development Agreement with the FDA. From 2007 to 2008, he was a Principal at Rosa and Co. where he worked with pharmaceutical and biotechnology companies on physiological modeling efforts in several disease areas including metabolic disorders, respiratory disease, and bioterrorism agents. Dr. Ho began his industry career at Johnson & Johnson Pharmaceutical Research & Development starting as a fellow in Medical Informatics and advancing to the position of Director of Disease Modeling. Over a ten year period at J&J, he built and led a team which championed systems biology and personalized medicine approaches to understanding and treating human disease. In this position, he coordinated model-based analysis and research with global clinical and preclinical teams developing both small and large molecule compounds. Before joining J&J, Dr. Ho completed a residency in Internal Medicine and a fellowship in Rheumatology at Yale School of Medicine. Dr. Ho received his M.D.-Ph.D. from the University at Buffalo School of Medicine with his thesis work at the Grace Cancer Drug Center of Roswell Park Cancer Institute and received his A.B. in physics from Harvard College.

Philip C. Ranker—Mr. Ranker served as our Chief Accounting Officer from September 7, 2011 until September 30, 2011, and he has served as our interim Chief Financial Officer and Secretary since October 1, 2011. Mr. Ranker most recently served as Chief Financial Officer of Suneva Medical, Inc., a start-up aesthetics company, from 2009 to 2011, and as Vice President of Finance at Amylin Pharmaceuticals, Inc. from 2008 to 2009. Prior to Amylin, Mr. Ranker held various positions with Nastech Pharmaceutical Company Inc. (the predecessor to Marina Biotech) from 2004 to 2008, including Vice President of Finance from August 2004 until September 2005, and Chief Financial Officer and Secretary from September 2005 until January 2008. From September 2001 to August 2004, Mr. Ranker served as Director of Finance for ICOS Corporation. Prior to working at ICOS, Mr. Ranker served in various positions in corporate accounting, managed care contracting and research and development, including Senior Finance Director, at Aventis Pharma and its predecessor companies during his nearly fifteen year tenure with the organization. From February 2006 until 2010, Mr. Ranker also served as a member of the Board of Directors and as the chair of the Audit Committee of ImaRx Therapeutics, Inc., which executed an initial public offering during his tenure. Prior to Aventis, Mr. Ranker was employed by Peat Marwick (currently KPMG) as a Certified Public Accountant. Mr. Ranker holds a B.S. in Accounting from the University of Kansas.

Director’s Qualifications

In selecting a particular candidate to serve on our Board of Directors, we consider the needs of our company based on particular attributes that we believe would be advantageous for our Board members to have and would qualify such candidate to serve on our Board given our business profile and the environment in which we operate. The table below sets forth such attributes and identifies which attributes each director possesses.

Attributes	Mr. French	Mr. Fletcher	Mr. Karis	Mr. Parker	Mr. Sessler	Dr. Taylor
Financial Experience		X	X	X	X	X
Public Board Experience		X	X	X	X
Industry Experience	X	X	X	X	X	X
Scientific Experience				X		X
Commercial Experience	X	X	X	X	X
Corporate Governance Experience	X	X	X	X	X	X
Capital Markets Experience	X	X	X	X	X	X
Management Experience	X	X	X	X	X	X

Certain Relationships and Related Transactions

J. Michael French. Pursuant to the terms and conditions of Mr. French’s employment agreement, we agreed, for the term of Mr. French’s employment with us, to nominate Mr. French for successive terms as a member of the Board of Directors, and to use all best efforts to cause Mr. French to be elected by our shareholders as a member of the Board of Directors.

Peter D. Parker and Michael D. Taylor, Ph.D. On July 21, 2010, in connection with the consummation of our merger with Cequent Pharmaceuticals, Inc., we entered into a Stockholders’ Agreement with certain of the principal stockholders of Cequent Pharmaceuticals pursuant to which we granted to Ampersand 2006 Limited Partnership, A.M. Pappas Life Science Ventures III, LP, PVIII CEO Fund, LP and Novartis BioVentures Ltd. the right to designate a total of three (3) members of our Board of Directors during the period beginning at the effective time of the merger with Cequent Pharmaceuticals and ending immediately prior to our 2011 Annual Meeting of Stockholders. The initial director nominees of such stockholders were Peter D. Parker, Chiang J. Li, M.D. and Michael D. Taylor, Ph.D., each of whom was appointed to serve as a member of our Board of Directors beginning on July 21, 2010. Dr. Li retired from the Board effective at the 2011 Annual Meeting of Stockholders.

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Independence of the Board of Directors

The Board of Directors has adopted NASDAQ’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the Board of Directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board of Directors has determined that a majority of the current members of the Board of Directors, namely R. John Fletcher, James M. Karis, Gregory Sessler and Michael D. Taylor, Ph.D., are independent directors within the meaning of such NASDAQ independence standards in terms of independence from management, such members constituting four (4) of the six (6) current members of the Board of Directors. Prior to our 2011 Annual Meeting of Stockholders, which was held on July 14, 2011, the Board of Directors had determined that four (4) of the six (6) members of the Board of Directors serving at that time were independent directors, namely James M. Karis, Chiang J. Li, M.D., Gregory Sessler and Michael D. Taylor, Ph.D. In making these independence determinations, the Board of Directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2010 and 2009 by our CEO and our other most highly compensated executive officers as of the end of the 2010 fiscal year (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
J. Michael French, President, CEO and Director(3)	2010	340,000	—	—	163,082	—	503,082
	2009	340,000	—	—	298,848	102,000	740,848
Peter S. Garcia, CFO and Secretary (4)	2010	310,000	—	—	46,040	45,000	401,040
	2009	140,961	—	—	416,280	45,000	602,241
Barry Polisky, Ph.D., Chief Scientific Officer (5)	2010	306,248	—	—	—	—	306,248
	2009	375,000	—	—	228,024	25,000	628,024

(1)	The amounts listed in the “Option Awards” column reflects the dollar amount of the aggregate grant date fair value, in accordance with FASB ASC Topic 718, for all option awards granted in the applicable fiscal year. The assumptions used to calculate the stock option awards value may be found in Note 6 to our audited Consolidated Financial Statements for the fiscal year ended December 31, 2010 included elsewhere in this prospectus. The dollar amounts do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers.
(2)	The amounts listed in the “All Other Compensation” column are relocation allowances in the amount of $102,000 to Mr. French in 2009 and $45,000 to Mr. Garcia in each of 2009 and 2010, and a $25,000 signing bonus for Dr. Polisky in 2009.
(3)	Mr. French joined our company as CEO on June 23, 2008, became a Director on September 11, 2008 and became President on October 1, 2008. The amount listed under “All Other Compensation” for 2009 represents a relocation allowance in the amount of $102,000 approved by the Compensation Committee.
(4)	Mr. Garcia joined our company as CFO effective July 13, 2009. On September 2, 2011, he submitted his resignation as an officer of our company effective September 30, 2011. Effective August 1, 2010, the annual base salary payable to Mr. Garcia was increased from $300,000 to $324,000. The amounts listed under “All Other Compensation” for 2009 and 2010 represent relocation allowances in the amounts of $45,000 for each of 2009 and 2010 approved by the Compensation Committee.
(5)	Dr. Polisky joined our company as Chief Scientific Officer on January 2, 2009. Effective September 1, 2010, Dr. Polisky began working a reduced schedule and, in connection therewith, his compensatory arrangement was adjusted so that he would receive, in lieu of a base annual salary of $375,000, an hourly salary of $180.29 (i.e., the same hourly rate that was effective per Dr. Polisky’s employment agreement) covering actual hours worked. Dr. Polisky resigned as the Chief Scientific Officer of our company on September 1, 2011, effective immediately. Dr. Polisky currently serves the Company as an employee on a part-time basis as Distinguished Scientist and as the Chair of the Scientific Advisory Board. The amount listed under “All Other Compensation” for 2009 represents a signing bonus in the amount of $25,000.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. These agreements are summarized below and provide that such executive officers shall receive certain payments from us in the event of certain change of control or termination events. For a description of the potential payments upon termination or change of control to be paid to our Named Executive Officers, please see “Potential payments upon termination or change in control arrangements” and “2010 Potential Payments upon Termination or Change in Control Tables” below.

J. Michael French

On June 10, 2008, we entered into an employment agreement (the “French Agreement”) with J. Michael French pursuant to which Mr. French served as our Chief Executive Officer for a term beginning on June 23, 2008 and ending on June 9, 2011. Thereafter, the term of the French Agreement is deemed to continue on a quarter-to-quarter basis, provided that Mr. French remains in full-time employment by our company at that time. We intend to enter into a new employment agreement with Mr. French during the fourth quarter of 2011.

Mr. French was elected President effective October 1, 2008, and became a Director after election by the Board on September 11, 2008. A copy of the French Agreement was filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008.

Pursuant to the French Agreement, Mr. French is entitled to annual base compensation of $340,000, with any increase in base compensation to be set by the Board from time to time as determined by the Board or the Compensation Committee thereof, with the target for each year being the 50th percentile of the Radford survey. He is also eligible to receive annual performance-based incentive cash compensation, with the targeted amount of such incentive cash compensation being 40% of his annual base compensation for the year, but with the actual amount to be determined by the Board or the Compensation Committee. Mr. French also received a relocation allowance in the amount of $102,000.

Under the French Agreement, we granted options to Mr. French to purchase up to 315,000 shares of common stock. The options have a term of 10 years beginning on June 23, 2008, and vest according to the following schedule:

•	105,000 options became exercisable on June 23, 2009 at an exercise price equal to $5.08 per share, which was the closing price of the common stock on the NASDAQ Global Market on June 23, 2008;

•

26,250 options vested on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate of 105,000 options during such period) at an exercise price equal to $9.08 per share; and

•

26,250 options vested on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 9, 2011 (for an aggregate of 105,000 options during such period) at an exercise price equal to $13.08 per share.

If Mr. French’s employment is terminated without cause or he chooses to terminate his employment for good reason, all of Mr. French’s options that are outstanding on the date of termination shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms. In addition, he will receive (i) base salary, (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs, (iii) pay for accrued but unused paid time off, and (iv) reimbursement for expenses through the date of termination, plus an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination.

If Mr. French’s employment is terminated for cause or he chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable for the remainder of their respective terms. He will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

If Mr. French’s employment is terminated due to death or disability, Mr. French or his estate, as applicable, is entitled to receive (i) salary, reimbursement of expenses, and pay for accrued but unused paid time off; (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of termination for the lesser of (a) twelve (12) months and (b) the remaining term of the French Agreement at the time of such termination. In addition, vesting of all of Mr. French’s options that are outstanding on the date of termination shall cease, and any then vested options shall remain exercisable as specified in the applicable grant agreements.

If Mr. French’s employment is terminated by us (other than for cause) or by Mr. French (for good reason), and in either case other than because of death or disability, during the one-year period following a change in control of our company, then Mr. French will be entitled to receive as severance: (i) salary, expense reimbursement and pay for unused paid time off through the date of termination; (ii) a lump-sum amount equal to the greater of (x) twelve (12) months of base salary, and (y) the balance of his base salary to the end of the term of the French Agreement, in each case at the rate in effect on the date of termination; (iii) the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis); and (iv) an additional lump-sum payment equal to fifty percent (50%) of his base salary for such year. In addition, all of Mr. French’s outstanding stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements.

Pursuant to the French Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us. As a result of the Waiver Agreement that Mr. French entered into with us on March 31, 2010, Mr. French waived any and all right, title, claim and interest that he may have to receive any payments or accelerated vesting of equity awards under the French Agreement or under any equity compensation plan of our company, in each case as a result of our merger with Cequent Pharmaceuticals being deemed a change of control.

The French Agreement also provides that we will, in connection with each election of our directors during the term of the French Agreement, nominate, recommend and use our best efforts to cause the election to the Board of Directors of Mr. French. In general, Mr. French has agreed not to compete with us for six months following the end of the employment term or to solicit our partners, clients or employees for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Peter S. Garcia

In connection with his appointment as Chief Financial Officer, we entered into an employment agreement (the “Garcia Agreement”) with Mr. Garcia pursuant to which he would serve as our Chief Financial Officer for a three year term beginning on July 13, 2009. Mr. Garcia was later elected Secretary effective August 11, 2009. On September 1, 2011, Mr. Garcia submitted his resignation as an officer of our company, effective September 30, 2011. A copy of the Garcia Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 13, 2009.

Pursuant to the Garcia Agreement, Mr. Garcia is entitled to annual base compensation of $300,000, with any increase in base compensation to be set by the Board of Directors and/or the Chief Executive Officer from time to time as determined by the Board of Directors and/or the Chief Executive Officer. On July 28, 2010, the Board of Directors approved an increase to the annual base salary payable to Mr. Garcia from $300,000 to $324,000, effective August 1, 2010. Mr. Garcia is also eligible to receive annual incentive cash compensation, with a target of 30% of his annual base compensation for the year, with the actual amount to be determined by the Board of Directors and/or the Chief Executive Officer.

Moreover, we agreed to pay Mr. Garcia a total of $90,000 in connection with his relocation to the Seattle, Washington metropolitan area, which amount was paid in two payments of $45,000 each through our regular payroll practices on September 15, 2009 and January 29, 2010. We also reimbursed Mr. Garcia for his reasonable travel expenses from his home residence in Palo Alto, California to our headquarters in Bothell, Washington until September 2, 2009. Under the Garcia Agreement, we granted to Mr. Garcia options to purchase up to 90,000 shares of the common stock. The options have a term of 10 years beginning on July 13, 2009, and vest according to the following schedule:

•	30,000 options vested and became exercisable on July 13, 2010 at an exercise price of $5.56 per share;

•

7,500 options vested and became exercisable on each of October 13, 2010, January 13, 2011, April 13, 2011 and July 13, 2011 (for an aggregate 30,000 options during such period) at an exercise price of $9.56 per share; and

•

7,500 options are scheduled to vest and become exercisable on each of October 13, 2011, January 13, 2012, April 13, 2012 and July 12, 2012 (for an aggregate 30,000 options during such period) at an exercise price of $13.56 per share. However, the vesting of these 30,000 options ceased, and the options terminated, upon Mr. Garcia’s resignation from our company.

Due to the fact that Mr. Garcia has terminated his employment other than for good reason, the vesting of any outstanding options ceased on the termination date, and any then un-vested outstanding options terminated. In addition; Mr. Garcia was entitled to receive salary, pay for accrued but unused paid time off, and reimbursement of expenses through the termination date.

In general, Mr. Garcia has agreed: (i) not to compete with our company during the employment term and for twelve (12) months thereafter, (ii) not to solicit any of our partners, consultants, certified research organizations, principal vendors, licensees or employees for twelve (12) months following the end of the employment term, and (iii) not to solicit or accept business from, or perform or supervise the performance of any services related to such business from, certain of our clients, former clients and prospective clients during the employment term and for twelve (12) months thereafter. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Barry Polisky, Ph.D.

On October 27, 2008, we entered into an employment agreement (the “Polisky Agreement”) with Dr. Polisky, pursuant to which Dr. Polisky would serve as our Chief Scientific Officer for a term beginning on January 2, 2009 (the “Effective Date”) and ending on January 3, 2012. A copy of the Polisky Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 27, 2008.

Pursuant to the Polisky Agreement, Dr. Polisky was originally entitled to annual base compensation of $375,000, with any increase in base compensation to be set by the Board of Directors from time to time as determined by the Board. Effective September 1, 2010, Dr. Polisky began working a reduced schedule and, in connection therewith, his compensatory arrangement was adjusted so that he would receive, in lieu of a base annual salary of $375,000, an hourly salary of $180.29 (i.e., the same hourly rate that was effective per the Polisky Agreement) covering actual hours worked. Dr. Polisky resigned as the Chief Scientific Officer of the Company on September 1, 2011, effective immediately. Thereafter, Dr. Polisky will continue serving the Company as an employee on a part-time basis as Distinguished Scientist and as the Chair of the Scientific Advisory Board. Dr. Polisky will no longer serve as an officer of the Company.

In connection with his resignation as Chief Scientific Officer, we and Dr. Polisky entered into an Amendment (the “Polisky Amendment”) to the Polisky Agreement to, among other things, provide for Dr. Polisky’s change of titles and responsibilities, extend the term of the Polisky Agreement until September 1, 2014, reduce his annual base salary to $135,000, and reduce the cash payments due to Dr. Polisky in the event of his termination without Cause or following a Change of Control (each as defined in the Polisky Agreement). Except as expressly modified by the Polisky Amendment, the provisions of the Polisky Agreement remain in full force and effect. A copy of the Polisky Amendment was filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 1, 2011.

Upon entering into the Polisky Agreement, Dr. Polisky became entitled to receive a one-time signing bonus of $25,000 payable within 30 days of the Effective Date. In addition, Dr. Polisky is eligible to receive annual incentive cash compensation of up to 40 percent of his annual base compensation for the year, with the actual amount to be determined by the Board of Directors or the Compensation Committee.

Under the Polisky Agreement, Dr. Polisky was granted options to purchase up to 90,000 shares of common stock. Dr. Polisky’s options have a term of 10 years beginning on the Effective Date, and vest according to the following schedule:

•	30,000 options vested and became exercisable on January 4, 2010 at an exercise price of $1.40 per share;

•

7,500 options vested and became exercisable on each of April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011 (for an aggregate 30,000 options during such period) at an exercise price equal to $5.40 per share; and

•

7,500 options vested and became exercisable, or will vest and become exercisable, as applicable, on each of April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012 (for an aggregate 30,000 options during such period) at an exercise price equal to $9.40 per share.

If Dr. Polisky’s employment is terminated without cause, or upon the expiration of any employment period we fail to offer to renew or extend the employment period (other than if Dr. Polisky shall then have reached our mandatory retirement age), or Dr. Polisky chooses to terminate his employment for good reason, Dr. Polisky shall be entitled to receive (i) salary, reimbursement of expenses and pay for any unused paid time off accrued through the termination date, (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the termination date occurs and (iii) a lump sum equal to base salary at the rate in effect on the termination date for three (3) months. In addition, all options granted to Dr. Polisky pursuant to the Polisky Agreement shall be fully vested and exercisable upon such termination and shall remain exercisable in accordance with the grant agreements.

If Dr. Polisky’s employment is terminated for cause or Dr. Polisky chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable in accordance with the grant agreements. Regardless of the nature of his separation from our company, Dr. Polisky will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

In general, Dr. Polisky has agreed not to compete with our company for six months following the end of the employment term or to solicit our partners, vendors or employees for six months following the end of the employment term, unless such employment is terminated by us without cause or by Dr. Polisky for good reason. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

If Dr. Polisky’s employment is terminated either by us or by Dr. Polisky (other than because of Dr. Polisky’s death or disability) following the occurrence of a change of control of our company (as defined in the Polisky Agreement) and the date of such termination is within one (1) year following the occurrence of such change of control, then Dr. Polisky shall be entitled to receive from our company, in lieu of the severance payment otherwise payable pursuant to the Polisky Agreement, a lump sum amount equal to six (6) months of his specified base salary under the Polisky Agreement and the amount of his incentive cash compensation for the fiscal year in which the termination occurs (determined on a pro-rata basis), plus an additional lump-sum amount equal to 50% of his base salary for such year. Furthermore, notwithstanding the vesting and/or exercisability provisions otherwise applicable to outstanding options, all such stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements, and subject to our right to direct the sale of shares in connection with a change of control.

Outstanding Equity Awards

2010 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2010:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(15)	(#)	($)
J. Michael French	(1)	105,000	—	—	$5.08	6/23/18	—	—	—	—
	(2)	105,000	—	—	$9.08	6/23/18	—	—	—	—
	(3)	52,500	52,500	—	$13.08	6/23/18	—	—	—	—
	(4)	20,000	—	—	$6.08	5/20/19	—	—	—	—
	(5)	10,000	30,000	—	$6.08	5/20/19	—	—	—	—
	(6)	—	79,700	—	$2.45	10/14/20	—	—	—	—

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(15)	(#)	($)
Peter S. Garcia	(7)	30,000	—	—	$5.56	7/1319	—	—	—	—
	(8)	7,500	22,500	—	$9.56	7/13/19	—	—	—	—
	(9)	—	30,000	—	$13.56	7/13/19	—	—	—	—
	(10)	—	22,500	—	$2.45	10/14/20	—	—	—	—
Barry Polisky, Ph.D.	(11)	30,000	—	—	$1.40	1/2/19	—	—	—	—
	(12)	22,500	7,500	—	$5.40	1/2/19	—	—	—	—
	(13)	—	30,000	—	$9.40	1/2/19	—	—	—	—
	(14)	10,000	—	—	$6.08	5/20/19	—	—	—	—
	(15)	5,000	15,000	—	$6.08	5/20/19	—	—	—	—

(1)	The options became exercisable on June 23, 2009.
(2)	The options vested in four equal quarterly increments on September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010.
(3)	The options vest in four equal quarterly increments on September 10, 2010, December 10, 2010, March 10, 2011 and June 10, 2011.
(4)	The options vested on May 20, 2010.
(5)	The options vest in eight equal quarterly increments on August 20, 2010, November 20, 2010, February 20, 2011, May 20, 2011, August 20, 2011, November 20, 2011, February 20, 2012 and May 20, 2012.
(6)	One-third of the options shall vest on October 14, 2011. The remaining options shall vest quarterly in equal installments during the two-year period commencing after October 14, 2011.
(7)	The options vested on July 13, 2010.
(8)	The options vest in four equal quarterly increments on October 13, 2010, January 13, 2011, April 13, 2011 and July 13, 2011.
(9)	The options vest in four equal quarterly increments on October 13, 2011, January 13, 2012, April 13, 2012 and July 12, 2012.
(10)	One-third of the options shall vest on October 14, 2011. The remaining options shall vest quarterly in equal installments during the two-year period commencing after October 14, 2011.
(11)	The options vested on January 4, 2010.
(12)	The options vest in four equal quarterly increments on April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011.
(13)	The options vest in four equal quarterly increments on April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012.
(14)	The options vested on May 20, 2010.
(15)	The options vest in eight equal quarterly increments on August 20, 2010, November 20, 2010, February 20, 2011, May 20, 2011, August 20, 2011, November 20, 2011, February 20, 2012 and May 20, 2012.

Option repricings

We did not engage in any option repricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2010.

Potential payments upon termination or change in control arrangements

The discussion below sets forth the potential termination or change-in-control payments that would be due to our Named Executive Officers upon the occurrence of certain specified events. All information described below is presented as if a triggering event occurred on December 31, 2010. Please see “Employment Agreements” above for a description of the severance and change in control arrangements for our Named Executive Officers. Each of our Named Executive Officers will be eligible to receive severance payments only if each officer signs a general release of claims. The Compensation Committee, as plan administrator of our Stock Option Plans, has the authority to provide for accelerated vesting of options or restricted stock held by our Named Executive Officers and any other person in connection with certain changes in control of our company.

In those employment agreements with our Named Executive Officers containing a change in control provision, subject to certain exceptions, a change in control is generally defined as (i) the acquisition by any individual, entity or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of our company.

As a result of the Waiver Agreements that each of Mr. French, Mr. Garcia and Dr. Polisky entered into with us on March 31, 2010 in connection with the signing of our merger agreement with Cequent Pharmaceuticals, each such executive officer waived any and all right, title, claim and interest that they may have to receive any payments or accelerated vesting of equity awards under their respective employment agreements with our company or under any equity compensation plan of our company, in each case as a result of our merger with Cequent Pharmaceuticals being deemed a change of control.

Estimated payments and benefits upon termination

The amount of compensation and benefits payable to each Named Executive Officer on December 31, 2010 under various termination events and circumstances has been estimated in the table below. The amounts shown assume that such termination was effective as of December 31, 2010, our last business day of 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. Amounts under equity awards are determined based on the closing price of our common stock on December 31, 2010, which was $1.55 per share. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from our company.

Unless otherwise provided by our plan administrator in grant agreements or in employment contracts with our Named Executive Officers, upon termination of a participant’s employment or service, participants generally will forfeit any outstanding awards, except that a participant will have (i) 90 days (but in no event after the original expiration date of the award) following termination of employment or service to exercise any then-vested options and (ii) the earlier of one year or the original expiration of the grant if termination of employment or service is as a result of the participant’s disability or death. In the event of the death or disability of a Named Executive Officer, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. The terms “cause”, “good reason”, “change of control” and “disability” have the meanings given to such terms in the employment agreements with our Named Executive Officers.

2010 Potential Payments Upon Termination or Change in Control Table

	Involuntary Not For Cause Termination or For Good Reason	Voluntary or For Cause	Death or Disability	Termination following Change-in-Control
Mr. French
Lump-sum payment	$340,000	$—	$149,041	$510,000
Accrued Vacation	32,692	32,692	32,692	32,692
Bonus	136,000	136,000	136,000	136,000
Stock Options	—	—	—	—
Cobra reimbursement	14,310	—	14,310	—

Total	$523,002	$168,692	$332,043	$678,692

Mr. Garcia
Lump-sum payment	$324,000	$—	$324,000	$421,200
Accrued Vacation	16,943	16,943	16,943	16,943
Bonus	97,200	—	97,200	97,200
Stock Options	—	—	—	—
Cobra reimbursement	21,043	—	—	—

Total	$459,186	$16,943	$438,143	$535,343

Dr. Polisky
Lump-sum payment	$173,070	$—	$173,070	$262,490
Accrued Vacation	11,364	11,364	11,364	11,364

	Involuntary Not For Cause Termination or For Good Reason	Voluntary or For Cause	Death or Disability	Termination following Change-in-Control
Bonus	122,499	122,499	122,499	122,499
Stock Options	—	—	—	—
Cobra reimbursement	7,368	—	—	—

Total	$314,301	$133,863	$306,933	$396,353

Lump Sum Payment: The lump sum payments represent contractual payments due to the named executives in accordance with their employment contracts based upon their base salaries in effect as of December 31, 2010:

•

The amounts of $340,000 and $149,041 for Mr. French represent either: (i) in the case of termination without cause or for good reason, one year’s pay at the rate in effect on December 31, 2010; (ii) in the case of death or disability, the amount due through June 9, 2011, the end of the stated term of his employment contract; or (iii) in the case of a termination following a change-in-control, an amount equal to 150% of one year’s pay at the rate in effect on December 31, 2010.

•

The amounts of $324,000 and $421,200 for Mr. Garcia represent either: (i) in the case of termination without cause or for good reason, or in the case of death or disability, one year’s pay at the rate in effect on December 31, 2010 or (ii) in the case of a termination following a change-in-control, an amount equal to 130% of one year’s pay at the rate in effect on December 31, 2010.

•

The amounts of $173,070 and $262,490 for Dr. Polisky represent either: (i) in the case of termination without case or for good reason, or in the case of death or disability, one year’s pay at the rate in effect on December 31, 2010 or (ii) in the case of a termination following a change-in-control, the amount due through January 3, 2012, the end of his employment contract, plus an additional amount equal to 50% of one year’s pay at the rate in effect on December 31, 2010.

•	Accrued Vacation: Accrued vacation amounts represent the unpaid days of personal time off accrued for each named executive officer as of December 31, 2010.

Bonus: All bonus amounts are based upon employment contracts, and are calculated using base salaries in effect as of December 31, 2010. Bonus amounts are 40% of base salary for each of Mr. French and Dr. Polisky, and 30% of base salary for Mr. Garcia.

Stock Options: Stock option amounts are valued at $1.55, the closing price on December 31, 2010, less the applicable option exercise price, multiplied by the number of outstanding unvested options assumed to vest on such date. As of December 31, 2010, none of the unvested outstanding options held by the Named Executive Officers were in-the-money and vested outstanding options to purchase up to 30,000 shares of common stock were in-the-money, all of which were held by Dr. Polisky.

Cobra Reimbursement: Cobra reimbursements represent twelve months of continued company contributions for employer-paid medical insurance.

Compensation of Directors

2010 Director Compensation Table

The following Director Compensation table sets forth information concerning compensation for services rendered by our independent directors for fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Current Directors
R. John Fletcher (15)	$—		—	$—		—	$—
James M. Karis	17,000		—	28,520	(4)	—	45,520
Peter D. Parker (12)	17,000	(13)	—	28,520	(6)	—	45,520
Gregory Sessler	19,125	(14)	—	32,085	(7)	—	51,210
Michael D. Taylor, Ph.D.	17,000		—	28,520	(8)	—	45,520

Subtotal	$87,125		—	$146,165		—	$233,290
Former Directors(3)
Chiang J. Li, M.D.	$17,000		—	$28,520	(5)	—	$45,520

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Daniel Peters (9)	—	—	—	—	—
James E. Rothman (10)	—	—	—	—	—
Bruce R. Thaw (11)	—	—	—	—	—

Subtotal	—	—	—	—	—

Total	$87,125	—	$146,165	—	$233,290

(1)	The amounts set forth in this column reflect 50% of the annual cash retainer to be paid to the members of our Board of Directors in connection with their service during the term beginning at the 2010 Annual Meeting of Stockholders and ending at the 2011 Annual Meeting of Stockholders, which amounts were paid in 2010. The remaining portion of the annual cash retainer was paid in July 2011.
(2)	Reflects the dollar amount of the aggregate grant date fair value of the option awards granted to the directors in 2010, in accordance with FASB ASC Topic 718. The assumptions used to calculate the stock option awards value may be found in Note 6 to the Consolidated Financial Statements for the fiscal year ended December 31, 2010 included elsewhere in this prospectus.
(3)	Mr. Peters, Dr. Rothman and Mr. Thaw resigned as directors of our company on July 21, 2010, at which time Dr. Li, Mr. Parker and Dr. Taylor were appointed to serve as members of our Board of Directors. Dr. Li resigned as a director of our company effective as of July 14, 2011, at which time Mr. Fletcher was appointed to serve as a member of our Board of Directors.
(4)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Mr. Karis on July 21, 2010. As of December 31, 2010, Mr. Karis held options to purchase 20,125 shares of common stock.
(5)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Dr. Li on July 21, 2010. As of December 31, 2010, Dr. Li held options to purchase 69,564 shares of common stock. Dr. Li resigned as a director of our company effective as of July 14, 2011.
(6)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Mr. Parker on July 21, 2010. On April 14, 2011, Mr. Parker received an additional grant of options to purchase 3,594 shares of common stock at an exercise price of $0.55 per share in connection with his service as co-Chairman of the Board. As of December 31, 2010, Mr. Parker held options to purchase 206,323 shares of common stock.
(7)	Represents the total grant date fair value of options to purchase 12,938 shares of common stock granted to Mr. Sessler on July 21, 2010. On April 14, 2011, Mr. Sessler received an additional grant of options to purchase 3,594 shares of common stock at an exercise price of $0.55 per share in connection with his service as co-Chairman of the Board. As of December 31, 2010, Mr. Sessler held options to purchase 40,875 shares of common stock.
(8)	Represents the total grant date fair value of options to purchase 11,500 shares of common stock granted to Dr. Taylor on July 21, 2010. As of December 31, 2010, Dr. Taylor held options to purchase 21,888 shares of common stock.
(9)	As of December 31, 2010, Mr. Peters held options to purchase 22,750 shares of common stock.
(10)	As of December 31, 2010, Dr. Rothman held options to purchase 48,842 shares of common stock, including vested options to purchase 26,092 shares of common stock granted to him in connection with his service on our Scientific Advisory Board.
(11)	As of December 31, 2010, Mr. Thaw held options to purchase 47,687 shares of common stock.
(12)	The amounts set forth in this table for Mr. Parker do not reflect severance amounts that have been paid to him by us pursuant to his employment agreement with Cequent Pharmaceuticals. As a result of our merger with Cequent, we assumed Mr. Parker’s employment agreement from Cequent, and he became an employee of our company. When Mr. Parker’s employment with our company was terminated on July 31, 2010, Mr. Parker became entitled to receive: (i) $325,000 of base salary, payable over 12 months, of which $189,583 was paid in 2010; (ii) $66,354 of incentive cash compensation, payable over seven months, of which $47,396 was paid in 2010; (iii) accrued vacation in the amount of $6,250, all of which was paid in 2010; and (iv) $11,400 of Cobra reimbursements, payable over 12 months, of which $4,750 was paid in 2010. In addition, options to purchase 82,859 shares of our common stock immediately vested and became exercisable upon the termination of Mr. Parker’s employment, which options had an aggregate fair value on the date of termination of $211,003, calculated in accordance with FASB ASC Topic 718. The aggregate value of Mr. Parker’s severance arrangement, including the fair value of accelerated options, was $620,007.
(13)	Mr. Parker was paid an additional $10,625 in connection with his service as co-Chairman of the Board in July 2011.
(14)	Mr. Sessler was paid an additional $10,625 in connection with his service as co-Chairman of the Board in July 2011.
(15)	Mr. Fletcher became a member of our Board of Directors in July 2011, and did not receive any compensation from our company during the fiscal year ended December 31, 2010.

J. Michael French, current director, President and CEO, has not been included in the Director Compensation Table because he is a Named Executive Officer and does not receive any additional compensation for services provided as a director.

For 2010, the annual cash retainer and annual equity grant for non-employee members of the Board of Directors are as follows:

Annual Cash Retainer: The annual cash retainer is: (i) $25,500 for non-employee members of the Board, (ii) $12,750 for the Chairman of the Audit Committee, (iii) $8,500 for the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Deal Committee and the Scientific Advisor to the Board, and (iv) $21,250 for the Chairman of the Board.

Annual Equity Grant: The annual equity grant is: (i) 8,625 options to non-employee members of the Board, (ii) 4,313 options to the Chairman of the Audit Committee, (iii) 2,875 options to the chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, the Chairman of the Deal Committee and the Scientific Advisor to the Board, and (iv) 7,188 options to the Chairman of the Board.

On September 2, 2011, the Board of Directors authorized the modification of the cash and equity compensation paid to non-employee members of the Board for the period beginning at the 2011 Annual Meeting of Stockholders. As a result of these changes: (i) the annual cash retainer for non-employee members of the Board was increased from $25,500 to $26,000; (ii) the annual cash retainer for the Chairman of the Audit Committee was increased from $12,750 to $15,000; (iii) the annual cash retainer for the Chairman of the Compensation Committee was increased from $8,500 to $12,500; (iv) the annual cash retainer for each of the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Strategy and Deal Committee was increased from $8,500 to $10,000; and (v) the annual cash retainer for the Chairman of the Board was increased from $21,250 to $22,000. In addition, each non-employee director who serves as a member of any of the standing committees of the Board of Directors (other than the chair of any such committee) will be paid an annual cash retainer of $5,000 for service on each such committee. The cash payments to non-employee directors will be made on a quarterly basis.

Furthermore, the annual equity grant to non-employee members of the Board was increased so that each such director would receive a grant of options to purchase 75,000 shares of Common Stock, with the Chairman of the Board to receive an annual equity grant of options to purchase 100,000 shares of Common Stock. No additional equity grants will be made to non-employee directors in their capacities as the chair of any of the standing committees of the Board of Directors.

Directors’ Stock Compensation Plans. We maintain three compensation plans under which equity compensation awards may be made to directors: the Marina Biotech, Inc. 2002 Stock Option Plan (the “2002 Plan”), the Marina Biotech, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and the Marina Biotech, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). References to the “Director Option Plans” herein refer to the 2002 Plan, the 2004 Plan and the 2008 Plan, collectively. It is our current practice that, upon becoming a member of the Board of Directors, each non-employee director may receive a discretionary award of options to purchase common stock as is determined at such time by the Compensation Committee of the Board of Directors. The discretionary stock option grants under the Director Option Plans are made at an exercise price per share of no less than the “fair market value” (as defined under the Director Option Plans) of a share of common stock on the date the option is granted, and are generally subject to a vesting period determined by the Compensation Committee in accordance with the applicable Director Option Plan. The Compensation Committee may make additional discretionary grants to eligible directors, consistent with the terms of the Director Option Plans. The Board of Directors may amend, suspend or terminate the Director Option Plans at any time, except that prior approval of our stockholders must be obtained pursuant to applicable NASDAQ rules for any amendments that would constitute a material revision to any of the Director Option Plans, and certain changes require the consent of the affected grantees. In 2010, 58,938 options were granted to the non-employee members of the Board of Directors pursuant to the Director Option Plans. The stock options were granted on July 21, 2010 when the fair market value of the common stock was $2.9824 per share.

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2010 with respect to all of the compensation plans under which our common stock is authorized for issuance, including the Amended and Restated 2000 Nonqualified Stock Option Plan (the “2000 Plan”), the Marina Biotech, Inc. 2002 Stock Option Plan (the “2002 Plan”), the Marina Biotech, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), the Marina Biotech, Inc. 2008 Stock Incentive Plan (the “2008 Plan”) and the 2007 Employee Stock Purchase Plan (the “ESPP”), along with options granted outside of our equity compensation plans.

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,759,979	(1)(4)	$7.48	1,078,895	(3)
Equity compensation plans not approved by security holders	347,490	(2)	$11.15	—

Total	2,107,469		$8.08	1,078,895

(1)	Consists of: (i) 305,465 shares of common stock underlying awards made pursuant to the 2002 Plan; (ii) 353,557 shares of common stock underlying awards made pursuant to the 2004 Plan and (iii) 1,100,957 shares of common stock underlying awards made pursuant to the 2008 Plan.
(2)	Consists of 72,500 shares of common stock underlying awards made pursuant to the 2000 Plan and 274,990 shares of common stock underlying options awarded to J. Michael French, CEO and President, as an inducement to enter into his employment contract with us in June 2008. Under the 2000 Plan, we are authorized to grant non-qualified stock options to purchase a maximum of 250,000 shares of common stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) to our employees, officers, directors and consultants. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 2000 Plan. The Compensation Committee has discretion as to the persons to be granted options, the number of shares subject to the options and the vesting schedules of the options. The 2000 Plan also provides that options shall be exercisable during a period of no more than ten years from the date of grant, and that the option exercise price shall be at least equal to 100% of the fair market value of the common stock on the date of grant.
(3)	Includes 72,891 shares of common stock available for future issuance under the ESPP as of December 31, 2010.
(4)	This table does not include equity awards that have been assumed by us in connection with our acquisition of Cequent Pharmaceuticals, Inc. As of December 31, 2010, an additional 533,590 shares of our common stock were subject to outstanding stock options assumed in connection with our acquisition of Cequent Pharmaceuticals, Inc., with a weighted average exercise price of $2.36 per share. We will not make any future grants of equity awards under this assumed equity compensation plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of September 30, 2011, and as adjusted to reflect the sale of our common stock and warrants offered by this prospectus, by: (i) each director of our company; (ii) each of our Named Executive Officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of September 30, 2011, through the exercise of any option, warrant, subscription investment unit or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options, warrants and subscription investment units that are exercisable within 60 days of September 30, 2011 are considered to be outstanding. These shares, however, are not considered outstanding as of September 30, 2011 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 88,940,105 shares of common stock outstanding as of September 30, 2011. Unless otherwise indicated, the business address of each person in the table below is c/o Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021. No shares identified below are subject to a pledge.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Officers and Directors:
J. Michael French	404,941	(1)	*
Peter S. Garcia	64,998	(2)	*
Barry Polisky, Ph.D.	107,500	(3)	*
R. John Fletcher	-0-		*
James M. Karis	20,125	(4)	*
Peter D. Parker	330,533	(5)	*
Gregory Sessler	40,875	(6)	*
Michael D. Taylor, Ph.D.	20,006	(7)	*
Richard T. Ho, M.D., Ph.D.	-0-		*
Philip C. Ranker	2,500		*

All executive officers and directors as a group (10 persons)	991,478	(8)	1.1%

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
5% Shareholders:
BioMed Realty Trust, Inc.	9,915,727	(9)	11.15%
A.M. Pappas & Associates, LLC	5,283,476	(10)	5.94%

*	Less than 1%.
(1)	Includes vested options to purchase 391,566 shares of common stock. Pursuant to a settlement agreement, all of the securities beneficially owned by Mr. French are held in constructive trust by Mr. French for the benefit of Mr. French and his former spouse.
(2)	Includes vested options to purchase 59,998 shares of common stock. Mr. Garcia resigned as an officer of our company effective September 30, 2011.
(3)	Includes vested options to purchase 107,500 shares of common stock. Dr. Polisky resigned as the Chief Scientific Officer of our company on September 1, 2011, effective immediately.
(4)	Includes vested options to purchase 20,125 shares of common stock.
(5)	Includes vested options to purchase 206,323 shares of common stock.
(6)	Includes vested options to purchase 40,875 shares of common stock.
(7)	Includes vested options to purchase 20,006 shares of common stock.
(8)	Includes vested options to purchase 846,393 shares of common stock.
(9)	The information in the table above is based on an Amendment No. 1 to Schedule 13G filed on October 4, 2011, and a Schedule 13G filed on February 28, 2011, in each case by BioMed Realty Trust, Inc. (“BioMed Trust”) and BioMed Realty, L.P. (“BioMed Realty”). BioMed Trust is the sole general partner of BioMed Realty, its operating partnership subsidiary, and conducts substantially all of its business in or through BioMed Realty. The number of shares in the table above includes 8,802,100 shares owned by BioMed Realty, and 1,113,627 shares owned by a wholly-owned subsidiary of BioMed Realty. The address for BioMed Trust is 17190 Bernardo Center Drive, San Diego, California 92128.
(10)	The information in the table above is based on an Amendment No. 2 to Schedule 13D filed on July 21, 2011, an Amendment No. 1 to Schedule 13D filed on May 31, 2011, and a Schedule 13D filed on August 2, 2010 on behalf of A.M. Pappas Life Science Ventures III, LP (“Pappas Ventures III”), PV III CEO Fund, LP (“CEO III” and together with Pappas Ventures III, the “Pappas Funds”), AMP&A Management III, LLC (“Management III”), and A.M. Pappas & Associates, LLC (“Pappas”). Management III is the general partner of each of the Pappas Funds, and has a management agreement with Pappas whereby Pappas provides management services for the Pappas Funds. Due to its arrangements with the Pappas Funds, Pappas’s investment committee has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, all shares of common stock owned by the Pappas Funds. By virtue of these relationships, each of Management III and Pappas may be deemed to beneficially own our common stock owned directly by the Pappas Funds. The sole managing member of Pappas is Arthur M. Pappas. The managing members of Management III are Pappas and Mr. Pappas. Management III disclaims beneficial ownership of the shares held by the Pappas Funds, except to the extent of its pecuniary interest therein. The number of shares set forth in the table above does not include warrants to purchase up to 1,600,000 shares of our common stock, which are not exercisable within 60 days of September 30, 2011. The address for Pappas is 2520 Meridian Parkway, Suite 400, Durham, North Carolina 27713.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming the Company Issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	1,552,785	(2)	1.7	% (2)	19,000,000	(3)	1.4%

*	less than 1%.
(1)	Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.
(2)	1,552,785 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, including 1,452,785 shares that we issued to LPC as a commitment fee, 50,000 shares that we issued as an expense reimbursement and 50,000 warrant shares LPC acquired in a prior placement that is not a part of this offering. We may at our discretion elect to issue to LPC up to an additional 16,276,215 shares of our common stock in this offering under the Purchase Agreement (together with up to 1,221,000 shares of our common stock that we have reserved for issuance to LPC pro rata as an additional commitment fee in connection therewith) but LPC does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.
(3)	Although the Purchase Agreement provides what we may sell up to $15,000,000 of our common stock to LPC, we are only registering 19,000,000 shares issuable under the Purchase Agreement on the registration statement of which this prospectus forms a part. If we elect to issue more than the 19,000,000 shares offered by this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to LPC before we can sell such additional shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval for Related Party Transactions

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002 and NASDAQ rules. Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CFO the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the CFO must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in writing in advance. In considering such transactions, the Audit Committee takes into account the relevant available facts and circumstances.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Common Stock

We are currently authorized to issue up to 180,000,000 shares of common stock, par value $0.006 per share. As of September 30, 2011, 88,940,105 shares of our common stock were issued and outstanding, 9,900,278 unissued shares of common stock were reserved for future issuance under our equity compensation plans, and 49,810,047 unissued shares of common stock were reserved for issuance upon the exercise of outstanding warrants and subscription investment units, leaving approximately 31,349,570 shares of common stock unissued and unreserved.

All shares of Common Stock issued will be duly authorized, fully paid and non-assessable. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our Common Stock, the holders of shares of our Common Stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our Common Stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our Common Stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Stockholder Rights Plan

On February 22, 2000, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of Common Stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share. We issued these rights on March 17, 2000 to each stockholder of record on such date, and these rights attach to shares of Common Stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $50.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding Common Stock or announces a tender offer for 15 percent or more of our outstanding Common Stock. Each holder of a preferred share purchase right, excluding an acquiring entity or any of its affiliates, will have the right to receive, upon exercise, shares of our Common Stock, or shares of stock of the acquiring entity, having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. The preferred share purchase rights expire on March 17, 2013, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

Preferred Stock

We are currently authorized to issue 100,000 shares of preferred stock, par value $.01 per share, with 10,000 shares undesignated and 90,000 shares of previously undesignated preferred stock designated as Series A Junior Participating Preferred Stock.

We may issue shares of our authorized but unissued preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of our authorized but unissued preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our Common Stock currently is trading on The NASDAQ Global Market under the symbol “MRNA”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Common Stock.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, or LPC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC or may be sold by LPC without restriction under Rule 144(b)(1)(i) under the Securities Act.

THE LPC TRANSACTION

General

On October 11, 2011, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC. Under the Purchase Agreement, we have the right to sell to LPC up to $15 million of our common stock, from time to time over a thirty (30) month period, at our discretion, as described below.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. Except for the initial 1,452,785 shares issued as a commitment fee, and the 50,000 shares issued as an expense reimbursement, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective, over approximately 30 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to 300,000 shares as often as every business day under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances. No sales of shares may occur at a purchase price below $0.10 per share. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice. We issued 1,452,785 shares of our common stock to LPC as a commitment fee for entering into the Purchase Agreement, 50,000 shares of our common stock to LPC as an expense reimbursement and we may issue up to 2,905,569 shares (of which 1,221,000 are included in this offering) pro rata as LPC purchases up to $15,000,000 of our common stock as directed by us. LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of September 30, 2011, there were 88,940,105 shares outstanding (88,800,020 shares held by non-affiliates) excluding the 1,502,785 shares which we have already issued and are offered by LPC pursuant to this Prospectus. 19,000,000 shares are offered hereby consisting of 1,452,785 shares that we issued as a commitment fee, 1,221,000 shares that we may issue pro rata as additional commitment shares as up to $15,000,000 of our stock is purchased by LPC (out of an aggregate of 2,905,569 potential additional commitment shares), 50,000 shares that we issued as an expense reimbursement and the remainder representing shares we may sell to LPC under the Purchase Agreement. If all of the 19,000,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent approximately 17.6% of both the total common stock outstanding and the non-affiliates shares outstanding, as adjusted, as of the date hereof. If we elect to issue more than 19,000,000 shares to LPC, which we have the right but not the obligation to do, we must first register under the Securities Act of 1933, as amended, or the Securities Act, any additional shares we may elect to sell to LPC before we can sell such additional shares, which could cause substantial dilution to our shareholders. In addition, if we seek to issue additional shares we may be required to seek shareholder approval in order to be in compliance with the NASDAQ Global Market rules. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every business day, we may direct LPC to purchase up to 300,000 shares of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; and

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to 300,000 shares as described above, we may direct LPC as often as every business day to purchase up to 400,000 shares of our common stock provided that our closing share price on the purchase date is not below $0.30 per share. We may increase this amount up to 500,000 shares of our common stock provided that our closing share price on the purchase date is not below $0.40 per share.

In addition to purchases of up to 500,000 shares of our common stock as described above, we may direct LPC as often as every two (2) business days to purchase up to 400,000 shares of our common stock provided that our closing share price on the purchase date is not below $0.10 per share. The price at which LPC would purchase these accelerated amounts of our common stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price during the ten (10) consecutive business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price, or floor price, of $0.10 per share. However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.10.

Events of Default

The following events constitute events of default under the Purchase Agreement:

•

while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•

the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq Capital Market, the Nasdaq Global Select Market, the OTC Bulletin Board including comparable markets, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock to which LPC is entitled under the Purchase Agreement;

•

any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 19,000,000 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares.

Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to 16,276,215 shares of our common stock, exclusive of the 1,452,785 commitment shares issued, the 50,000 expense reimbursement shares issued and the 1,221,000 shares that we have reserved as additional commitment shares that may be issued and are part of this offering. We have the right to terminate the Purchase Agreement without any payment or liability to LPC at any time, including in the event that all $15,000,000 is sold to LPC under the Purchase Agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (3)	Proceeds from the Sale of Shares to LPC Under the Purchase Agreement
$0.10 (4)	16,591,492	15.5%	$1,627,622
$0.19 (5)	16,875,242	15.7%	$3,092,481
$0.30	17,222,048	16.0%	$4,882,865
$0.60	17,497,215	16.2%	$9,765,729
$0.90	17,497,215	16.2%	$14,648,594

(1)	Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to LPC, we are only registering 19,000,000 shares to be purchased thereunder, which may or may not cover all such shares purchased by LPC under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.
(2)	The number of registered shares to be issued includes a number of shares to be purchased at the applicable price plus the applicable additional commitment shares issuable to LPC of which 1,221,000 are included in this offering (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.
(3)	The denominator is based on 88,940,105 shares outstanding on September 30, 2011 and the 1,502,785 initial commitment shares and expense shares already issued to LPC, which are part of this offering, and the number of shares set forth in the adjacent column which includes the additional commitment shares issued pro rata as up to $15,000,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to LPC which are not registered in this offering.
(4)	Under the Purchase Agreement, we may not sell and LPC cannot purchase any shares in the event the purchase price therefor is below $0.10 per share.
(5)	The closing sale price of our common stock on October 21, 2011.

LEGAL MATTERS

The validity of the issuance of the securities described in this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. Any underwriter, dealer or agent may be advised about issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Marina Biotech, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that we have incurred recurring losses and have an accumulated deficit and have had recurring negative cash flows from operations, that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.marinabio.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Marina Biotech, Inc.

We have audited the accompanying consolidated balance sheets of Marina Biotech, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marina Biotech, Inc. and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and has an accumulated deficit, and has had recurring negative cash flows from operations, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

/s/ KPMG LLP

Seattle, WA

March 23, 2011

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2010
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash	$748	$1,066
Restricted cash	998	1,017
Accounts receivable	211	59
Prepaid expenses and other current assets	700	818

Total current assets	2,657	2,960
Property and equipment, net	4,569	3,695
Intangible assets	—	22,734
Other assets	3	54

Total assets	$7,229	$29,443

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,114	$3,922
Accrued payroll and employee benefits	913	781
Other accrued liabilities	1,361	1,225
Notes payable, net of discount	317	—
Accrued restructuring — current portion	425	312
Deferred revenue	—	34

Total current liabilities	5,130	6,274
Accrued restructuring, net of current portion	281	148
Deferred rent and other liabilities	1,461	1,384
Fair value liability for price adjustable subscription investment units	—	1,483
Fair value liability for price adjustable warrants	7,243	1,783
Deferred tax liabilities	—	1,202

Total liabilities	14,115	12,274

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.01 par value; 100,000 shares authorized: no shares issued and outstanding	—	—
Common stock and additional paid-in capital, $0.006 par value; 90,000,000 shares authorized, 10,201,735 shares issued and outstanding as of December 31, 2009 and 27,800,748 shares issued and outstanding as of December 31, 2010	256,131	307,939
Accumulated deficit	(263,017)	(290,770)

Total stockholders’ equity (deficit)	(6,886)	17,169

Total liabilities and stockholders’ equity (deficit)	$7,229	$29,443

See notes to consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2010
	(In thousands, except per share data)
License and other revenue	$14,732	$2,460

Operating expenses:
Research and development	14,882	18,105
Selling, general and administrative	10,088	10,359
Restructuring	455	3,526

Total operating expenses	25,425	31,990

Loss from operations	(10,693)	(29,530)

Other income (expense):
Interest and other income	5	244
Interest and other expense	(538)	(2,807)
Change in fair value liability for price adjustable warrants and subscription investment units	2,526	4,360
Gain (loss) on settlement of liabilities, net	654	(20)

Total other income (expense), net	2,647	1,777

Net loss	$(8,046)	$(27,753)

Net loss per common share — basic and diluted	$(0.86)	$(1.58)

Shares used in computing net loss per share — basic and diluted	9,364	17,574

See notes to consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock and Additional Paid-In Capital		Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
	(In thousands, except share data)
Balance January 1, 2009	7,811,004	$250,826	$(254,971)	$(4,145)
Proceeds from the issuance of common shares, net	1,312,500	1,221	—	1,221
Shares issued in connection with settlement of liabilities	899,003	982	—	982
Shares issued in connection with amendment of license agreement	151,515	1,000	—	1,000
Proceeds from the exercise of options, warrants and employee stock purchase plan purchases	31,214	181	—	181
Reclassification of fair value of warrants exercised	—	109	—	109
Compensation related to restricted stock, net of forfeitures	(3,501)	(340)	—	(340)
Compensation related to stock options and employee stock purchase plan, net of forfeitures	—	2,152	—	2,152
Net loss	—	—	(8,046)	(8,046)

Balance December 31, 2009	10,201,735	256,131	(263,017)	(6,886)
Proceeds from the issuance of common shares, net	3,141,389	1,693	—	1,693
Shares issued in connection with acquisition of Cequent Pharmaceuticals and termination of notes payable and warrants issued to Cequent	9,882,853	30,337	—	30,337
Shares issued in connection with settlement of liabilities	2,442,663	3,916	—	3,916
Shares issued in connection with license agreement	1,419,487	3,790	—	3,790
Proceeds from the exercise of options, warrants and employee stock purchase plan purchases	712,837	2,719	—	2,719
Reclassification of fair value of warrants exercised	—	2,878	—	2,878
Reclassification of fair value for price adjustable warrants from liability to equity upon elimination of price adjustment feature	—	4,459	—	4,459
Compensation related to stock options, restricted stock and employee stock purchase plan, net of forfeitures	—	2,016	—	2,016
Fractional shares redeemed in reverse stock split	(216)	—	—	—
Net loss	—	—	(27,753)	(27,753)

Balance December 31, 2010	27,800,748	$307,939	$(290,770)	$17,169

See notes to consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2010
	(In thousands)
Operating activities:
Net loss	$(8,046)	$(27,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation related to stock options, restricted stock and employee stock purchase plan	1,812	2,016
Depreciation and amortization	2,369	1,580
Non-cash in-process research and development expense	—	3,790
Non-cash amortization of discount on notes payable and debt issuance costs	223	1,578
Non-cash expense for fair value of warrants issued in connection with amendments to securities purchase agreements	—	1,161
Accretion of restructuring liability	174	135
Loss on disposition of property and equipment	387	—
Non-cash restructuring charges	93	3,407
Net gain (loss) on settlement of liabilities	(654)	18
Change in fair value of price adjustable warrants and subscription investment units	(2,526)	(4,360)
Changes in assets and liabilities, net of amounts relating to acquisition of Cequent:
Accounts receivable	(179)	152
Prepaid expenses and other assets	427	234
Accounts payable	641	1,638
Deferred revenue	(718)	34
Accrued and other liabilities	15	14
Accrued restructuring	(1,543)	(445)

Net cash used in operating activities	(7,525)	(16,801)

Investing activities:
Change in restricted cash	1,270	(19)
Cash acquired upon acquisition of Cequent Pharmaceuticals	—	5,063
Proceeds from sales of equipment and other assets	1,159	—
Purchases of property and equipment	(94)	(404)

Net cash provided by investing activities	2,335	4,640

Financing activities:
Proceeds from sales of common shares, warrants and subscription investment units, net	9,332	7,760
Proceeds from issuance of notes payable and warrants, net	888	3,000
Payments on notes payable	(5,547)	(1,000)
Proceeds from exercise of stock options, warrants and employee stock purchase plan purchases	181	2,719

Net cash provided by financing activities	4,854	12,479

Net increase (decrease) in cash	(336)	318
Cash and cash equivalents — beginning of year	1,084	748

Cash and cash equivalents — end of year	$748	$1,066

Non-cash financing activities:
Note payable issued upon cancellation of capital lease obligations	$5,128	$—

Issuance of stock to acquire Cequent Pharmaceuticals and termination of notes payable, accrued interest and warrants issued to Cequent	$—	$30,337

Issuance of common stock to settle liabilities	$1,982	$3,916

Supplemental disclosure:
Cash paid for interest	$311	$10

See notes to consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2009 and 2010

Note 1 — Business, Going Concern and Summary of Significant Accounting Policies

Business

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (RNAi) and blocking messenger RNA (mRNA) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (FAP) and two preclinical programs in malignant ascites and bladder cancer, respectively. In February 2011, we entered an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, pre-clinical and clinical development, regulatory affairs and quality control, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic-based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Our business strategy is two-fold. First, we strive to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies in the area of nucleic acid-based therapeutics to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources; and (3) further validate our drug discovery platforms. Secondly, we expect to advance our own pipeline of nucleic acid-based therapeutics as a foundation upon which to improve all aspects of our drug discovery platform and to have the opportunity to commercialize drug therapies. In terms of collaborations and strategic partnerships, the Debiopharm Group is fully funding the development of the bladder cancer program using our proprietary DiLA2 delivery technology for local administration which includes the potential for significant milestones, and ProNAi Therapeutics, a licensee of certain of our technology, is funding their Phase 1 clinical trial using our proprietary SMARTICLES® delivery technology for systemic administration, which does not provide any financial benefit to us but continues to validate and advance our SMARTICLES® delivery technology. With these relationships financing the advancement of several of our small interfering RNA (siRNA) proprietary delivery technologies, we are focusing resources on the Phase 1b/2a clinical trial of CEQ508 in Familial Adenomatous Polyposis (FAP) as well as the development of our Conformationally Restricted Nucleotide technology (CRN) for the development of single-stranded oligonucleotide therapies.

In 2010 we entered into five early collaborative efforts (a sixth had been initiated in 2009) with major pharmaceutical companies and a biotechnology company to evaluate our DiLA2 and SMARTICLES delivery technologies for local and systemic delivery of siRNA. Four of the six efforts continued into 2011, and our goal continues to be the establishment of a strategic partnership with at least one of these companies in 2011. We expect to structure certain of our collaborative agreements to receive upfront non-refundable payments, research and development funding, milestone payments and royalties on commercial sales of products.

With respect to collaborations and strategic partnerships our concept is to provide multiple therapeutic options based on a partner’s target and indication. We can apply our broad capabilities to pursue the most appropriate nucleic acid therapeutic approach to a specific, often undruggable, target for a specific indication. Each approach, i.e. RNAi, microRNA or single-strand oligonucleotide, has its advantages and disadvantages and we can utilize our broad capabilities to screen across multiple modalities to identify the most effective therapeutic. We believe this capability makes us extremely unique in the sector.

In 2010, we acquired Cequent Pharmaceuticals, Inc. and its TransKingdom RNA™ interference (tkRNAi) platform and FAP clinical program, the intellectual property related to CRN technology from Valeant Pharmaceuticals and the intellectual property related to SMARTICLES from Novosom. Additionally, we licensed one of our nasal legacy assets, carbetocin, to Cypress Biosciences.

In order to protect our innovations, which encompass a broad platform of both nucleic acid constructs and delivery technologies, as well as the drug products that may emerge from that platform; we aggressively continue to build upon our extensive and enabling intellectual property (“IP”) estate.

We believe we have established ourselves as a leading nucleic acid-based therapeutics company by leveraging our broad and proven expertise to create an industry-leading integrated nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through licensing agreements with two large international pharmaceutical companies, our FAP phase 1b/2a clinical trial, the bladder cancer research and license agreement with Debiopharm Group and the phase 1 ProNAi trial using our SMARTICLES delivery technology.

Change of Corporate Name

On July 21, 2010, in connection with the closing of the merger with Cequent, we filed a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change the name of our company from “MDRNA, Inc.” to “Marina Biotech, Inc.”

Reverse Split of Common Stock

On July 21, 2010, we filed a Certificate of Amendment of our Restated Certificate of Incorporation to effect a one-for-four reverse split of our issued and outstanding shares of common stock effective as of 4:30 p.m. Eastern Time on Wednesday, July 21, 2010. The common stock commenced trading on the NASDAQ Global Market on a split-adjusted basis as of the opening of trading on Thursday, July 22, 2010. Following the reverse split, the total number of shares outstanding was proportionately reduced in accordance with the reverse split. Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment were adjusted accordingly.

There was no change to the number of authorized shares of our common stock as a result of the reverse stock split. Any fraction of a share of common stock that would otherwise have resulted from the reverse split was converted into the right to receive cash payment from us for such fractional shares, in an amount to be determined by multiplying (x) the fractional amount of the share of common stock by (y) $2.9824 (i.e., an amount equal to four times the per share closing price of the common stock (on a post-split basis) on the NASDAQ Global Market on July 21, 2010).

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2010, we had an accumulated deficit of approximately $290.8 million and expect to incur losses in the future as we continue our research and development (“R&D”) activities. In 2008, we suspended all research and clinical development of our intranasal programs and, as of September 30, 2008, incurred a restructuring charge to exit a facility which was used primarily for our intranasal activities. As of September 30, 2008, our accumulated deficit, which was primarily related to clinical development of our intranasal programs, was approximately $241.8 million. Our operating expenses, primarily R&D in connection with the further development of our RNAi programs, will consume the majority of our cash resources and will require additional funding. We have funded our losses primarily through the sale of common stock and warrants in the public markets and private placements, revenue provided by our collaboration partners, and, to a lesser extent, equipment financing facilities and loans.

At December 31, 2010, we had a working capital deficit (current assets less current liabilities) of approximately $3.3 million and approximately $2.1 million in cash, including approximately $1.0 million in restricted cash. In February 2011 we raised net proceeds of approximately $4.7 million in an underwritten public offering of 6,375,000 shares of common stock and warrants to purchase up to 1,113,075 shares of common stock using a universal shelf registration statement that was declared effective by the SEC in September 2010. The universal shelf registration statement registered the issuance of up to $50 million of our securities. We believe that our current resources will be sufficient to fund our planned operations into the second quarter of 2011.

We plan to continue to work with large pharmaceutical companies regarding research and development collaboration agreements or investments, and to pursue public and private sources of financing to raise cash. However, there can be no assurance that we will be successful in such endeavors. The market value and the volatility of our stock price, as well as general market conditions, could make it difficult for us to complete a financing transaction on favorable terms, or at all. Any financing we obtain may further dilute the ownership interest of our current stockholders, or provide new stockholders with superior rights than those possessed by our current stockholders. If we are unable to obtain additional capital when required, and in the amounts required, we may be forced to modify, delay or abandon some or all of our programs. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Summary of Significant Accounting Policies

Principles of Consolidation — The financial statements include the accounts of Marina Biotech, Inc. and our wholly-owned subsidiaries, Cequent Pharmaceuticals, Inc., Atossa HealthCare, Inc. (“Atossa”) and MDRNA Research, Inc. All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, research and development costs, stock-based compensation, valuation of warrants and subscription investment units, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, estimated accrued restructuring charges and income taxes. Actual results could differ from those estimates.

Restricted Cash — Amounts pledged as collateral underlying letters of credit for facility lease deposits are classified as restricted cash. Changes in restricted cash have been presented as investing activities in the consolidated statements of cash flows.

Fair Value of Financial Instruments — We consider the fair value of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities to not be materially different from their carrying value. These financial instruments have short-term maturities. The carrying value of notes payable approximated fair value as interest rates represented current market rates.

We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”), for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

All of our financial assets, which consist of cash and restricted cash, are subject to fair value measurement are valued determined by Level 1 inputs. We currently measure and report at fair value our accrued restructuring liability using discounted estimated cash flows, and the liability for price adjustable warrants and subscription investment units using the Black-Scholes-Merton valuation model, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2010 (in thousands):

	Balance at December 31, 2009	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Accrued restructuring	$706	—	—	$706
Fair value liability for price adjustable warrants	7,243	—	—	7,243

Total liabilities at fair value	$7,949	—	—	$7,949

	Balance at December 31, 2010	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Accrued restructuring	$460	—	—	$460
Fair value liability for price adjustable warrants	1,783	—	—	1,783
Fair value liability for price adjustable subscription investment units	1,483	—	—	1,483

Total liabilities at fair value	$3,726	—	—	$3,726

The following presents activity in our accrued restructuring liability determined by Level 3 inputs for each of the years ended December 31, 2009 and 2010 (in thousands):

	Employee Severance and Termination Benefits	Facility Related Charges	Total
Balance, January 1, 2009	$349	$2,351	$2,700
Accruals	—	144	144
Payments in cash and other decreases	(349)	(1,543)	(1,892)
Payments in common stock	—	(420)	(420)
Accretion	—	174	174

Balance, December 31, 2009	—	706	706
Accruals	—	3,407	3,407
Payments in cash and other decreases	—	(445)	(445)
Payments in common stock	—	(3,343)	(3,343)
Accretion	—	135	135

Balance, December 31, 2010	$—	$460	$460

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for each of the years ended December 31, 2009 and 2010 (in thousands, except share data):

	Fair value liability for price adjustable	Weighted average as of each measurement date
	warrants (in thousands)	Exercise Price	Stock Price	Volatility	Contractual life in years	Risk free rate
Balance at January 1, 2009	$886	$9.32	$1.36	172%	5.2	1.6%
Reclassification upon exercise of warrants	(109)	9.52	10.80	117%	4.4	2.7%
Fair value of warrants issued	8,992	8.60	7.04	114%	5.4	2.8%
Change in fair value included in statement of operations	(2,526)	—	—	—	—	—

Balance at December 31, 2009	7,243	6.16	3.24	116%	5.3	2.8%
Reclassification upon exercise of warrants	(2,878)	4.08	5.55	111%	4.9	2.6%
Fair value of warrants issued	6,759	3.40	4.05	119%	5.0	1.9%
Reclassification to equity upon elimination of price adjustment feature	(4,459)	6.18	2.49	123%	4.6	1.3%
Fair value of warrants terminated upon Cequent acquisition	(995)	4.60	2.98	122%	4.9	1.7%
Fair value of warrants assumed in Cequent acquisition	28	1.75	2.98	102%	8.2	2.6%
Change in fair value included in statement of operations	(3,915)	—	—	—	—	—

Balance at December 31, 2010	$1,783	$1.43	$1.55	127%	4.4	1.8%

The following presents activity of the fair value liability of price adjustable subscription investment units determined by Level 3 inputs (in thousands):

	Fair value liability for price adjustable subscription	Weighted average as of each measurement date
	investment units (in thousands)	Exercise Price	Stock Price	Volatility	Contractual life in years	Risk free rate
Balance at December 31, 2009	$—	$—	$—	—	—	—
Fair value of subscription investment units issued	1,928	$1.86	$2.03	81%	1.3	0.2%
Change in fair value included in statement of operations	(445)	—	—	—	—	—

Balance at December 31, 2010	$1,483	$1.33	$1.55	79%	1.2	0.3%

Property and Equipment — Long-lived assets include property and equipment. These assets are recorded at our original cost and are increased by the cost of any significant improvements after purchase. Property and equipment assets are depreciated evenly over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Identifiable intangible assets — Intangible assets associated with in-process research and development (“IPR&D”) projects acquired in business combinations are not amortized until approval is obtained in a major market, typically either the U.S. or the European Union (EU), or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

Impairment of long-lived assets — We review all of our long-lived assets for impairment indicators throughout the year and we perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually. When necessary, we record charges for impairments. Specifically:

•

For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property and equipment, we calculate the undiscounted amount of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

•

For indefinite-lived intangible assets, such as IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Accrued Restructuring — We ceased using one of our two leased facilities in Bothell, Washington (“the exited facility”) in 2008. We recorded an accrued liability for remaining lease termination costs at fair value, based on the remaining payments due under the lease and other costs, reduced by estimated sublease rental income that could be reasonably obtained from the property, and discounted using a credit-adjusted risk-free interest rate. We based our estimated future payments, net of estimated future sublease payments, on current rental rates available in the local real estate market, and our evaluation of the ability to sublease the facility. Accrued restructuring, and in particular those charges associated with exiting a facility, are based upon management’s assumptions and estimates which are subject to changes in facts and circumstances. These estimates significantly impact the accrual and actual results may differ from our estimates. We review these estimates at least quarterly and when there are changes in facts or circumstances, and adjust our accrual if necessary. For a further discussion of our restructuring charges, see Note 4 — Accrued Restructuring.

Concentration of Credit Risk and Significant Customers — We operate in an industry that is highly regulated, competitive and rapidly changing and involves numerous risks and uncertainties. Significant technological and/or regulatory changes, the emergence of competitive products and other factors could negatively impact our consolidated financial position or results of operations.

We have been dependent on our collaborative and license agreements with a limited number of third parties for a substantial portion of our revenue, and our discovery and development activities may be delayed or reduced if we do not maintain successful collaborative arrangements. We had revenue from customers, as a percentage of total revenue, as follows:

	Years Ended December 31,
	2009	2010
Par Pharmaceuticals	2%	47%
Cypress Bioscience	—	31%
Astra Zeneca	—	3%
Pfizer	—	2%
Undisclosed partner #1	—	4%
Undisclosed partner #2	—	1%
Novartis	51%	—
Roche	34%	—

	Years Ended December 31,
	2009	2010
Amylin	7%	—
Other	6%	12%

Total	100%	100%

Revenue Recognition — Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenues are generated from research and development collaborations and licensing arrangements with partners that may involve multiple deliverables. For multiple-deliverable arrangements, judgment is required to evaluate, whether (a) an arrangement involving multiple deliverables contains more than one unit of accounting, and (b) how the arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Our research and development collaborations may include upfront non-refundable payments, development milestone payments, R&D funding, patent-based or product sale royalties, and product sales. In addition, we may receive revenues from licensing arrangements. For each separate unit of accounting, we have determined that the delivered item has value to the customer on a stand-alone basis, we have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item. We have not had multiple-deliverable arrangements of significance during 2010, and all such prior arrangements were complete or terminated in 2009.

Revenue from research and development collaborations is recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when delivery of the license has occurred. Upfront nonrefundable payments, where we are providing continuing services related to a research and development effort, are deferred and recognized as revenue over the collaboration period. The ability to estimate the total research and development effort and costs can vary significantly for each contract due to the inherent complexities and uncertainties of drug research and development. The estimated period of time over which we recognize certain revenues is based upon structured detailed project plans completed by our project managers, who meet with scientists and collaborative counterparts on a regular basis and schedule the key project activities and resources including headcount, facilities and equipment and budgets. These periods generally end on projected milestone dates typically associated with the stages of drug development, i.e. filing of an IND, initiation of a Phase 1 human clinical trial or filing of an NDA. We typically do not disclose the specific project planning details of a research and development collaboration for competitive reasons and due to confidentiality clauses in our contracts. As drug candidates and drug compounds move through the research and development process, it is necessary to revise these estimates to consider changes to the project plan, portions of which may be outside of our control. The impact on revenue of changes in our estimates and the timing thereof is recognized prospectively over the remaining estimated development period.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an IND. We believe a milestone payment represents the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when they become due and collection is reasonably assured.

Revenue from R&D funding is generally received for services performed under research and development collaboration agreements and is recognized as services are performed. Payments received in excess of amounts earned are recorded as deferred revenue. Reimbursements received for direct out-of-pocket expenses related to contract R&D costs are recorded as revenue in the consolidated statements of operations rather than as a reduction in expenses.

Royalty and earn-out payment revenue is generally recognized upon product sale by the licensee as reported by the licensee.

Research and Development Costs — All research and development (“R&D”) costs are charged to operations as incurred. Our R&D expenses consist of costs incurred for internal and external R&D. These costs include direct and research-related overhead expenses. We recognize clinical trial expenses, which are included in research and development expenses, based on a variety of factors, including actual and estimated labor hours, clinical site initiation activities, patient enrollment rates, estimates of external costs and other activity-based factors. We believe that this method best approximates the efforts expended on a clinical trial with the expenses recorded. We adjust our rate of clinical expense recognition if actual results differ from our estimates. As clinical trial activities continue, it is necessary to revise these estimates to consider changes such as changes in the clinical development plan, regulatory requirements, or various other factors, many of which may be outside of our control. The impact of changes in our estimates of clinical trial expenses and the timing thereof, is recognized prospectively over the remaining estimated clinical trial period. The ability to estimate total clinical trial costs can vary significantly due to the inherent complexities and uncertainties of drug development.

Stock-Based Compensation — We use the Black-Scholes-Merton option pricing model as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. The Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized on a straight-line basis over the applicable vesting periods of one to five years based on the fair value of such stock-based awards on the grant date.

Net Loss per Common Share — Basic and diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share excludes the effect of common stock equivalents (stock options, unvested restricted stock, warrants and subscription investment units) since such inclusion in the computation would be anti-dilutive. The following numbers of shares have been excluded:

	Years Ended December 31,
	2009	2010
Stock options outstanding	2,107,502	2,641,059
Unvested restricted stock	5,504	935
Warrants	2,886,980	3,830,201
Subscription investment units	—	2,423,550

Total	4,999,986	8,895,745

Operating leases — We lease our facilities under operating leases. Our lease agreements may contain tenant improvement allowances, rent holidays, lease premiums, and lease escalation clauses. For purposes of recognizing incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, we use the date of initial possession to begin amortization, which is generally when we enter the space and begin to make improvements in preparation of intended use. For tenant improvement allowances and rent holidays, we record a deferred rent liability on the consolidated balance sheets and amortize the deferred rent over the terms of the leases as reductions to rent expense on the consolidated statements of operations. For scheduled rent escalation clauses over the course of the lease term or for rental payments commencing at a date other than the date of initial occupancy, we record rental expense on a straight-line basis over the terms of the leases in the consolidated statements of operations.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Tax benefits in excess of stock-based compensation expense recorded for financial reporting purposes relating to stock-based awards will be credited to additional paid-in capital in the period the related tax deductions are realized. Our policy for recording interest and penalties associated with audits is to record such items as a component of income (loss) before taxes.

We assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income. Factors we considered in making such an assessment include, but are not limited to, estimated utilization limitations of operating loss and tax credit carryforwards, expected reversals of deferred tax liabilities, past performance, including our history of operating results, our recent history of generating taxable income, our history of recovering net operating loss carryforwards for tax purposes and our expectation of future taxable income. We recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. To the extent that we establish a valuation allowance or change this allowance, we would recognize a tax provision or benefit in the consolidated statements of operations. We use our judgment to determine estimates associated with the calculation of our provision or benefit for income taxes, and in our evaluation of the need for a valuation allowance recorded against our net deferred tax assets.

Recent Accounting Pronouncements — In March 2010, the FASB ratified the final consensus that offers an alternative method of revenue recognition for milestone payments. The guidance states that an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010 with early adoption permitted, provided that the revised guidance is applied retrospectively to the beginning of the year of adoption. We have determined that the adoption of this guidance will not have a material effect on our consolidated financial statements.

In September 2009, the FASB revised the authoritative guidance for revenue arrangements with multiple deliverables. The guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. The guidance will be effective beginning January 1, 2011 with early adoption permitted. We have determined that the adoption of this guidance will not have a material effect on our consolidated financial statements.

Note 2 — Acquisition of Cequent Pharmaceuticals, Inc.

On July 21, 2010, the acquisition date, we acquired Cequent Pharmaceuticals, Inc. (“Cequent”), a privately-held company engaged in development of novel products to deliver RNAi-based therapeutics. We completed the transaction pursuant to terms and conditions of an Agreement and Plan of Merger, dated as of March 31, 2010, by and among our company, Calais Acquisition Corp., our wholly-owned subsidiary (“Merger-sub”), Cequent and a representative of the stockholders of Cequent (the “Merger Agreement”) by issuance of 9,882,853 shares of our common stock in exchange for all outstanding equity securities of Cequent. Of the total shares issued, 1,110,440 of these shares were considered issued in exchange for the termination of the amounts loaned, including accrued interest, to us by Cequent and the warrants issued by us to Cequent under the Loan Agreement and Warrant Agreement. We also assumed all of the stock options of Cequent outstanding as of the acquisition date.

On the acquisition date, Merger-sub merged with and into Cequent, and Cequent is now our wholly-owned subsidiary. The merger was accounted for as a business combination utilizing the acquisition method of accounting. Under the acquisition method, the assets acquired and liabilities assumed were added to ours and recorded as of the acquisition date, at their respective fair values. Our financial statements and reported results of operations issued after the merger reflect these values, but have not been retroactively restated to reflect the historical financial position or results of operations of Cequent. The results of operations of Cequent since July 21, 2010 have been included in our Consolidated Statements of Operations for the year ended December 31, 2010.

As of December 31, 2010, acquisition accounting is preliminary as our management has not yet obtained all of the information that it has arranged to obtain and that is known to be available. We are still in process of obtaining additional information needed to finalize matters pertaining to income taxes. The income tax matters include obtaining the Cequent pre-acquisition 2010 tax return. As of December 31, 2010 a valuation allowance has been recorded in purchase accounting against all acquired deferred tax assets not otherwise offset by deferred tax liabilities.

Based upon the outstanding shares of our common stock and assuming exercise of all of our outstanding exercisable and non-exercisable warrants and stock options, and assuming the exercise or conversion of all of Cequent’s exercisable and non-exercisable warrants, stock options and preferred stock, immediately following the completion of the merger, our security holders owned approximately 62% of the combined company’s common stock and Cequent security holders owned approximately 38%. In addition to considering these relative security holdings, management also considered the composition of the Board of Directors, the structure and members of the executive management team, the size of the combining entities and the terms of the exchange of equity interests in determining the accounting acquirer. Based on the weight of these factors, it was concluded that Marina Biotech was the accounting acquirer.

Consideration transferred — Consideration transferred attributable to the acquisition of Cequent was approximately $27.0 million. Consideration transferred is comprised of approximately $26.1 million relating to shares we issued, which were valued at the acquisition date closing market price of $2.98 per share, and approximately $0.9 million relating to Cequent stock options we assumed. The fair value of stock options assumed was calculated using a Black-Scholes-Merton valuation model with the following assumptions: market price of $2.98 per share, volatility of 120%, expected term of 5 years; risk-free interest rate of 1.7% and no dividend yield. We included the fair value of vested stock options assumed of approximately $0.9 million in the consideration transferred. The estimated fair value of unvested stock options we assumed of approximately $0.3 million was not included in the consideration transferred and will be recognized as stock-based compensation expense over the remaining future vesting period of the stock options.

As further described in Note 5 — Notes Payable, in connection with the merger and pursuant to the terms of a separate Loan Agreement, our notes payable to Cequent in the aggregate principal amount of $3.0 million and accrued interest of approximately $45,000 were settled and warrants to purchase our common stock held by Cequent terminated. A portion of consideration transferred totaling approximately $3.3 million is deemed attributable to repayment of these notes payable and termination of warrants.

Allocation of purchase consideration — Accounting guidance requires that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. Market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The following summarizes the allocation of assets acquired and liabilities assumed at July 21, 2010 (in thousands):

Cash and cash equivalents	$5,063
Prepaid and other assets	566
Property and equipment	302
Intangible assets—IPR&D	22,734
Accounts payable and accrued liabilities	(437)
Deferred tax liabilities, net	(1,202)

Total consideration transferred	$27,026

Tangible assets — Tangible assets acquired include cash, property and equipment, and prepaid expenses and other assets. Cequent property and equipment is comprised primarily of lab and office equipment. Our management has determined that the fair value reasonably approximates the Cequent net book value.

Identifiable intangible assets — A substantial portion of the assets acquired have been allocated to identifiable intangible assets related to in-process research and development (“IPR&D”) projects identified by management. Our management has estimated acquisition-date fair values of these intangible assets. These identified intangible assets have been valued based on a number of factors. Utilizing the income approach, a discounted cash flow model using forecasted operating results related to the identified intangible assets, fair value was $19.3 million for Familial Adenomatous Polyposis and $3.4 million for Transkingdom RNAI, a total of $22.7 million.

We estimated the fair value of these intangible assets using a present value discount rate of 23%, which was based on the estimated weighted-average cost of capital for companies with profiles substantially similar to ours. We compensated for the differing phases of development of each project by probability-adjusting our estimation of the expected future cash flows associated with each project. We then determined the present value of the expected future cash flows using the discount rate. The projected cash flows from the projects were based on key assumptions such as estimates of revenues and operating profits related to the projects considering their stages of development; the time and resources needed to complete development and receive approval; the life of the potential commercialized products and associated risks, including the inherent difficulties and uncertainties in development such as obtaining marketing approval from the U.S. Food and Drug Administration and other regulatory agencies; and risks related to the viability of and potential alternative treatments in any future target markets.

Accounting guidance requires that the fair value of IPR&D acquired in a business combination be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. Intangible assets related to IPR&D projects are considered to be indefinite-lived until completion or abandonment of the related project. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if we become aware of any events occurring or changes in circumstances that would indicate a reduction in the fair value of the projects below their respective carrying amounts. If and when it were determined that identified intangible assets were impaired, an impairment charge would be recorded then. If and when development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that date.

Liabilities assumed — Cequent liabilities at the acquisition date consist of accounts payable, accrued liabilities and fair value of price adjustable warrants. Accounts payable and accrued liabilities are expected to be paid in normal course and considered to represent fair value.

Deferred Taxes — The merger was structured as non-taxable. Acquired deferred tax assets were comprised of approximately $7.0 million for federal and state net operating loss carryforwards and $1.1 million for tax credit carryforwards. The tax basis for acquired intangible assets of $22.7 million is nil, which results in recording a deferred tax liability of approximately $8.0 million as there will be no tax deduction when the book basis is expensed and the deferred tax liability is reduced. Our management has determined that it is more likely than not that a substantial portion of acquired net operating loss and tax credit carryforwards will be realized prior to expiration through reversal of deferred tax liabilities during years of expected financial reporting expense for the acquired intangible assets, and accordingly approximately $6.8 million of deferred tax liabilities support the realization of acquired deferred tax assets. A valuation allowance of approximately $1.2 million was recorded related to the remainder of the acquired deferred tax assets.

Acquisition-Related Transaction Costs — We recognized approximately $1.4 million of acquisition-related transaction costs in selling, general and administrative expenses in 2010, which consisted primarily of investment banker fees, and legal and accounting costs, related to the acquisition.

Pro Forma Information (unaudited) — The following unaudited pro forma information presents the combined revenues and net loss of Marina Biotech and Cequent for the years ended December 31, 2009 and 2010 as if the acquisition of Cequent had occurred as of the beginning of the respective years. This pro forma information does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings or other costs which may result from combining the operations. Accordingly, these unaudited pro forma revenues and net loss are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the acquisition occurred as of the beginning of the periods presented nor are they intended to represent or be indicative of future results of operations. The unaudited pro forma results of operations information is as follows (in thousands):

	2009	2010
Revenue	$15,313	$2,788

Net loss	$(13,302)	$(30,243)

Note 3 — Property and Equipment

Property and equipment at December 31, 2009 and 2010 are comprised of the following (in thousands):

	2009	2010
Furniture and fixtures	$836	$873
Machinery and equipment	5,097	5,402
Computer equipment and software	2,176	1,216
Leasehold improvements	4,233	4,285

	12,342	11,776
Less accumulated depreciation and amortization	7,773	8,081

Net property and equipment	$4,569	$3,695

Note 4 — Accrued Restructuring

Prior to 2009 we restructured our operations to focus on our RNAi programs by reducing our workforce related to our former intranasal delivery business and by exiting one of our facilities. We recorded a restructuring liability, representing estimated future payments due under the lease, net of anticipated future sublease payments, which was discounted using a credit-adjusted risk-free interest rate. In 2009, we amended our lease to reduce our lease obligations by approximately $1.9 million, and we issued 375,000 shares of our common stock to the landlord. In addition, in 2009, the landlord leased approximately 37% of the exited facility, and we terminated the lease with respect to this portion of the premises. In 2010, we reduced our rent obligations further by amending our lease, which reduced our future lease obligations by approximately $4.1 million, and we issued 2,115,727 shares of our common stock to the landlord.

We recorded restructuring charges including accretion of the accrued restructuring liability and other facility-related costs in the amounts of $0.3 million and $3.5 million in 2009 and 2010, respectively. Accrued restructuring, and in particular those charges associated with exiting a facility, are subject to management’s assumptions and estimates, as well as changes in facts and circumstances. We currently measure and report at fair value the accrued restructuring liability using Level 3 inputs, which are estimates and assumptions developed by us, and reflect those that a market participant would use. In addition to the interest rate used, which is currently 23%, the assumptions as to estimated future payments and estimated future sublease payments significantly impact the accrual and actual results may differ from our estimates. As of December 31, 2010, the balance of our accrued restructuring liability is approximately $0.5 million. We expect to incur approximately $0.1 million in additional accretion expense through the expiration of this lease in 2016.

The components of restructuring expense are summarized as follows (in thousands):

	Year ended December 31,		Cumulative to December 31, 2010
	2009	2010
Employee severance and termination benefits (including stock-based compensation charges)	$—	$—	$3,986
Property and equipment impairment	137	—	2,099
Facility related charges	318	3,526	5,859
Other restructuring charges	—	—	294

Total restructuring	$455	$3,526	$12,238

Note 5 — Notes Payable

In January 2009, we entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC”) pursuant to which GECC converted the balance due under capital lease obligations, along with a lease termination fee and amounts payable for property taxes, to a promissory note in the amount of approximately $5.5 million at an interest rate of 12.3% per year. As a result of the capital lease termination and issuance of the note payable, we recorded a lease termination fee of approximately $0.2 million during the first quarter of 2009, which was presented as a component of gain on settlement of liabilities, net. The loan was paid in full in June 2009 and the Loan Agreement terminated.

In December 2009, we entered into a Note and Warrant Purchase Agreement (the “Note Agreement”), pursuant to which we received $1 million cash and issued 12% secured promissory notes due February 1, 2010 in the aggregate principal amount of $1.0 million ( the “Notes”) and warrants to purchase up to 268,819 shares of our common stock. The warrants had an initial exercise price of $4.08 per share, which was subject to downward price adjustment until December 31, 2010, and are exercisable for five years. In November 2010 the warrant exercise price was adjusted to $1.84 per share and as of December 31, 2010 there will be no further price adjustments to these warrants. The Note Agreement contained certain customary representations, warranties and covenants, including that we would not declare or pay dividends. The Notes were collateralized by substantially all of our assets. In January 2010, we received net proceeds of approximately $4.9 million in a registered direct offering of 1,346,389 shares of common stock and 875,155 warrants. In January 2010, we paid the principal amount of the Notes and accrued interest in full, the Note Agreement terminated, and the collateral was released.

In connection with the Note Agreement, we recorded debt issuance costs of approximately $0.1 million which were amortized as interest and other expense over the term of the notes. In addition, we recorded a discount on notes payable of approximately $0.9 million which represents the fair value of the warrants issued in connection with the notes payable, as determined utilizing the Black-Scholes-Merton valuation model with assumptions of expected life of five years, volatility rate of 117%, risk-free interest rate of 2.5% and dividend rate of nil. The discount on notes payable was reported net of related notes payable and amortized as interest expense over the term of the notes. The estimated fair value of the warrants was recorded as an increase in fair value liability for price adjustable warrants.

Concurrent with the execution of the Merger Agreement, we entered into a Loan Agreement with Cequent pursuant to which, among other things, Cequent extended to us loans in the aggregate principal amount of $3.0 million to fund our operations prior to the merger. In each of April, May and June 2010, Cequent loaned us $1.0 million under the Loan Agreement. The loans were evidenced by a secured promissory note, issued by us to Cequent, which bears interest, at a rate of ten percent per annum. On July 21, 2010 the merger was consummated and, in accordance with the Loan Agreement, the then outstanding principal balance of the loans and all interest then accrued but unpaid thereon was settled in full.

Pursuant to the Loan Agreement we issued to Cequent a warrant to purchase shares of common stock, with each such warrant to be exercisable for a number of shares of common stock equal to sixty-five percent (65%) of the principal amount of the loan being made on such date divided by $4.598. In each of April, May and June 2010, in connection with the issuance of notes payable to Cequent, we issued a warrant to purchase 141,354 shares of common stock at $4.598 per share, for a total of 424,062 shares, which were exercisable, for a five year term, only if the merger is not consummated. The warrant provided that the exercise price of the warrant will be reduced in the event of subsequent financings at an effective price per share less than the exercise price of the warrants. The issuance of these warrants was not a dilutive issuance. On July 21, 2010 the merger was consummated and, in accordance with the Loan Agreement, the warrants terminated. A portion of consideration transferred to Cequent security holders in connection with the acquisition has been determined to be attributable to termination of notes payable and warrants, such amount being the net book value of notes payable and accrued interest, net of unamortized discount, which approximated $3.3 million. As a result, there was no gain or loss recognized upon termination.

The following table presents the activity in Notes payable and related discount for the years ended December 31, 2009 and 2010 (in thousands):

	Notes Payable	Discount	Notes Payable, net
Balance at January 1, 2009	$—	$—	$—
Issuances of notes payable and warrants	6,547	(881)	5,666
Payments	(5,547)	—	(5,547)
Amortization of discount to interest expense	—	198	198

Balance at December 31, 2009	1,000	(683)	317
Payments	(1,000)	—	(1,000)
Issuance of notes payable and warrants	3,000	(1,459)	1,541
Amortization of discount to interest expense	—	1,433	1,433
Termination of notes payable and warrants	(3,000)	709	(2,291)

Balance at December 31, 2010	$—	$—	$—

Note 6 — Stockholders’ Equity

Preferred Stock — Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 90,000 shares as Series A Junior Participating Preferred, of which no shares are outstanding.

Stockholder Rights Plan — In 2000, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share. We issued these rights in March 2000 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $50.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding common stock or announces a tender offer for 15 percent or more of our outstanding common stock. Each holder of a preferred share purchase right, excluding an acquiring entity or any of its affiliates, will have the right to receive, upon exercise, shares of our common stock, or shares of stock of the acquiring entity, having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. In March 2010 we amended the Stockholder Rights Agreement to extend the expiration date of the preferred share purchase rights from March 17, 2010 to March 17, 2013, and this amendment was approved by our shareholders on July 21, 2010. Initially, 10,000 Series A Junior Participating Preferred shares were designated, which has been increased to 90,000 shares.

Common Stock — Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Pursuant to a universal shelf registration statement filed with and declared effective by the SEC in 2008, we could issue up to $50.0 million of our common stock, preferred stock, debt securities, warrants to purchase any of the foregoing securities and units comprised of any of the foregoing securities. We accessed this universal shelf registration statement in connection with our April 2008, June 2009 and January 2010 offerings of common stock and warrants and our December 2009 issuance of warrants.

In 2009, we issued to several of our vendors an aggregate of 341,071 shares of our common stock having an estimated fair value of approximately $0.4 million based on the closing market prices on the issue dates to settle amounts due to these vendors of approximately $0.6 million in total and, as a result we recorded a gain on settlement of liabilities of approximately $0.2 million.

In 2009, we entered into an amendment of our lease for 3450 Monte Villa which reduced our future lease obligation payments, and pursuant to which, among other things, we issued 375,000 shares of our common stock to the landlord. The estimated fair value of the shares issued was approximately $0.4 million on the date of issuance and was recorded as an increase in common stock and additional paid-in capital and as a decrease to the previously recorded restructuring liability.

In 2009, we entered into an amendment of our agreement regarding severance obligations with our former Chief Scientific Officer, pursuant to which we paid a reduced sum of approximately $0.9 million on June 30, 2009, and issued 182,819 unregistered shares of our common stock having an estimated market value of approximately $0.2 million as of the agreement date, in full satisfaction of approximately $1.7 million in accrued severance. As a result, we recorded a gain on settlement of liabilities of approximately $0.7 million during 2009.

In 2009, we received net proceeds of approximately $9.3 million from a private placement of 1,312,500 units at a price of $8.00 per unit, each unit comprised of one share of common stock and a warrant to purchase one share of common stock. The estimated fair value of the warrants of approximately $8.1 million was recorded as an increase in fair value liability of price adjustable warrants with the offset reducing common stock and additional paid-in capital.

In 2009, we issued 151,515 shares of our common stock to Ribotask ApS as consideration for an amendment of our Patent Assignment and License Agreement and recorded research and development expense of approximately $1 million, the estimated fair value upon issuance based on the closing market price.

In January 2010, we received net proceeds of approximately $4.9 million from an offering of units at a purchase price of $4.085 per unit comprised of 1,346,389 shares of common stock together with warrants to purchase up to 875,155 shares of our common stock. The estimated fair value of the warrants of approximately $4.1 million was recorded as an increase in fair value liability of price adjustable warrants with the offset reducing common stock and additional paid-in capital.

In July 2010, in connection with our acquisition of Cequent Pharmaceuticals, we issued an aggregate of 9,882,853 shares of common stock to the stockholders of Cequent in exchange for all of the shares of Cequent common and preferred stock that were issued and outstanding immediately prior to the Merger. Of the total shares issued, 1,110,440 of these shares were considered issued in exchange for the termination of the amounts loaned, including accrued interest, to us by Cequent and the warrants issued by us to Cequent under the Loan Agreement and Warrant Agreement. We also assumed all of the stock options and warrants of Cequent outstanding as of July 21, 2010.

In July 2010, we entered into an agreement pursuant to which we acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for Novosom’s SMARTICLES® liposomal-based delivery system, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UsiRNA therapeutics. We issued 1,419,487 shares of our common stock to Novosom as consideration for the acquired assets and recorded research and development expense of approximately $3.8 million, the estimated fair value upon issuance based on the closing market price.

Under a universal shelf registration statement filed with the SEC, which was declared effective by the SEC in September 2010, we can issue up to $50.0 million of our common stock, preferred stock, debt securities, warrants to purchase any of the foregoing securities, and/or rights to purchase shares of our common or preferred stock, either individually or in units comprised of any of such securities. We accessed our universal shelf registration statement in connection with our November 2010 issuance of warrants, our November 2010 offerings of common stock and subscription investment units and our February 2011 issuance of common stock and warrants.

In November 2010, we received net proceeds of approximately $3.0 million from an offering of units comprised of 1,795,000 shares of common stock together with subscription investment units to purchase up to 2,423,550 shares of common stock at a purchase price of $1.84 per unit. The estimated fair value of the subscription investment units of approximately $1.9 million was recorded as an increase in fair value liability of price adjustable subscription investment units with the offset reducing common stock and additional paid-in capital.

In December 2010, we entered into an amendment of our lease for 3450 Monte Villa which reduced our future lease obligation payments, and pursuant to which, among other things, we issued 2,115,727 shares of our common stock to the landlord. The estimated fair value of the shares issued was approximately $3.3 million on the date of issuance and was recorded as an increase in common stock and additional paid-in capital and as restructuring expense.

In 2010, we issued to several of our vendors an aggregate of 326,936 shares of our common stock having an estimated fair value of approximately $0.5 million based on the closing market prices on the issue dates to settle amounts due to these vendors of approximately $0.5 million in total and, as a result we recorded a net loss on settlement of liabilities of approximately $20,000.

In February 2011, we received net proceeds of approximately $4.7 million from an offering of units comprised of 6,375,000 shares of common stock together with warrants to purchase up to 1,113,075 shares of our common stock at a purchase price of $0.80 per unit.

Warrants — In connection with offerings of our common stock and notes payable, we have issued warrants to purchase shares of our common stock, some of which provide that the exercise price of the warrant will be reduced in the event of subsequent financings at an effective price per share less than the exercise price of the warrants, subject to certain exceptions and limitations. The warrants outstanding as of January 1, 2009, all of which were issued in April 2008, also required a corresponding adjustment of the number of shares of common stock that may be acquired such that the total consideration payable remains unchanged upon full exercise regardless of a downward adjustment in the exercise price. In January 2009, warrants to purchase 344,271 shares of common stock expired.

In June 2009, in connection with the issuance of common stock, we issued warrants to purchase 1,312,500 shares of common stock. The warrants are exercisable until December 12, 2014 and the warrants provide that the exercise price of the warrant will be reduced in the event of subsequent financings at an effective price per share less than the exercise price of the warrants. The June 2009 offering was specifically excluded by the April 2008 warrant holders from triggering any potential anti-dilution provisions of the April 2008 warrants. In addition, in connection with our June 2009 offering, we agreed to seek shareholder approval, to amend the April 2008 warrant agreements to allow the warrants to be repriced below the $8.68 price floor upon dilutive issuances subsequent to such shareholder approval. At the July 21, 2010 annual shareholders’ meeting, a proposal to amend the April 2008 warrants to remove the $8.68 floor was not approved by shareholders and therefore effective that date the April 2008 warrants are no longer subject to further price adjustments and there can be no further adjustment to the number of warrant shares.

In December 2009, in connection with the issuance of notes payable, we issued warrants to purchase 268,819 shares of common stock. The issuance of these warrants was a dilutive issuance and in accordance with the terms of the warrant agreements, the April 2008 warrants were repriced to $8.68 per share and warrants to purchase an additional 113,211 shares at $8.68 per share were issued, and the June 2009 warrants were repriced to $4.08 per share. The June 2009 warrants are subject to additional repricings upon future dilutive issuances. The December 2009 warrants were subject to additional repricings upon future dilutive issuances until December 31, 2010. As of December 31, 2010, the exercise price of the December 2009 warrants is $1.84 per share and they are no longer subject to further price adjustments.

In January 2010, we issued warrants to purchase 875,155 shares of common stock at $4.00 per share. The warrants are exercisable until January 19, 2015 and the warrants provide that the exercise price of the warrant will be reduced in the event of subsequent financings at an effective price per share less than the exercise price of the warrants, limited to a price floor of $3.76 per share. We agreed to seek shareholder approval to remove the price floor of $3.76 per share. At the July 21, 2010 annual shareholders’ meeting, a proposal to amend the January 2010 warrants to remove the $3.76 floor was not approved by shareholders.

In each of April, May and June 2010, in connection with the issuance of notes payable to Cequent, we issued a warrant to purchase 141,354 shares of common stock at $4.5984 per share, for a total of 424,062 shares. On July 21, 2010 the merger was consummated and the warrants issued to Cequent terminated.

In November 2010, we amended the Securities Purchase Agreements dated as of April 25, 2008, June 9, 2009 and January 13, 2010. In consideration for the amendments we issued warrants to purchase up to 686,260 shares of common stock, which have a five year term, are exercisable immediately, and have an initial exercise price of $2.03 per whole share of common stock, which was subject to adjustment. The estimated fair value of the warrants of approximately $1.2 million was recorded as other expense and an increase in fair value liability of price adjustable warrants. On February 7, 2011, the exercise price of the warrants adjusted to $1.06 per share and the warrants are no longer subject to further adjustment.

As a result of the issuance of common stock at a price of $1.84 per share on November 4, 2010, 956,319 warrants previously outstanding that were issued in June 2009 and December 2009 were repriced to $1.84 per share and 871,405 warrants previously outstanding that were issued in January 2010 were repriced to the floor of $3.76 per share.

In February 2011, we issued warrants to purchase 1,113,075 shares of common stock at $0.80 per share. The warrants are exercisable until February 15, 2018 and are not subject to repricings. As a result of the issuance of common stock and warrants at a price of $0.80 per share, 687,500 warrants previously outstanding that were issued in June 2009 were repriced to $0.80 per share.

In the years ended December 31, 2009 and 2010, warrants to purchase 12,500 and 628,750 shares were exercised, pursuant to which we received cash proceeds of approximately $0.1 million and $2.6 million and issued 12,500 and 628,750 shares of our common stock.

The following summarizes warrant activity during the years ended December 31, 2009 and 2010:

	Warrant Shares	Weighted Average Exercise Price
Warrants outstanding, January 1, 2009	1,549,221	$9.32
Warrants issued	1,694,530	8.60
Warrants exercised	(12,500)	9.52
Warrants expired	(344,271)	8.68

Warrants outstanding, December 31, 2009	2,886,980	6.16
Warrants issued	1,985,477	3.45
Warrants assumed in Cequent acquisition	10,556	1.75
Warrants exercised	(628,750)	4.08
Warrants terminated upon Cequent acquisition	(424,062)	4.60

Warrants outstanding, December 31, 2010	3,830,201	$4.64

Warrants expiring in 2013	49,140

Warrants expiring in 2014	956,319

Warrants expiring in 2015	2,814,186

Warrants expiring thereafter	10,556

Subscription investment units — In November 2010, we issued subscription investment units to purchase during the 16-month period following the date of issuance, an aggregate of 2,423,550 shares of common stock at a per share exercise price equal to the lesser of (i) $2.21, and

(ii) 90% of the quotient of (x) the sum of the three lowest VWAP of the common stock for any three trading days during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable exercise date, divided by (y) three (3). If after 120 calendar days from the closing date certain conditions are satisfied, including that the closing price of our common stock exceeds $4.78 for 10 consecutive trading days, and the daily volume of our common stock on each of such 10 consecutive trading days is greater than 400,000 shares per day, we shall have the right to require the buyers to exercise their Subscription Units upon five days’ written notice. None of the subscription investment units were exercised in 2010.

Stock Incentive Plans — At December 31, 2010, options to purchase up to 2,641,059 shares of our common stock were outstanding, unvested restricted stock awards for an aggregate of 935 shares of our common stock were outstanding and 1,006,004 shares were reserved for future grants or awards under our various stock incentive plans.

Our stock incentive plans include the 2008 Stock Incentive Plan, 2004 Stock Incentive Plan and 2002 Stock Option Plan. At our July 21, 2010 annual shareholders’ meeting, our shareholders approved the addition of one million shares to our 2008 Stock Incentive Plan. We also maintain outstanding grants under our 2000 Nonqualified Stock Option Plan, which expired in 2010, and the 2006 Cequent Stock Incentive Plan under which stock options outstanding at the time of the Cequent acquisition were converted to options to purchase shares of our common stock. Under our stock compensation plans, we are authorized to grant options to purchase shares of common stock to our employees, officers and directors and other persons who provide services to us. The options to be granted are designated as either incentive stock options or non-qualified stock options by our board of directors, which also has discretion as to the person to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees, may be granted incentive stock options. Under our 2004 and 2008 plans, we are authorized to grant awards of restricted stock, stock appreciation rights and performance shares, in addition to stock options. As of December 31, 2010, no stock appreciation rights or performance shares have been granted. Options granted under the plans generally have terms of ten years from the date of grant, and generally vest over three or four years. We generally issue new shares for option exercises unless treasury shares are available for issuance. We had no treasury shares as of December 31, 2010 and have no plans to purchase any in the next year, however, we may accept the surrender of vested restricted shares from employees to cover tax requirements at our discretion.

Stock-based Compensation — Compensation expense is recognized on a straight-line basis over the applicable vesting periods based on the fair value on the grant date and is recorded net of forfeitures based on historical experience. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the applicable plan and certain employment agreements we have with key employees). The following table summarizes stock-based compensation expense (in thousands):

	Years Ended December 31,
	2009	2010
Research and development	$163	$679
Selling, general and administrative	1,649	1,337

Total	$1,812	$2,016

Stock Options — Option activity was as follows:

	Years Ended December 31,
	2009		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,547,303	$17.39	2,107,502	$9.25
Granted	853,970	5.48	218,613	2.63
Assumed in Cequent acquisition	—	—	580,828	2.32
Exercised	(3,750)	8.56	(40,575)	1.09
Expired	(230,024)	50.89	(190,590)	15.76
Forfeited	(59,997)	5.94	(34,719)	2.12

Outstanding at end of year	2,107,502	$9.25	2,641,059	$6.93

Exercisable at end of year	1,106,173	$11.51	1,923,936	$7.45

The following table summarizes additional information on our stock options outstanding at December 31, 2010:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.16 – $ 1.92	329,295	6.8	$1.25	308,806	$1.25
$2.14 – $ 3.80	551,033	8.1	2.98	205,991	3.21
$4.12 – $ 5.84	747,065	7.1	5.26	590,849	5.12
$6.08 – $ 9.56	569,740	6.6	8.01	471,224	8.04
$12.76 – $61.72	443,926	6.6	17.44	347,066	18.63

Totals	2,641,059	7.1	$6.93	1,923,936	$7.45

Exercisable	1,923,936	6.5

We use the Black-Scholes-Merton option pricing model to determine the fair value of our stock-based awards. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include the expected life of the award, expected stock price volatility over the term of the award, historical and projected exercise behaviors, risk-free interest rate and expected dividends. Staff Accounting Bulletins issued by the Securities and Exchange Commission provide for a simplified method for estimating expected term for “plain-vanilla” options, if a company met certain criteria. The mid-point between the vesting date and the expiration date is used as the expected term under this method. We have concluded that we meet the criteria to use the simplified method as we have had significant structural changes in our business such that our historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. We estimate volatility of our common stock by using our stock price history to forecast stock price volatility. The risk-free interest rates used in the valuation model were based on U.S. Treasury issues with remaining terms similar to the expected term on the options. We do not anticipate paying any dividends in the foreseeable future and, therefore, use an expected dividend yield of nil. The per-share fair value of stock options granted was approximately $3.76 and $2.19 in 2009 and 2010, respectively, which were estimated at the date of grant using the Black-Scholes-Merton option valuation model with the following weighted average assumptions for the periods presented as follows:

	2009	2010
Risk free interest rate	2.3%	1.6%
Expected stock volatility	105%	113%
Expected option life	5.8 years	5.9 years

As of December 31, 2010, we had approximately $1.6 million of total unrecognized compensation cost related to unvested stock options. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. We expect to recognize this cost over a weighted average period of approximately 1.6 years.

At December 31, 2010, the aggregate intrinsic value of options outstanding was approximately $0.1 million and the aggregate intrinsic value of options exercisable was $0.1 million. The intrinsic value of stock options is based on the December 31, 2010 $1.55 closing market price of our common stock and is calculated by aggregating the difference between the closing market price and the exercise price of the options. The total intrinsic value of options exercised in 2009 was not material and the total intrinsic value of options exercised in 2010 was approximately $0.1 million. The total grant date fair value of options that vested during 2009 and 2010 was approximately $1.9 million and $2.1 million, respectively.

In 2009, in connection with our annual shareholders meeting, three members of our board of directors retired. Our board of directors approved a resolution to extend the amount of time two of the retiring directors have to exercise their vested options from 90 days to two years. Additional compensation expense recognized as a result of the modification was approximately $0.1 million. The third retiring director’s options were governed by his employment contract at his employment termination date. In 2009, six employees were terminated and received accelerated vesting of their stock options and additional time to exercise their options, which resulted in recognition of additional compensation expense of approximately $0.8 million.

In 2010, in connection with our annual shareholders meeting, three members of our board of directors retired. Our board of directors approved a resolution to extend the amount of time two of the retiring directors have to exercise their vested options from 90 days to four years. Additional compensation expense recognized as a result of the modification was approximately $0.2 million.

Non-Employee Option Grants — In 2009 we granted stock options to non-employee members of our Scientific Advisory Board. In addition, as part of the Cequent acquisition, we assumed stock options granted to non-employees which were converted to stock options for 79,642 shares of our common stock. Non-employee option grants are recorded as expense over the vesting period of the underlying stock options. At the end of each financial reporting period prior to vesting, the value of these options, as calculated using the Black-Scholes-Merton option pricing model, is re-measured using the fair value of our common stock and the stock-based compensation recognized during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of future compensation expense will include fair value re-measurements until the stock options are fully vested. We recognized expense of approximately $47,000 and $45,000 in 2009 and 2010, respectively, relating to options granted to non-employees.

Restricted Stock Awards — Pursuant to restricted stock awards granted under our 2004 Plan, we have issued shares of restricted stock to certain employees and members of our board of directors. No restricted stock awards have been granted under our 2008 Plan. Stock-based compensation expense is being recognized on a straight-line basis over the applicable vesting periods of one to three years of the restricted shares based on the fair value of such restricted stock on the grant date. Additional information on restricted shares is as follows:

	Years Ended December 31,
	2009	2010
Unvested restricted shares outstanding, beginning of year	26,691	5,504
Restricted shares forfeited	(3,393)	—
Restricted shares vested	(17,794)	(4,569)

Unvested restricted shares outstanding, end of year	5,504	935

Weighted average grant date fair value per share	$35.00	$15.24

Stock-based compensation related to restricted stock was a benefit of $0.3 million in 2009 due to forfeitures and in 2010 we recorded an expense of approximately $0.1 million. The grant date fair value of restricted stock vested in 2009 and 2010 was approximately $0.6 million and $0.2 million, respectively. Unrecognized compensation cost related to unvested restricted stock awards granted was not material at December 31, 2010.

Employee Stock Purchase Plan — As of December 31, 2010, a total of 150,000 shares of common stock have been reserved for issuance under our 2007 Employee Stock Purchase Plan (“ESPP”), of which 77,109 have been issued to date. Under the terms of our ESPP, a participant may purchase shares of our common stock at a price equal to the lesser of 85% of the fair market value on the date of offering or on the date of purchase. An aggregate of 18,647 and 43,512 shares were issued under the ESPP during 2009 and 2010, respectively. We recorded stock-based compensation expense related to our ESPP of approximately $54,000 and $77,000 in the years ended December 31, 2009 and 2010, respectively, based on employee contributions and a per share fair value of $2.08 and $1.73, for 2009 and 2010, which were estimated using the following weighted average variables:

	Years Ended December 31,
	2009	2010
Expected dividend yield	0%	0%
Risk free interest rate	0.5%	0.2%
Expected volatility	185%	95%
Expected term	0.5 years	0.5 years

Note 7 — Employee Benefit Plan

We have a 401(k) plan for employees meeting eligibility requirements. Eligible employees may contribute up to 100% of their eligible compensation, subject to IRS limitations. Our employer matching contributions to the plan are discretionary as determined by our board of directors. Employer contributions were approximately $3,000 in 2009 and there were no employer contributions in 2010.

Note 8 — Income Taxes

We have identified our federal tax return and our state tax returns in New York and Massachusetts as “major” tax jurisdictions. The periods subject to examination for our federal and New York state income tax returns are the tax years ended in 1995 and thereafter, and for Massachusetts state income tax returns are the years ended in 2005 and thereafter, since we have net operating loss carryforwards for tax years from those years. We believe our income tax filing positions and deductions will be sustained on audit and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

At December 31, 2010, we had available net operating loss carryforwards for federal and state income tax reporting purposes of approximately $288.2 million and $68.9 million, respectively, and had available tax credit carryforwards of approximately $10.8 million, which are available to offset future taxable income. A portion of these carryforwards will expire in 2011 and will continue to expire through 2030 if not otherwise utilized. Our ability to use such net operating losses and tax credit carryforwards is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, and such limitation would be significant.

Our net deferred tax assets, liabilities and valuation allowance as of December 31, 2009 and 2010 are as follows (in thousands):

	Years Ended December 31,
	2009	2010
Deferred tax assets:
Net operating loss carryforwards	$86,346	$104,173
Tax credit carryforwards	9,363	10,758
Depreciation & amortization	2,625	3,655
Other	2,920	2,890

Total deferred tax assets	101,254	121,477
Valuation allowance	(101,254)	(114,722)

Net deferred tax assets	—	6,755
Deferred tax liabilities:
Intangible assets	—	(7,957)

Net deferred tax liabilities	$—	$(1,202)

We continue to record a valuation allowance in the full amount of deferred tax assets not otherwise offset by deferred tax liabilities we expect to reverse since realization of such tax benefits has not been determined by our management to be more likely than not. The valuation allowance increased approximately $2.0 million and $13.5 million during 2009 and 2010, respectively. In 2010, approximately $1.2 million of the valuation allowance increase was a result of deferred taxes recorded in connection with the Cequent merger. The difference between the expected benefit computed using the statutory tax rate and the recorded benefit of nil in 2009 and 2010 is primarily due to the change in the valuation allowance.

Note 9 — Intellectual Property and Contractual Agreements

RNAi-related

Valeant Pharmaceuticals — In March 2010, we acquired intellectual property related to Conformationally Restricted Nucleotides (“CRN”) from Valeant Pharmaceuticals North America in consideration of payment of a non-refundable licensing fee of $0.5 million due in equal portions in April and July 2010, which were included in research and development expense in 2010 and have been paid in full. Subject to meeting of certain milestones triggering the obligation to make any such payments, we may be obligated to make a product development milestone payment of $5.0 million within 180 days of FDA approval of a New Drug Application for our first CRN related product and another product development milestone payment of $2.0 million within 180 days of FDA approval of a New Drug Application covering our second CRN related product. As of December 31, 2010, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. Valeant is entitled to receive earn-outs in the low single digits based upon future commercial sales and earn-outs in the low double digits based upon future revenue from sublicensing. Under the agreement we are required to use commercially reasonable efforts to develop and commercialize at least one covered product. If we have not made earn-out payments of at least $5.0 million prior to the sixth anniversary of the date of the agreement, we are required to pay Valeant an annual amount equal to $50,000 per assigned patent which shall be creditable against other payment obligations. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any Valid Claim in such country. We may terminate the agreement upon 30 days’ notice, or upon 10 days’ notice in the event of adverse results from clinical studies. Upon termination, we are obligated to make all payments accrued as of the effective date of such termination but shall have no future payment obligations.

Novosom — In July 2010, we entered into an agreement pursuant to which we acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for Novosom’s SMARTICLES® liposomal-based delivery system, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UsiRNA therapeutics. We issued an aggregate of 1,419,487 shares of our common stock to Novosom as consideration for the acquired assets. The shares had an aggregate value equal to approximately $3.8 million, which was recorded as research and development expense. As additional consideration for the acquired assets, we will pay to Novosom an amount equal to 30% of the value of each upfront (or combined) payment actually received by us in respect of the license of liposomal-based delivery technology or related product or disposition of the liposomal-based delivery technology by us, up to a maximum of $3.3 million, which amount will be paid in shares of our common stock, or a combination of cash and shares of our common stock, in our discretion.

Roche — In February 2009, we entered into an agreement with F. Hoffmann-La Roche Inc., a New Jersey corporation, and F. Hoffmann-La Roche Ltd., a Swiss corporation (collectively, “Roche”), pursuant to which we granted to Roche a worldwide, irrevocable, non-exclusive license to a portion of our technology platform, for the development of RNAi-based therapeutics, in consideration of the payment of a one-time, non-refundable licensing fee of $5.0 million. No additional royalties are payable to us under the agreement. The agreement will expire on a country-by-country basis upon the expiration date of the last to expire of the licensed patents in such country. Either party may terminate the agreement for material breach by the other party (subject to a 30-day cure period), or upon certain events involving the bankruptcy or insolvency of the other party.

Novartis — In March 2009, we entered into an agreement with Novartis Institutes for BioMedical Research, Inc. (“Novartis”), pursuant to which we granted to Novartis a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses, to our DiLA2 -based siRNA delivery platform in consideration of a one-time, non-refundable fee of $7.25 million, which was recognized as license fee revenue in 2009. Novartis may terminate this agreement immediately upon written notice to us. We believe this agreement represents strong third-party validation of the siRNA delivery aspect of our RNAi drug discovery platform. Additionally, we entered into a separate agreement with Novartis to provide them with an exclusive period in which to negotiate a potential research and development collaboration as well as possible broader licensing rights related to our RNAi drug delivery platform. This exclusive period expired in 2009. Approximately $0.3 million was recognized as license fee revenue in 2009 under this separate agreement.

University of Michigan — In May 2008, we entered into an exclusive license agreement to Intellectual Property (“IP”) from the University of Michigan covering cationic peptides for enhanced delivery of nucleic acids. These peptides have unique characteristics that we believe play an important role in improving the efficacy of delivery of RNAi-based therapeutics. We are currently using these peptides to create siRNA nanoparticles to enhance mRNA knockdown. Together with the DiLA2 technology, these delivery peptides may improve the therapeutic potential of our drug candidates. In connection with the agreement, we paid a license issue fee of $120,000. An additional fee of $25,000 is payable annually and creditable against royalty payments.

Subject to the meeting of certain milestones triggering the obligation to make any such payments, we may be obligated to make product development milestone payments of up to $425,000 in the aggregate for each product developed under a licensed patent under this agreement. As of December 31, 2010, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. The royalty payment required to be made by us to the University of Michigan under this agreement is a percentage of net sales in the low single digits.

We sublicensed the IP under this agreement to Novartis on a nonexclusive basis in March 2009, at which time we paid an additional one–time fee of $362,500 to the University of Michigan, which eliminated the obligation to pay the University of Michigan any future royalties or milestones with respect to the Novartis sublicense. This fee was included in research and development expense.

This agreement will terminate on the expiration date of the last to expire patent licensed under the agreement, which expiration date is in 2019. Under the agreement, we agreed to use diligent and commercially reasonable efforts to exploit the patent rights and bring licensed products to market. If we fail to meet certain research and development milestones, the University of Michigan may terminate the agreement subject to a thirty day cure period. In addition, the University of Michigan may terminate this license upon written notice if the first commercial sale of a product does not occur on or before May 2017. We may terminate this agreement at any time upon ninety days’ written notice.

University of Helsinki — In June 2008, we entered into a collaboration agreement with Dr. Pirjo Laakkonen and the Biomedicum Helsinki. The goal of the work involves our patented phage display library, the Trp Cage library, for the identification of peptides to target particular tissues or organs for a given disease. In December 2009, we received a patent allowance in the US covering a targeting peptide for preferential delivery to lung tissues that was identified by us using the Trp Cage Library. We believe the Trp Cage library will be a source of additional peptides for evaluation in our delivery programs, and we will have a strong IP position for these peptides and their use. In 2010, we extended the term of the agreement and it will now terminate in June 2012. Either party may terminate the agreement for material breach by the other party, subject to a 30-day cure period.

Under this agreement, we may be obligated to make product development milestone payments of up to €275,000 in the aggregate for each product developed under this research agreement if certain milestones are met. As of December 31, 2010, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions that would trigger any such milestone payment obligations have not been satisfied. In addition, upon the first commercial sale of a product, we are required to pay an advance of €250,000 against which future royalties will be credited. The percentage royalty payment required to be made by us to the University of Helsinki under the terms of this agreement is a percentage of gross revenues derived from work performed under the Helsinki Agreement in the low single digits.

Ribotask ApS. In June 2009, we announced the revision of the October 2008 agreement in which we had acquired the intellectual property related to Unlocked Nucleobase Analogs (UNA) from Ribotask ApS, a privately held Danish company. The original agreement provided us with exclusive rights for the development and commercialization of therapeutics incorporating UNAs. The amended agreement eliminated our obligation to pay all milestone and royalty payments and provided full financial and transactional control of our proprietary UNA technology. Our

UsiRNA construct has been verified in multiple cell and in vivo models to be highly potent and efficacious for RNAi. Substitution of UNA within siRNA, creating the UsiRNA construct, has been shown to provide greater target specificity.

In June 2010, we expanded our rights under the previous agreement with Ribotask to include exclusive rights to the development and commercialization of UNA-based diagnostics. In connection with this amendment, we agreed to pay Ribotask $750,000 in three equal payments of $250,000 each. In March 2011, the agreement was amended to change the payment terms for the diagnostic rights. The first payment of $250,000 was made in November 2010. The remaining payments will be made as follows: a payment of $50,000 at execution of the amendment with the remaining $400,000 to be paid in eight monthly payments of $50,000 beginning May 1, 2011. In addition we issued 113,766 shares of our common stock valued at approximately $80,000 to Ribotask on March 3, 2011, for which we filed a resale registration statement on Form S-3 on March 14, 2011.

Under the October 2008 agreement we made payments to Ribotask totaling $500,000. We sublicensed the IP under this agreement to Roche on a nonexclusive basis in February 2009, at which time we paid an additional $250,000 to Ribotask, which eliminated the obligation to pay Ribotask any future royalties or milestones with respect to the Roche sublicense. In connection with the June 2009 amendment, we issued 151,515 shares of our common stock valued at approximately $1.0 million to Ribotask ApS and agreed to pay $1.0 million in four installments of $250,000 each due at various intervals through July 2010.

In connection with our agreements, as amended, we granted Ribotask a royalty-bearing, world-wide exclusive license to use the assigned patents to develop and sell products intended solely for use as reagents or for testing. The royalty rates to be paid to us by Ribotask are in the low single digits and to date we have not recognized any revenue under this agreement, as amended.

With the newly acquired exclusive rights to UNA technology combined with the exclusive rights to Conformationally Restricted Nucleotide (CRN) technology for both therapeutics and diagnostics acquired in March 2010 from Valeant Pharmaceuticals, we have established one of the few intellectual property portfolios supporting a nucleic acid-based personalized medicine platform with the ability to pursue proprietary nucleic acid-based therapeutics and diagnostics.

University of British Columbia — In November 2009, we expanded and extended a previous agreement established in 2008 with University of British Columbia/Vancouver Prostate Centre (VPC) in the area of bladder cancer. The VPC is a National Centre for Excellence for translational research and this agreement provides us access to cutting-edge bladder cancer models and evaluation techniques and interactions with world-renowned researchers and clinicians. Data derived from studies conducted under this agreement have already demonstrated the potency of UsiRNAs and DiLA2 -based delivery for inhibition of target mRNA and reduction in tumor growth. The focus of the expanded agreement will be the evaluation of additional critical targets in bladder cancer and the therapeutic impact on tumor biology and growth. The research agreement requires that we make payments for work completed under an agreed work plan. Through December 31, 2010, we have recognized approximately $0.2 million as research and development expense under this agreement. The agreement may be terminated by either party with ninety days’ written notice. The current contract period has been extended and will now terminate November 30, 2011.

Intranasal related

Cypress Bioscience, Inc. — In August 2010 we entered into an Asset Purchase Agreement with Cypress Bioscience, Inc. (“Cypress”) under which Cypress acquired our patent rights and technology related to carbetocin, a long-acting analog of oxytocin, a naturally produced hormone that may benefit individuals with autism. Under the agreement, we received an upfront payment of $750,000 and we could receive milestone payments up to $27 million. Cypress will be responsible for all future development and IP related expenses. In addition, Cypress will pay us royalties, in the single digits, on commercial sales.

Par Pharmaceutical — In 2009 we entered into an Asset Purchase Agreement with Par Pharmaceutical (“Par”) pursuant to which, among other things, a 2004 License and Supply Agreement with Par, and a 2005 Supply Agreement with QOL Medical LLC, were terminated. Under the Asset Purchase Agreement, Par acquired certain assets pertaining to calcitonin, including our ANDA for generic calcitonin-salmon nasal spray, inventories, tooling and equipment, and the related technology, trade secrets, know-how, proprietary information and other intellectual property rights, and assumed certain contracts, including our manufacturing obligation to QOL Medical as well as our two building leases related to our operations in Hauppauge, New York. We received $0.8 million in cash and were entitled to receive earn-out payments for five years based on commercial sales of calcitonin. Calcitonin received full FDA approval and was launched in June 2009. We recognized a gain of approximately $0.1 million on the asset sale to Par which is included as an offset to research and development expense in 2009. In addition, in 2009 we recognized approximately $0.1 million in revenue for services provided under the Asset Purchase Agreement. We recognized approximately $0.1 million and $0.5 million in revenue relating to earn-out payments based on commercial sales of calcitonin in 2009 and 2010. In December 2010, we entered into an amendment of the Asset Purchase Agreement under which Par agreed to pay us a lump-sum cash payment of $700,000 in lieu of profit sharing for the remainder of the earn-out payment period, which we recognized as revenue in 2010.

Amylin Pharmaceuticals, Inc. — In January 2009 we amended our 2006 License Agreement with Amylin Pharmaceuticals, Inc. for the development of intranasal exenatide. The License Agreement, as amended, provides for an accelerated $1.0 million milestone payment to us in

January 2009, a reduction in the aggregate amount of milestone payments that could be due to us from $89 million to $80 million, and a reduction in the royalty rate payable upon commercial sales of a product to the low single digits. Additionally, as a result of the amendment, we are no longer responsible for any further development of the nasal spray formulation of intranasal exenatide or its manufacture. Either party may terminate the agreement for breach of any material provision of the agreement upon sixty days’ notice of the breach and subject to a sixty day cure period. Amylin may also terminate the agreement upon ninety days’ written notice.

Thiakis Limited (“Thiakis”) — In 2004, we acquired exclusive worldwide rights to the Imperial College Innovations and Oregon Health & Science University PYY patent applications in the field of nasal delivery of PYY and the use of glucagon-like peptide-1 (GLP-1) used in conjunction with PYY for the treatment of obesity, diabetes and other metabolic conditions. We recorded $1.2 million in research and development expense in 2008 related to the estimated obligations under this license agreement at December 31, 2008. In April 2009 we entered into a Deed of Release and termination pursuant to which we agreed to pay $1.1 million, payable in quarterly amounts commencing April 2009 and ending April 2010. The difference between $1.1 million and the amount originally estimated was recorded as reduction of expense in 2009. In February 2010, we amended the payment schedule for the final two payments totaling $450,000 such that $50,000 was paid in February 2010, $200,000 was paid in April 2010 and a final payment in the amount of $210,000 was paid in June 2010. The final payment included $10,000 representing interest.

Other

QOL Medical LLC — In October 2005, we entered into a supply agreement with QOL (the “QOL Agreement”) under which, subject to certain limitations, we were obligated to manufacture and supply, and QOL was obligated to purchase from us, all of QOL’s requirements for Nascobal® brand products for vitamin B12 (cyanocobalamin) deficiency in patients with pernicious anemia, Crohn’s Disease, HIV/ AIDS and multiple sclerosis. Under the terms of the QOL Agreement we received a $2.0 million upfront fee, which was being recognized ratably over the five-year life of the QOL Agreement. In connection with the Asset Purchase Agreement with Par Pharmaceutical which we entered into in March 2009, the QOL Agreement was terminated. We recognized approximately $0.7 million in deferred revenue related to the QOL Agreement in 2009.

Note 10 — Commitments and Contingencies

Standby Letter of Credit — In connection with the terms of our lease of our Bothell, Washington facility at 3830 Monte Villa Parkway, we have provided our landlord with a stand-by letter of credit. During December 2010, the landlord for 3830 Monte Villa Parkway drew $0.1 million on the $1.2 million standby letter of credit for that facility, which also resulted in a draw on our restricted cash, and as of December 31, 2010, approximately $1.0 million was outstanding on the remaining standby letter of credit.

Leases — We lease space for our research and development and corporate offices in Bothell, Washington under operating leases expiring in 2016 and we lease space for research and development in Cambridge, Massachusetts under an operating lease expiring in 2012. In December 2010, we entered into an amendment of our lease for our exited facility at 3450 Monte Villa, pursuant to which we reduced our future lease obligations by approximately $4.1 million. Under terms of the amendment, we issued 2,115,727 shares of our common stock to the landlord.

Rent expense was approximately $1.3 million in 2009 and $1.4 million in 2010. In addition, approximately $0.2 million and $0.3 million in rental payments decreased the restructuring liability during 2009 and 2010, respectively.

The following summarizes future annual minimum lease payments under operating leases as of December 31, 2010 (in thousands):

	Exited Facility 3450 Monte Villa	Occupied Facility 3830 Monte Villa	Occupied Facility Cambridge, MA	Total
2011	$327	$1,325	$251	$1,903
2012	667	1,384	148	2,199
2013	683	1,442	—	2,125
2014	700	1,501	—	2,201
2015	718	1,586	—	2,304
Thereafter	61	267	—	328

Total	$3,156	$7,505	$399	$11,060

Contingencies — We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 11 — Subsequent Events

As further described in Note 6, in February 2011, we received net proceeds of approximately $4.7 million in an offering of 6,375,000 shares of common stock together with warrants to purchase up to 1,113,075 shares of common stock at a purchase price of approximately $0.80 per unit. The warrants are exercisable for seven years and have an exercise price of $0.80 per share.

In February 2011, we entered into a Research and License Agreement (the “Agreement”) with Debiopharm S.A., a Swiss corporation (“Debiopharm”), pursuant to which we granted to Debiopharm an exclusive license to develop and commercialize our pre-clinical program in bladder cancer, for all uses in humans and animals for the prevention and treatment of superficial (non-muscle invasive) bladder cancer, in consideration of the payment by Debiopharm to us of up to $25 million based on predefined research and development milestones, royalties from the sales of products resulting under the Agreement and sublicensing payments. Among other things, the Agreement provides for certain licenses of our UsiRNA and liposomal technologies. Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership, and will fund all of our research and development costs for the bladder cancer program beginning in February 2011.

In March 2011, we amended our June 2010 agreement with Ribotask to change the payment terms for the diagnostic rights. The first payment of $250,000 was made in November 2010. The remaining payments will be made as follows: a payment of $50,000 at execution of the amendment with the remaining $400,000 to be paid in eight monthly payments of $50,000 beginning May 1, 2011. In addition we issued 113,766 shares of our common stock valued at approximately $80,000 to Ribotask; for which we filed a resale registration statement on Form S-3 on March 14, 2011.

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2010	June 30, 2011
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash	$1,066	$4,705
Restricted cash	1,017	1,157
Accounts receivable	59	5
Prepaid expenses and other current assets	818	567

Total current assets	2,960	6,434
Property and equipment, net of accumulated depreciation and amortization of $8,081 and $8,744	3,695	2,991
Intangible assets	22,734	22,734
Other assets	54	45

Total assets	$29,443	$32,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,922	$2,611
Liability for refunds of warrant exercise proceeds	0	1,519
Accrued payroll and employee benefits	781	882
Other accrued liabilities	1,225	794
Accrued restructuring — current portion	312	593
Deferred revenue	34	510

Total current liabilities	6,274	6,909
Accrued restructuring, net of current portion	148	0
Deferred rent and other liabilities	1,384	1,319
Fair value liability for price adjustable subscription investment units	1,483	125
Fair value liability for price adjustable warrants	1,783	6,333
Deferred tax liabilities	1,202	1,202

Total liabilities	12,274	15,888

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 100,000 shares authorized: no shares issued and outstanding	0	0
Common stock and additional paid-in capital, $0.006 par value; 180,000,000 shares authorized, 27,800,748 shares issued and outstanding as of December 31, 2010 and 64,339,555 shares issued and outstanding as of June 30, 2011	307,939	314,336
Accumulated deficit	(290,770)	(298,020)

Total stockholders’ equity	17,169	16,316

Total liabilities and stockholders’ equity	$29,443	$32,204

See notes to condensed consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	(In thousands, except per share data)
Revenue	$193	$129	$377	$343

Operating expenses:
Research and development	3,837	2,772	7,436	6,122
Selling, general and administrative	2,248	2,748	4,807	4,651
Restructuring	260	58	286	286

Total operating expenses	6,345	5,578	12,529	11,059

Loss from operations	(6,152)	(5,449)	(12,152)	(10,716)

Other income (expense):
Interest and other expense	(544)	0	(1,324)	0
Change in fair value liability for price adjustable warrants and subscription investment units	2,595	1,864	(115)	3,466

Total other income (expense), net	2,051	1,864	(1,439)	3,466

Net loss	$(4,101)	$(3,585)	$(13,591)	$(7,250)

Net loss per common share — basic and diluted	$(0.34)	$(0.08)	$(1.13)	$(0.19)

Shares used in computing net loss per share — basic and diluted	12,219	45,395	12,027	38,282

See notes to condensed consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the six months ended June 30, 2011

(Unaudited)

	Common Stock and Additional Paid-In Capital		Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
	(In thousands, except share data)
Balance December 31, 2010	27,800,748	$307,939	$(290,770)	$17,169
Proceeds from the issuance of common shares and warrants, net	28,693,500	4,520	0	4,520
Shares issued in connection with amendment of license agreement	113,766	80	0	80
Proceeds from the exercise of subscription investment units and warrants	7,696,500	463	0	463
Reclassification of fair value of price adjustable subscription investment units and warrants from liability to equity upon exercise	0	121	0	121
Reclassification of fair value of price adjustable warrants from liability to equity upon elimination of price adjustment feature	0	620	0	620
Proceeds from employee stock purchase plan purchases	35,041	21	0	21
Compensation related to restricted stock, stock options and employee stock purchase plan, net of forfeitures	0	572	0	572
Net loss	0	0	(7,250)	(7,250)

Balance June 30, 2011	64,339,555	$314,336	$(298,020)	$16,316

See notes to condensed consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2011
	(In thousands)
Operating activities:
Net loss	$(13,591)	$(7,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation related to restricted stock, stock options and employee stock purchase plan	905	572
Depreciation and amortization	828	704
Non-cash research and development expense	0	30
Non-cash amortization of discount on notes payable and debt issuance costs	1,277	0
Non-cash restructuring expense	232	225
Accretion of restructuring liability	54	61
Change in fair value of price adjustable warrants and subscription investment units	115	(3,466)
Changes in assets and liabilities:
Accounts receivable	101	54
Prepaid expenses and other assets	200	260
Accounts payable	620	(598)
Deferred revenue	67	476
Accrued expenses and deferred rent and other liabilities	253	(345)
Accrued restructuring	0	(153)

Net cash used in operating activities	(8,939)	(9,430)

Investing activities:
Change in restricted cash	(159)	(140)
Purchases of property and equipment	(158)	0

Net cash used in investing activities	(317)	(140)

Financing activities:
Proceeds from sales of common shares and warrants, net	4,943	10,726
Proceeds from exercise of warrants, subscription investment units, stock options and employee stock purchase plan purchases	2,639	2,483
Borrowings on note payable	3,000	0
Payments on note payable	(1,000)	0

Net cash provided by financing activities	9,582	13,209

Net increase in cash	326	3,639
Cash — beginning of year	748	1,066

Cash — end of period	$1,074	$4,705

Non-cash financing activities:
Issuance of common stock to settle liabilities	$55	$80

Supplemental disclosure:
Cash paid for interest	$10	$0

See notes to condensed consolidated financial statements

MARINA BIOTECH, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2011 and 2010 (Unaudited)

Note 1 — Business, Going Concern and Basis of Preparation and Summary of Significant Accounting Policies

Business

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (“RNAi”) and blocking messenger RNA (“mRNA”) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (“FAP”) and two preclinical programs in malignant ascites and bladder cancer. In February 2011, we entered into an exclusive agreement with Debiopharm S.A. (“Debiopharm”) for the development and commercialization of the bladder cancer program.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, pre-clinical and clinical development, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic-acid based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.

As of June 30, 2011, we had an accumulated deficit of approximately $298.0 million and expect to incur losses in the future as we continue our research and development (“R&D”) activities. Our operating expenses, primarily R&D in connection with the further development of our RNAi programs, will consume the majority of our cash resources and will require additional funding. We have funded our losses primarily through the sale of common stock, warrants and subscription investment units in the public markets and private placements, revenue provided by our collaboration partners, and loans.

At June 30, 2011, we had a working capital deficit (current assets less current liabilities) of approximately $0.5 million and approximately $5.9 million in cash, including approximately $1.2 million in restricted cash. We believe that our current resources will be sufficient to fund our planned operations into the fourth quarter of 2011.

We plan to continue to work with large pharmaceutical companies regarding research and development collaboration agreements or investments, and to pursue public and private sources of financing to raise cash. However, there can be no assurance that we will be successful in such endeavors.

In August 2010, we filed a universal shelf registration statement with the Securities and Exchange Commission (“SEC”), which was declared effective by the SEC in September 2010. Under the shelf registration statement, we could issue up to $50.0 million of our common stock, preferred stock, debt securities, warrants to purchase any of the foregoing securities, and/or rights to purchase shares of our common or preferred stock, either individually or in units comprised of any of such securities. We accessed this universal shelf registration statement in connection with our November 2010 issuance of common stock and subscription investment units, and our February 2011 public offering of common stock and warrants.

In May 2011, under a registration statement on Form S-1 which was declared effective by the SEC on May 11, 2011, we received net proceeds of approximately $6.3 million from an offering of an aggregate of (i) 22,318,500 units and (ii) 22,318,500 Series B Warrants, each to purchase one unit, at a purchase price of $0.39 per unit. Each unit consists of (x) one share of common stock, and (y) one Series A Warrant to purchase one share of Common Stock. As of June 30, 2011, 7,121,500 of the Series B Warrants had been exercised, and in July 2011, an additional 15,172,000 of the Series B Warrants were exercised prior to their July 12, 2011 expiration date. As a result of the exercises of warrants related to the May financing, we received additional cash proceeds of approximately $2.2 million in June 2011, and $0.9 million in July 2011, with the July cash proceeds being net of refunds which we were required to issue as a result of the adjustment in the warrant exercise price on July 5, 2011.

The market value and the volatility of our stock price, as well as general market conditions, could make it difficult for us to complete a financing transaction on favorable terms, or at all. Any financing we obtain may further dilute the ownership interest of our current stockholders. If we are unable to obtain additional cash when required, we could modify, delay or abandon some or all of our programs. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. The Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2010 states that we have incurred recurring losses and have an accumulated deficit, and have had negative cash flows from operations, that raise substantial doubt about our ability to continue as a going concern.

Basis of Preparation and Summary of Significant Accounting Policies

Basis of Preparation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles for complete financial statements. The accompanying unaudited financial information should be read in conjunction with the audited consolidated financial statements, including the notes thereto, as of and for the year ended December 31, 2010, included in our 2010 Annual Report on Form 10-K filed with the SEC. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for each period presented. The results of operations for the interim period ended June 30, 2011 are not necessarily indicative of the results for the year ending December 31, 2011 or for any future period.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, research and development costs, stock-based compensation, valuation of warrants and subscription investment units, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, estimated accrued restructuring charges and income taxes. Actual results could differ from those estimates.

Restricted Cash — Amounts pledged as collateral underlying letters of credit for facility lease deposits are classified as restricted cash. Changes in restricted cash have been presented as investing activities in the consolidated statements of cash flows.

Fair Value of Financial Instruments — We consider the fair value of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities to not be materially different from their carrying value. These financial instruments have short-term maturities.

We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

We currently measure and report at fair value our accrued restructuring liability using discounted estimated cash flows, and the liability for price adjustable warrants and subscription investment units using the Black-Scholes-Merton valuation model, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of June 30, 2011 (in thousands):

	Balance at June 30, 2011	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Accrued restructuring	$593	—	—	$593
Fair value liability for price adjustable warrants	6,333	—	—	6,333
Fair value liability for price adjustable subscription investment units	125	—	—	125

	Balance at June 30, 2011	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Total liabilities at fair value	$7,051	—	—	$7,051

The following presents activity in our accrued restructuring liability determined by Level 3 inputs (in thousands):

Facility Related Charges
Balance, December 31, 2010	460
Accruals	225
Payments in cash and other decreases	(153)
Accretion	61

Balance, June 30, 2011	$593

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs (in thousands, except per share data):

		Weighted average as of each measurement date
	Fair value liability for price adjustable warrants (in thousands)	Exercise Price	Stock Price	Volatility	Contractual life in years	Risk free rate
Balance at December 31, 2010	$1,783	$1.43	$1.55	127%	4.4	1.8%
Reclassification to equity upon elimination of price adjustment feature	(620)	1.06	1.09	122%	4.8	2.3%
Fair value of warrants issued	7,399	0.31	0.24	115%	6.0	2.1%
Change in fair value included in statement of operations	(2,229)

Balance at June 30, 2011	$6,333	$0.28	$0.19	117%	5.8	2.1%

The following presents activity of the fair value liability of price adjustable subscription investment units determined by Level 3 inputs (in thousands, except per share data):

		Weighted average as of each measurement date
	Fair value liability for price adjustable subscription investment units (in thousands)	Exercise Price	Stock Price	Volatility	Contractual life in years	Risk free rate
Balance at December 31, 2010	$1,483	$1.33	$1.55	79%	1.2	0.3%
Reclassification to equity upon exercise	(121)	0.44	0.55	86%	0.8	0.2%
Change in fair value included in statement of operations	(1,237)

Balance at June 30, 2011	$125	$0.18	$0.19	101%	0.7	0.2%

Property and equipment — Long-lived assets include property and equipment. These assets are recorded at our original cost and are increased by the cost of any significant improvements after purchase. Property and equipment assets are depreciated evenly over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Business combinations and allocation of purchase consideration — Accounting guidance requires that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. Market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Accounting guidance requires that the fair value of in-process research and development (“IPR&D”) projects acquired in a business combination be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. Intangible assets related to IPR&D projects are considered to be indefinite-lived until completion or abandonment of the related project. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if we become aware of any events occurring or changes in circumstances that would indicate a reduction in the fair value of the projects below their respective carrying amounts. If and when it were determined that identified intangible assets were impaired, an impairment charge would be recorded then. If and when development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that date.

Identifiable intangible assets — Intangible assets associated with in-process research and development (“IPR&D”) projects acquired in business combinations are not amortized until approval is obtained in a major market, typically either the U.S. or the European Union, or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

Impairment of long-lived assets — We review all of our long-lived assets for impairment indicators throughout the year and we perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually. When necessary, we record charges for impairments. Specifically:

•

For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property and equipment, we calculate the undiscounted amount of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

•

For indefinite-lived intangible assets, such as IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Accrued Restructuring — We ceased using one of our two leased facilities in Bothell, Washington (“the exited facility”) in 2008. We recorded an accrued liability for remaining lease termination costs at fair value, based on the remaining payments due under the lease and other costs, reduced by estimated sublease rental income that could be reasonably obtained from the property, and discounted using a credit-adjusted risk-free interest rate. We based our estimated future payments, net of estimated future sublease payments, on current rental rates available in the local real estate market, and our evaluation of the ability to sublease the facility. Accrued restructuring, and in particular those charges associated with exiting a facility, are based upon management’s assumptions and estimates which are subject to changes in facts and circumstances. These estimates significantly impact the accrual and actual results may differ from our estimates. We review these estimates at least quarterly and when there are changes in facts or circumstances, and adjust our accrual if necessary. For a further discussion of our restructuring charges, see Note 4 — Accrued Restructuring.

Net Loss Per Common Share — Basic and diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share excludes the effect of common stock equivalents (stock options, unvested restricted stock, warrants and subscription investment units) since such inclusion in the computation would be anti-dilutive. The following numbers of shares have been excluded for periods ended June 30:

	2010	2011
Stock options outstanding	2,035,252	2,569,636
Unvested restricted stock	2,865	—
Warrants	3,557,447	49,585,047
Subscription investment units	—	1,848,550

Total	5,595,564	54,003,233

Note 2 — Acquisition of Cequent Pharmaceuticals, Inc.

On July 21, 2010, we acquired Cequent Pharmaceuticals, Inc. (“Cequent”), a privately-held company engaged in development of novel products to deliver RNAi-based therapeutics. We completed the transaction by issuance of 9,882,853 shares of our common stock in exchange for all outstanding equity securities of Cequent. Of the total shares issued, 1,110,440 were considered issued in exchange for the termination of the amounts loaned, including accrued interest, to us by Cequent and the termination of warrants issued by us to Cequent under the Loan Agreement and Warrant Agreement. We also assumed all of the stock options of Cequent outstanding as of the acquisition date.

Cequent is now our wholly-owned subsidiary. The merger was accounted for as a business combination utilizing the acquisition method of accounting. Under the acquisition method, the assets acquired and liabilities assumed were added to ours and recorded as of the acquisition date, at their respective fair values. Our financial statements and reported results of operations issued after the merger reflect these values, but have not been retroactively restated to reflect the historical financial position or results of operations of Cequent. The results of operations of Cequent since July 21, 2010 have been included in our consolidated statements of operations.

As of June 30, 2011, acquisition accounting is preliminary as our management has not yet obtained all of the information that it has arranged to obtain and that is known to be available. We are still in process of obtaining additional information needed to finalize matters pertaining to income taxes. The income tax matters include obtaining the Cequent pre-acquisition 2010 tax return. As of June 30, 2011 a valuation allowance has been recorded in purchase accounting against all acquired deferred tax assets not otherwise offset by deferred tax liabilities.

Consideration transferred — Consideration transferred attributable to the acquisition of Cequent was approximately $27.0 million. Consideration transferred is comprised of approximately $26.1 million relating to shares we issued, which were valued at the acquisition date closing market price of $2.98 per share, and approximately $0.9 million relating to Cequent stock options we assumed.

In connection with the merger and pursuant to the terms of a separate Loan Agreement, our notes payable to Cequent in the aggregate principal amount of $3.0 million and accrued interest of approximately $45,000 were settled and warrants to purchase our common stock held by Cequent terminated. A portion of consideration transferred totaling approximately $3.3 million is deemed attributable to repayment of these notes payable and termination of warrants.

The following summarizes the allocation of assets acquired and liabilities assumed at July 21, 2010 (in thousands):

Cash	$5,063
Prepaid and other assets	566
Property and equipment	302
Intangible assets—IPR&D	22,734
Accounts payable and accrued liabilities	(437)
Deferred tax liabilities, net	(1,202)

Total consideration transferred	$27,026

Identifiable intangible assets — A substantial portion of the assets acquired have been allocated to identifiable intangible assets related to in-process research and development projects identified by management. Our management has estimated acquisition-date fair values of these intangible assets based on a number of factors. Utilizing the income approach, a discounted cash flow model using forecasted operating results related to the identified intangible assets, fair value was $19.3 million for Familial Adenomatous Polyposis and $3.4 million for Transkingdom RNAi, a total of $22.7 million.

We estimated the fair value of these intangible assets using a present value discount rate of 23%, which was based on the estimated weighted-average cost of capital for companies with profiles substantially similar to ours. We compensated for the differing phases of development of each project by probability-adjusting our estimation of the expected future cash flows associated with each project. We then determined the present value of the expected future cash flows using the discount rate. The projected cash flows from the projects were based on key assumptions such as estimates of revenues and operating profits related to the projects considering their stages of development; the time and resources needed to complete development and receive approval; the life of the potential commercialized products and associated risks, including the inherent difficulties and uncertainties in development such as obtaining marketing approval from the U.S. Food and Drug Administration and other regulatory agencies; and risks related to the viability of and potential alternative treatments in any future target markets.

Deferred Taxes — The merger was structured as non-taxable. Acquired deferred tax assets were comprised of approximately $7.0 million for federal and state net operating loss carryforwards and $1.1 million for tax credit carryforwards. The tax basis for acquired intangible assets of $22.7 million is nil, which results in recording a deferred tax liability of approximately $8.0 million as there will be no tax deduction when the book basis is expensed and the deferred tax liability is reduced. Our management has determined that it is more likely than not that a substantial portion of acquired net operating loss and tax credit carryforwards will be realized prior to expiration through reversal of deferred tax liabilities during years of expected financial reporting expense for the acquired intangible assets, and accordingly approximately $6.8 million of deferred tax liabilities support the realization of acquired deferred tax assets. A valuation allowance of approximately $1.2 million was recorded related to the remainder of the acquired deferred tax assets.

Pro Forma Information (unaudited) — The following unaudited pro forma information presents the combined revenues and net loss of Marina Biotech and Cequent for the three and six months ended June 30, 2010 as if the acquisition of Cequent had occurred as of the beginning of 2010. This pro forma information does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings or other costs which may result from combining the operations. Accordingly, these unaudited pro forma revenues and net loss are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the acquisition occurred as of the beginning of the periods presented nor are they intended to represent or be indicative of future results of operations. The unaudited pro forma results of operations information is as follows (in thousands):

	Three months ended June 30, 2010	Six months ended June 30, 2010
Revenue	$341	$669

Net loss	$(6,354)	$(16,755)

Note 3 — Concentration of Credit Risk and Significant Customers

We operate in an industry that is highly regulated, competitive and rapidly changing and involves numerous risks and uncertainties. Significant technological and/or regulatory changes, the emergence of competitive products and other factors could negatively impact our consolidated financial position or results of operations.

We have been dependent on our collaborative agreements with a limited number of third parties for a substantial portion of our revenue, and our discovery and development activities may be delayed or reduced if we do not maintain successful collaborative arrangements. We had revenue from customers, as a percentage of total revenue, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Debiopharm	0%	65%	0%	40%
Astra Zeneca	0%	0%	0%	17%
Par Pharmaceuticals	57%	0%	53%	0%
Undisclosed Partner #1	0%	0%	10%	15%
Undisclosed Partner #2	0%	0%	8%	0%
Pfizer	13%	0%	6%	0%
Other	30%	35%	23%	28%

Total	100%	100%	100%	100%

Note 4 — Accrued Restructuring

Prior to 2009 we restructured our operations to focus on our RNAi programs by reducing our workforce related to our former intranasal drug delivery business and by exiting one of our facilities. We recorded a restructuring liability, representing estimated future payments due under the lease, net of anticipated future sublease payments, which was discounted using a credit-adjusted risk-free interest rate. In 2009, we amended our lease to reduce our lease obligations by approximately $1.9 million, and we issued 375,000 shares of our common stock to the landlord. In addition, in 2009, the landlord leased approximately 37% of the exited facility, and we terminated the lease with respect to this portion of the premises. In December 2010, we reduced our rent obligations further by amending our lease, which reduced our future lease obligations by approximately $4.1 million, and we issued 2,115,727 shares of our common stock to the landlord.

We recorded restructuring charges including accretion of the accrued restructuring liability and other facility-related costs in the amounts of $0.3 million and $0.3 million in the three and six months ended June 30, 2010 and in the amounts of $0.1 million and $0.2 million in the three and six months ended June 30, 2011, respectively. The accrued restructuring liability is subject to management’s assumptions and estimates, as well as changes in facts and circumstances. We currently measure and report at fair value the accrued restructuring liability using Level 3 inputs, which are estimates and assumptions developed by us, and reflect those that a market participant would use. In addition to the interest rate used, which is currently 23%, the assumptions as to estimated future payments and estimated future sublease payments significantly impact the accrual and actual results may differ from our estimates. As of June 30, 2011, the balance of our accrued restructuring liability is approximately $0.6 million. We expect to incur approximately $0.1 million in additional accretion expense through the expiration of this lease in 2016.

Note 5 — Stockholders’ Equity

Preferred Stock — Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 90,000 shares as Series A Junior Participating Preferred, of which no shares are outstanding.

Stockholder Rights Plan — In 2000, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share. We issued these rights in March 2000 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $50.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding common stock or announces a tender offer for 15 percent or more of our outstanding common stock. Each holder of a preferred share purchase right, excluding an acquiring entity or any of its affiliates, will have the right to receive, upon exercise, shares of our common stock, or shares of stock of the acquiring entity, having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. In March 2010 we amended the Stockholder Rights Agreement to extend the expiration date of the preferred share purchase rights from March 17, 2010 to March 17, 2013, and this amendment was approved by our shareholders on July 21, 2010. Initially, 10,000 Series A Junior Participating Preferred shares were designated, which has been increased to 90,000 shares.

Common Stock — Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. On July 14, 2011, our shareholders approved a proposal to change our capital structure by increasing the number of authorized shares of common stock from 90,000,000 to 180,000,000.

In February 2011, in connection with a public offering that we conducted utilizing a $50 million shelf registration statement which was declared effective by the SEC in September 2010, we received net proceeds of approximately $4.5 million from an offering of 6,375,000 units, each comprised of one share of our common stock and 0.1746 of a warrant, each to purchase one share of our common stock, at a purchase price of $0.80 per unit. We issued an aggregate of 6,375,000 shares of common stock and warrants to purchase up to an aggregate of 1,113,075 shares of our common stock in connection with this offering.

In May 2011, in connection with a public offering that we conducted utilizing a registration statement on Form S-1 which was declared effective by the SEC on May 11, 2011, we received net proceeds of approximately $6.3 million from an offering of an aggregate of (i) 22,318,500 units and (ii) 22,318,500 Series B Warrants, each to purchase one unit, at a purchase price of $0.39 per unit. Each unit consists of (x) one share of common stock and (y) one Series A Warrant to purchase one share of common stock. As of June 30, 2011, 7,121,500 of the Series B Warrants had been exercised and in July 2011, an additional 15,172,000 Series B Warrants were exercised prior to their July 12, 2011 expiration date, which resulted in additional net proceeds of approximately $3.1 million.

Warrants — In connection with offerings of our common stock and notes payable, we have issued warrants to purchase shares of our common stock, some of which provide that the exercise price of the warrant will be reduced in the event of subsequent financings at an effective price per share less than the exercise price of the warrants, subject to certain exceptions and limitations.

On February 7, 2011, the exercise price of warrants to purchase 686,260 shares which we issued in November 2010 was adjusted to $1.06 per share. These warrants are no longer subject to adjustment except in connection with stock splits, dividends, and other similar events.

In February 2011, as part of a public offering, we issued warrants to purchase 1,113,075 shares of common stock at an exercise price of $0.80 per share. The warrants are exercisable until February 15, 2018, and the exercise price of such warrants is not subject to adjustment in connection with a subsequent financing at an effective price per share less than the exercise price of the warrants.

In May 2011, as part of a public offering, we issued 22,318,500 Series A Warrants to purchase shares of common stock at an initial exercise price of $0.39 per share, which exercise price is subject to adjustment in connection with a subsequent financing at an effective price per share less than the exercise price of such warrants. The Series A Warrants are exercisable during the period beginning one year and one day from the date of issuance, but only if our stockholders approve an increase in the number of authorized shares of common stock from 90,000,000 to not less than 150,000,000 shares, until the fifth anniversary of the date they first become exercisable. In the event that we had not increased the authorized number of shares of our common stock on or prior to the first anniversary of the issuance of the Series A Warrants, we would have been required to pay the holders of the Series A Warrants liquidated damages in the aggregate amount of $2,500,000. Our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 90,000,000 to 180,000,000 shares at our 2011 Annual Meeting of Stockholders held on July 14, 2011, and we filed the certificate of amendment of our certificate of incorporation to effectuate such increase on July 18, 2011. As a result, the Series A Warrants are now exercisable during the period beginning on May 21, 2012 and ending on May 21, 2017 and we will not be required to pay liquidated damages to the holders of the Series A Warrants.

In May 2011, we also issued 22,318,500 Series B Warrants, each to purchase one unit consisting of one share of common stock and one Series A Warrant, at an initial exercise price of $0.31 per unit, subject to adjustment, during the period ending on July 12, 2011. From May 20, 2011 to June 30, 2011, 7,121,500 of the Series B Warrants were exercised, resulting in proceeds of approximately $2.2 million and the issuance of an additional 7,121,500 Series A Warrants. As per the terms of the Series B Warrants, the exercise price of the Series B Warrants adjusted to $0.128 per unit at the close of trading on July 5, 2011, which adjustment was retroactively effective to June 29, 2011. Holders of the Series B Warrants that were exercised during the period beginning on June 29, 2011 and ending on July 5, 2011 were entitled to a refund of a portion of their previously paid exercise price if the exercise price adjusted to less than $0.31 per unit. The amount of the refund for each Series B Warrant was equal to the difference between the initial exercise price of the Series B Warrant ($0.31 per unit) and the adjusted exercise price of the Series B Warrant ($0.128 per unit). An aggregate of 6,005,000 Series B Warrants were exercised on June 29 and June 30, with respect to which we paid a refund in the aggregate amount of approximately $1.1 million to the warrant holders on July 6, 2011 and the remaining $0.4 million was reclassified to equity. From July 1, 2011 to the expiration date of July 12, 2011, 15,172,000 Series B Warrants were exercised resulting in additional net proceeds of approximately $2.0 million and the issuance of an additional 15,172,000 Series A Warrants. Total net proceeds received from the exercises of the Series B Warrants was approximately $3.1 million. On July 12, 2011, the remaining 25,000 Series B Warrants expired unexercised.

As a result of the adjustment to the exercise price of the Series B Warrants from $0.31 per unit to $0.128 per unit, effective June 29, 2011, the exercise price of 687,500 outstanding warrants that we issued in June 2009 was adjusted to $0.128 per share. In addition, the exercise price of warrants that we assumed in connection with our acquisition of Cequent was adjusted from $1.59 per share to $0.73 per share, and the number of shares issuable upon exercise of such warrants increased from 11,627 shares to 25,223 shares.

The following summarizes warrant activity during the six months ended June 30, 2011. The exercises of the Series B Warrants and the Series B Warrants outstanding at June 30, 2011 are included at adjusted price of $0.128 per unit which was retroactively effective to June 29, 2011.

	Warrant Shares	Weighted Average Exercise Price
Warrants outstanding, December 31, 2010	3,830,201	$4.64
Warrants issued	52,886,242	0.36
Warrants exercised or cancelled	(7,131,396)	0.13

Warrants outstanding, June 30, 2011	49,585,047	$$0.61

Subscription investment units — In November 2010, we issued subscription investment units to purchase during the 16-month period following the date of issuance, an aggregate of 2,423,550 shares of common stock at a per share exercise price equal to the lesser of (i) $2.21, and (ii) 90% of the quotient of (x) the sum of the three lowest volume-weighted average price (“VWAP”) of the common stock for any three trading days during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable exercise date, divided by (y) three (3). If after 120 calendar days from the closing date certain conditions are satisfied, including that the closing price of our common stock exceeds $4.78 for 10 consecutive trading days, and the daily volume of our common stock on each of such 10 consecutive trading days is greater than 400,000 shares per day, we shall have the right to require the buyers to exercise their Subscription Units upon five days’ written notice. The following summarizes subscription investment unit activity during the three months ended June 30, 2011.

	Unit Shares	Weighted Average Exercise Price
Subscription investment units outstanding, December 31, 2010	2,423,550	$1.25
Subscription investment units exercised	(575,000)	0.44

Subscription investment units outstanding, June 30, 2011	1,848,550	$0.19

Note 6 — Stock Incentive Plans

At June 30, 2011 options to purchase up to 2,569,636 shares of our common stock were outstanding and 1,037,441 shares were available for future grants or awards under our various stock incentive plans. At our July 14, 2011 annual shareholders’ meeting, our shareholders approved the addition of 6 million shares to our 2008 stock incentive plan. We generally issue new shares for option exercises unless treasury shares are available for issuance. We had no treasury shares as of June 30, 2011 and have no plans to purchase any in the next year.

Stock-based Compensation — The following table summarizes stock-based compensation expense (in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2010	2011	2010	2011
Stock-based compensation:
Research and development	$161	$90	$345	$192
Selling, general and administrative	261	188	560	380

Total stock-based compensation	$422	$278	$905	$572

Stock-based compensation expense is recognized on a straight-line basis over the applicable vesting periods, based on the fair value on the grant date. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the applicable plan and certain employment agreements we have with key employees).

Stock Options — Stock options to purchase shares of our common stock are granted under our existing stock-based incentive plans to certain employees, at prices at or above the fair market value on the date of grant.

The following table summarizes stock option activity during the three months ended June 30, 2011:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(in thousands)
Outstanding December 31, 2010	2,641,059	$6.93
Options granted	8,188	0.68
Options exercised	0	0
Options expired	(66,823)	20.03
Options forfeited or cancelled	(12,788)	2.48

Outstanding at June 30, 2011	2,569,636	$6.59	6.2 years	$—

Exercisable at June 30, 2011	2,121,107	$7.00	5.7 years	$—

The per-share fair value of stock options granted was approximately $4.34 and $3.66 in the three and six months ended June 30, 2010 and $0.46 and $0.56 in the three and six months ended June 30, 2011, respectively, which were estimated at the date of grant using the Black-Scholes-Merton option valuation model with the following weighted average assumptions for the periods presented as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
Expected dividend yield	0%	0%	0%	0%
Risk free interest rate	2.8%	2.6%	2.9%	2.5%
Expected stock volatility	113%	113%	112%	113%

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
Expected option life	6.0 years	5.5 years	6.0 years	5.6 years

As of June 30, 2011, we had approximately $0.9 million of total unrecognized compensation cost related to unvested stock options. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. We expect to recognize this cost over a weighted average period of approximately 1.3 years.

The intrinsic value of stock options outstanding and exercisable at June 30, 2011 is based on the $0.19 closing market price of our common stock on that date, and is calculated by aggregating the difference between $0.19 and the exercise price of each of the outstanding vested and unvested stock options. There were no stock options outstanding at June 30, 2011 which had an exercise price less than $0.19. In the three and six months ended June 30, 2010, stock options to purchase 5,000 and 23,750 shares were exercised which had an intrinsic value of approximately $16,000 and $71,000, respectively. There were no stock options exercised in the three or six months ended June 30, 2011. The total grant date fair value of options that vested during the three and six months ended June 30, 2010 was approximately $1.0 million and $1.2 million, respectively. The total grant date fair value of options that vested during the three and six months ended June 30, 2011 was approximately $0.2 million and $0.7 million, respectively.

Non-Employee Option Grants — We have granted stock options to non-employee members of our Scientific Advisory Board. In addition, as part of the Cequent acquisition, we assumed stock options granted to non-employees which were converted to stock options for 79,642 shares of Marina Biotech common stock. Non-employee option grants are recorded as expense over the vesting period of the underlying stock options. At the end of each financial reporting period prior to vesting, the value of these stock options, as calculated using the Black-Scholes-Merton option pricing model, is re-measured using the fair value of our common stock and the stock-based compensation recognized during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of future compensation expense will include fair value re-measurements until the stock options are fully vested. Expense recognized relating to options granted to non-employees was not material in the three and six month periods ended June 30, 2010 and June 30, 2011.

Restricted Stock Awards — We have issued shares of restricted stock to certain employees and members of our Board pursuant to our 2004 Stock Incentive Plan. We have not granted any restricted stock awards since 2008 and currently have no plans to issue additional restricted stock awards. As of December 31, 2010, there were 935 unvested shares of restricted stock outstanding. These shares vested in January 2011 and there are no restricted stock awards remaining to vest.

Non-cash compensation expense for restricted stock awards is recognized on a straight-line basis over the applicable vesting periods based on the fair value of the restricted stock on the grant date. As of June 30, 2011, there is no unrecognized compensation cost related to unvested restricted stock awards. Stock-based compensation expense recorded and the fair value of restricted stock vested was not material for the three and six month periods ended June 30, 2010 and June 30, 2011.

Employee Stock Purchase Plan — As of June 30, 2011, a total of 150,000 shares of common stock have been reserved for issuance under our 2007 Employee Stock Purchase Plan (“ESPP”), of which 112,150 have been issued to date. At our July 14, 2011 annual shareholders’ meeting, our shareholders approved the addition of 500,000 shares to the plan. Under the terms of the ESPP, a participant may purchase shares of our common stock at a price equal to the lesser of 85% of the fair market value on the date of offering or on the date of purchase. Stock-based compensation expense related to the ESPP was not material in the three and six month periods ended June 30, 2010 and June 30, 2011.

Note 7 — Contractual Agreements

RNAi-related

Debiopharm S.A. — In February 2011, we entered into a Research and License Agreement (the “Agreement”) with Debiopharm S.A., a Swiss corporation (“Debiopharm”), pursuant to which we granted to Debiopharm an exclusive license to develop and commercialize our pre-clinical program in bladder cancer, for all uses in humans and animals for the prevention and treatment of superficial (non-muscle invasive) bladder cancer, in consideration of the payment by Debiopharm to us of up to $24 million based on predefined research and development milestones, plus royalties from the sales of products resulting under the Agreement and sublicensing payments. Among other things, the Agreement provides for certain licenses of our UsiRNA and liposomal technologies. Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership, and will fund our research and development costs up to an agreed upon amount for the bladder cancer program beginning in February 2011. Either party may terminate the agreement for material breach by the other party (subject to a 60-day cure period) or upon certain events involving bankruptcy or insolvency of the other party. Debiopharm may terminate the agreement without cause during the research period on 60 days’ prior written notice to us, and may also terminate the agreement for scientific, technical regulatory or economic reasons after the research period but before marketing authorization on 90 days’ prior written notice to us or after a marketing authorization is granted on 180 days’ prior written notice to us. Upon termination, Debiopharm is obligated to make all payments accrued as of the effective date of termination.

Valeant Pharmaceuticals — In March 2010, we acquired intellectual property related to Conformationally Restricted Nucleotides (“CRN”) from Valeant Pharmaceuticals North America in consideration of payment of a non-refundable licensing fee of $0.5 million which were included in research and development expense in 2010. Subject to meeting certain milestones triggering the obligation to make any such payments, we may be obligated to make a product development milestone payment of $5.0 million within 180 days of FDA approval of a New Drug Application for our first CRN related product and another product development milestone payment of $2.0 million within 180 days of FDA approval of a New Drug Application covering our second CRN related product. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. Valeant is entitled to receive earn-outs based upon a percentage in the low single digits of future commercial sales and earn-outs based upon a percentage in the low double digits of future revenue from sublicensing. Under the agreement we are required to use commercially reasonable efforts to develop and commercialize at least one covered product. If we have not made earn-out payments of at least $5.0 million prior to the sixth anniversary of the date of the agreement, we are required to pay Valeant an annual amount equal to $50,000 per assigned patent which shall be creditable against other payment obligations. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any valid claim in such country. We may terminate the agreement upon 30 days’ notice, or upon 10 days’ notice in the event of adverse results from clinical studies. Upon termination, we are obligated to make all payments accrued as of the effective date of such termination but shall have no future payment obligations.

Novosom — In July 2010, we entered into an agreement pursuant to which we acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for Novosom’s SMARTICLES® liposomal-based delivery system, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UsiRNA therapeutics. We issued an aggregate of 1,419,487 shares of our common stock to Novosom as consideration for the acquired assets. The shares had an aggregate value equal to approximately $3.8 million, which was recorded as research and development expense. As additional consideration for the acquired assets, we will pay to Novosom an amount equal to 30% of the value of each upfront (or combined) payment actually received by us in respect of the license of liposomal-based delivery technology or related product or disposition of the liposomal-based delivery technology by us, up to a maximum of $3.3 million, which amount will be paid in shares of our common stock, or a combination of cash and shares of our common stock, in our discretion.

Roche — In February 2009, we entered into an agreement with F. Hoffmann-La Roche Inc., a New Jersey corporation, and F. Hoffmann-La Roche Ltd., a Swiss corporation (collectively, “Roche”), pursuant to which we granted to Roche a worldwide, irrevocable, non-exclusive license to a portion of our technology platform, for the development of RNAi-based therapeutics, in consideration of the payment of a one-time, non-refundable licensing fee of $5.0 million. No additional royalties are payable to us under the agreement. The agreement will expire on a country-by-country basis upon the expiration date of the last to expire of the licensed patents in such country. Either party may terminate the agreement for material breach by the other party (subject to a 30-day cure period), or upon certain events involving the bankruptcy or insolvency of the other party.

Novartis — In March 2009, we entered into an agreement with Novartis Institutes for BioMedical Research, Inc. (“Novartis”), pursuant to which we granted to Novartis a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses, to our DiLA2 -based siRNA delivery platform in consideration of a one-time, non-refundable fee of $7.25 million, which was recognized as license fee revenue in 2009. Novartis may terminate this agreement immediately upon written notice to us. Additionally, we entered into a separate agreement with Novartis to provide them with an exclusive period in which to negotiate a potential research and development collaboration as well as possible broader licensing rights related to our RNAi drug delivery platform. This exclusive period expired in 2009. Approximately $0.3 million was recognized as license fee revenue in 2009 under this separate agreement.

University of Michigan — In May 2008, we entered into an exclusive license agreement to intellectual property (“IP”) from the University of Michigan covering cationic peptides for enhanced delivery of nucleic acids. These peptides have unique characteristics that we believe play an important role in improving the efficacy of delivery of RNAi-based therapeutics. We are currently using these peptides to create siRNA nanoparticles to enhance mRNA knockdown. Together with the DiLA2 technology, these delivery peptides may improve the therapeutic potential of our drug candidates. In connection with the agreement, we paid a license issue fee of $120,000. An additional fee of $25,000 is payable annually and creditable against royalty payments.

Subject to the meeting of certain milestones triggering the obligation to make any such payments, we may be obligated to make product development milestone payments of up to $425,000 in the aggregate for each product developed under a licensed patent under this agreement. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions triggering any such milestone payment obligations have not been satisfied. The royalty payment required to be made by us to the University of Michigan under this agreement is a percentage of net sales in the low single digits.

We sublicensed the IP under this agreement to Novartis on a nonexclusive basis in March 2009, at which time we paid an additional one–time fee of $362,500 to the University of Michigan, which eliminated the obligation to pay the University of Michigan any future royalties or milestones with respect to the Novartis sublicense. This fee was included in research and development expense.

This agreement will terminate on the expiration date of the last to expire patent licensed under the agreement, which expiration date is in 2019. Under the agreement, we agreed to use diligent and commercially reasonable efforts to exploit the patent rights and bring licensed products to market. If we fail to meet certain research and development milestones, the University of Michigan may terminate the agreement subject to a 30 day cure period. In addition, the University of Michigan may terminate this license upon written notice if the first commercial sale of a product does not occur on or before May 2017. We may terminate this agreement at any time upon 90 days’ written notice.

University of Helsinki — In June 2008, we entered into a collaboration agreement with Dr. Pirjo Laakkonen and the Biomedicum Helsinki. The goal of the work involves our patented phage display library, the Trp Cage library, for the identification of peptides to target particular tissues or organs for a given disease. In December 2009, we received a patent allowance in the U.S. covering a targeting peptide for preferential delivery to lung tissues that was identified by us using the Trp Cage Library. We believe the Trp Cage library will be a source of additional peptides for evaluation in our delivery programs, and we will have a strong IP position for these peptides and their use. In 2010, we extended the term of the agreement and it will now terminate in June 2012. Either party may terminate the agreement for material breach by the other party, subject to a 30-day cure period.

Under this agreement, we may be obligated to make product development milestone payments of up to €275,000 in the aggregate for each product developed under this research agreement if certain milestones are met. As of June 30, 2011, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions that would trigger any such milestone payment obligations have not been satisfied. In addition, upon the first commercial sale of a product, we are required to pay an advance of €250,000 against which future royalties will be credited. The percentage royalty payment required to be made by us to the University of Helsinki under the terms of this agreement is a percentage of gross revenues derived from work performed under the Helsinki Agreement in the low single digits.

Ribotask ApS. — In June 2009, we announced the revision of the October 2008 agreement in which we had acquired the intellectual property related to Unlocked Nucleobase Analogs (“UNA”) from Ribotask ApS, a privately held Danish company. The original agreement provided us with exclusive rights for the development and commercialization of therapeutics incorporating UNAs. The amended agreement eliminated our obligation to pay all milestone and royalty payments and provided full financial and transactional control of our proprietary UNA technology.

Under the October 2008 agreement we made payments to Ribotask totaling $500,000. We sublicensed the IP under this agreement to Roche on a nonexclusive basis in February 2009, at which time we paid an additional $250,000 to Ribotask, which eliminated the obligation to pay Ribotask any future royalties or milestones with respect to the Roche sublicense. In connection with the June 2009 amendment, we issued 151,515 shares of our common stock valued at approximately $1.0 million to Ribotask ApS and agreed to pay $1.0 million in four installments of $250,000 each due at various intervals through July 2010.

In June 2010, we expanded our rights under the previous agreement with Ribotask to include exclusive rights to the development and commercialization of UNA-based diagnostics. In connection with this amendment, we agreed to pay Ribotask $750,000 in three equal payments of $250,000 each. In March 2011, the agreement was amended to change the payment terms for the diagnostic rights. The first payment of $250,000 was made in November 2010. The remaining payments will be made as follows: a payment of $50,000 at execution of the amendment with the remaining $400,000 to be paid in eight monthly payments of $50,000 beginning May 1, 2011. In addition we issued 113,766 shares of our common stock valued at approximately $80,000 to Ribotask on March 3, 2011, which shares have been registered for resale on a registration statement on Form S-3 that we filed on March 14, 2011.

In connection with our agreements, as amended, we granted Ribotask a royalty-bearing, world-wide exclusive license to use the assigned patents to develop and sell products intended solely for use as reagents or for testing. The royalty rates to be paid to us by Ribotask are a percentage in the low single digits.

University of British Columbia — In November 2009, we expanded and extended a previous agreement established in 2008 with University of British Columbia/Vancouver Prostate Centre (“VPC”) in the area of bladder cancer. The focus of the expanded agreement will be the evaluation of additional critical targets in bladder cancer and the therapeutic impact on tumor biology and growth. The research agreement requires that we make payments for work completed under an agreed work plan. Through June 30, 2011, we have recognized approximately $0.2 million as research and development expense under this agreement. The agreement may be terminated by either party with 90 days’ written notice. The current contract period has been extended and will now terminate November 30, 2011.

Intranasal related

Cypress Bioscience, Inc. — In August 2010, we entered into an Asset Purchase Agreement with Cypress Bioscience, Inc. (“Cypress”) under which Cypress acquired our patent rights and technology related to carbetocin, a long-acting analog of oxytocin, a naturally produced hormone that may benefit individuals with autism. Under the agreement, we received an upfront payment of $750,000 and we could receive milestone payments up to $27 million. Cypress will be responsible for all future development and IP related expenses. In addition, Cypress will pay us royalties, in single digit percentages, based on commercial sales.

Par Pharmaceutical — In 2009, we entered into an Asset Purchase Agreement with Par Pharmaceutical (“Par”) pursuant to which, among other things, a 2004 License and Supply Agreement with Par was terminated. Under the Asset Purchase Agreement, Par acquired certain assets pertaining to calcitonin nasal spray for osteoporosis. We received $0.8 million in cash and were entitled to receive earn-out payments for five years based on commercial sales of calcitonin. Calcitonin received full FDA approval and was launched in June 2009. We recognized approximately $0.1 million in revenue relating to earn-out payments based on commercial sales of calcitonin in the first quarter of 2010. In December 2010, we entered into an amendment of the Asset Purchase Agreement under which Par agreed to pay us a lump-sum cash payment of $700,000 in lieu of profit sharing for the remainder of the earn-out payment period, which we recognized as revenue in 2010.

Amylin Pharmaceuticals, Inc. — In January 2009 we amended our 2006 License Agreement with Amylin Pharmaceuticals, Inc. for the development of intranasal exenatide. The License Agreement, as amended, provides for an accelerated $1.0 million milestone payment to us in January 2009, a reduction in the aggregate amount of milestone payments that could be due to us from $89 million to $80 million, and a reduction in the percentage royalty rate payable upon commercial sales of a product to the low single digits. Additionally, as a result of the amendment, we are no longer responsible for any further development of the nasal spray formulation of intranasal exenatide or its manufacture. Either party may terminate the agreement for breach of any material provision of the agreement upon 60 days’ notice of the breach and subject to a 60 day cure period. Amylin may also terminate the agreement upon 90 days’ written notice.

Note 8 — Income Taxes

We continue to record a valuation allowance in the full amount of net deferred tax assets since realization of such tax benefits has not been determined by our management to be more likely than not. At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full fiscal year, and the rate so determined is used in providing for income taxes on a current year-to-date basis. The difference between the expected provision or benefit computed using the statutory tax rate and the recorded provision or benefit of zero, is primarily due to the change in valuation allowance.

Note 9 — Commitments and Contingencies

Leases — We lease space for our research and development and corporate offices in Bothell, Washington under operating leases expiring in 2016 and we lease space for research and development in Cambridge, Massachusetts under an operating lease expiring in 2012. In connection with the terms of our lease of our Bothell, Washington facility at 3830 Monte Villa Parkway, we have provided our landlord with a stand-by letter of credit.

Contingencies — We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Increase to Authorized Capital — We agreed in the Underwriting Agreement dated May 17, 2011 between our company and Roth Capital Partners, LLC, as representative of the underwriters named therein, to hold a stockholders meeting no later than August 15, 2011 in order to seek stockholder approval for an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 90,000,000 to not less than 150,000,000 shares, and to file a certificate of amendment to our certificate of incorporation no later than two business days following such stockholder approval. In the event that we did not increase the authorized number of shares of our common stock on or prior to the first anniversary of the issuance of the Series A Warrants, we would have been required to pay the holders of the Series A Warrants liquidated damages in the aggregate amount of $2,500,000. Our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 90,000,000 to 180,000,000 shares at our 2011 Annual Meeting of Stockholders held on July 14, 2011, and we filed the certificate of amendment of our certificate of incorporation to effectuate such increase on July 18, 2011. As a result, we will not be required to pay liquidated damages to the holders of the Series A Warrants.

Note 10 — Subsequent Events

As further described in Note 5, on July 14, 2011, our shareholders approved a proposal to change our capital structure by increasing the number of authorized shares of common stock from 90,000,000 to 180,000,000.

As further described in Note 5, the exercise price of the Series B Warrants that we issued on May 20, 2011 adjusted to $0.128 at the close of trading on July 5, 2011, which adjustment was retroactively effective to June 29, 2011. Holders of the Series B Warrants that were exercised during the period beginning on June 29, 2011 and ending on July 5, 2011 were entitled to a refund of a portion of their previously paid exercise price if the exercise price adjusted to less than $0.31 per unit. The amount of the refund for each Series B Warrant was equal to the difference between the initial exercise price of the Series B Warrant ($0.31 per unit) and the adjusted exercise price of the Series B Warrant ($0.128 per unit). An aggregate of 6,005,000 warrants were exercised on June 29 and June 30, with respect to which we paid a refund in the aggregate amount of approximately $1.1 million to the warrant holders on July 6, 2011. From July 1, 2011 to the expiration date of July 12, 2011, 15,172,000 Series B Warrants were exercised resulting in additional net proceeds of approximately $2.0 million and the issuance of an additional 15,172,000 Series A Warrants. Total net proceeds received from the exercises of the Series B Warrants was approximately $3.1 million. On July 12, 2011, the remaining 25,000 Series B Warrants expired unexercised.

On July 25, 2011, we filed a registration statement on Form S-3 (No. 333-175769) with the Securities and Exchange Commission to register the 44,612,000 shares of common stock that are issuable upon exercise of the Series A Warrants.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$284
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,000
Printing and engraving expenses	$20,000
Miscellaneous fees and expenses	$—
Total	$55,284

Item 14.	Indemnification of Directors and Officers.

Our Restated Certificate of Incorporation currently provides that our board of directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law (the “DGCL”), and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. Our Restated Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our board of directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Restated Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation provides for such limitation of liability.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

We maintain a policy of directors and officer’s liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15.	Recent Sales of Unregistered Securities.

General

During the last three years, the registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

On September 28, 2011, the registrant issued 6,686,373 shares of its common stock to BioMed Realty, L.P. (“BioMed”), the sole member of BMR-3450 Monte Villa Parkway LLC, and 1,113,627 shares of its common stock to BioMed Realty Holdings, Inc. (“Holdings”), a subsidiary of BioMed, pursuant to those certain Stock Purchase Agreements dated as of September 28, 2011 between the registrant and each of BioMed and Holdings. The parties entered into the Stock Purchase Agreements in connection with the termination of that certain Lease dated as of April 23, 2001 whereby the registrant leased certain premises from BMR-3450 Monte Villa Parkway LLC, the successor-in-interest to Phase 3 Science Center LLC, at 3450 Monte Villa Parkway in Bothell, Washington. The registrant has agreed to file a registration statement relating to the resale of the shares on or prior to February 1, 2012.

On March 3, 2011, the registrant issued an aggregate of 113,766 shares of its common stock to Ribotask ApS as consideration for Amendment No. 4, dated as of March 3, 2011, to that certain Patent Assignment and License Agreement, dated May 21, 2008, by and between the registrant and Ribotask ApS. The registrant filed a registration statement on Form S-3 (No. 333-172819) to register the shares of common stock issued to Ribotask, which registration statement was declared effective by the SEC on March 30, 2011.

On December 31, 2010, pursuant to that certain Payment Acknowledgement between the registrant and Canaccord Genuity Inc. dated December 31, 2010, the registrant issued to Canaccord Genuity an aggregate of 289,436 shares of its common stock in full and complete satisfaction of any and all remaining liabilities owed to Canaccord Genuity by the registrant arising out of that certain letter agreement dated February 4, 2010 between the registrant and Canaccord Genuity. The services that Canaccord Genuity provided to the registrant pursuant to the letter agreement related to the merger between the registrant and Cequent Pharmaceuticals, Inc., which merger became effective on July 21, 2010. The registrant filed a registration statement on Form S-3 (No. 333-172819) to register the shares of common stock issued to Canaccord Genuity, which registration statement was declared effective by the SEC on March 30, 2011.

On December 16, 2010, the registrant issued 2,115,727 shares of its common stock to BioMed Realty, L.P., the sole member of BMR-3450 Monte Villa Parkway LLC, pursuant to that certain Stock Purchase Agreement dated as of December 16, 2010 between the registrant and BioMed. The parties entered into the Stock Purchase Agreement in connection with the fifth amendment of that certain Lease dated as of April 23, 2002 whereby the registrant leases certain premises from BMR-3450 Monte Villa Parkway LLC, the successor-in-interest to Phase 3 Science Center LLC, at 3450 Monte Villa Parkway in Bothell, Washington. The registrant filed a registration statement on Form S-3 (No. 333-172819) to register the shares of common stock issued to BioMed, which registration statement was declared effective by the SEC on March 30, 2011.

On July 27, 2010, the registrant issued an aggregate of 1,419,487 shares of its common stock to Novosom AG as consideration for the purchase of the RNA delivery assets of Novosom pursuant to that certain Asset Purchase Agreement dated as of July 27, 2010 by and among the registrant, Novosom and Steffen Panzner, Ph.D. The registrant has filed a registration statement on Form S-3 (No. 333-169882) to register the shares of common stock issued to Novosom, which registration statement was declared effective on October 26, 2010.

On July 21, 2010, in connection with the consummation of the merger contemplated by that certain Agreement and Plan of Merger dated as of March 31, 2010 by and among the registrant, Cequent Pharmaceuticals, Inc., Calais Acquisition Corp. and a representative of the stockholders of Cequent Pharmaceuticals, Inc., the registrant issued an aggregate of 9,882,853 unregistered shares of its common stock to the stockholders of Cequent Pharmaceuticals, Inc. The registrant filed registration statements on Form S-3 to register the shares on each of September 7, 2010 and October 12, 2010, respectively, which registration statements were declared effective by the SEC on October 4, 2010 and October 26, 2010, respectively.

On each of April 30, 2010, May 31, 2010 and June 30, 2010, the registrant issued to Cequent Pharmaceuticals, Inc. a warrant to purchase up to 141,354 shares of its common stock at an exercise price of $4.598 per share. On July 21, 2010, the registrant consummated its merger with

Cequent Pharmaceuticals, Inc., and, in accordance with the terms of the Loan Agreement dated as of March 31, 2010 between the registrant and Cequent Pharmaceuticals, Inc., the warrants terminated.

On January 25, 2010, the registrant issued to one of its vendors an aggregate of 12,500 shares of its common stock to settle outstanding amounts due to such vendors in the amount of $55,000 in total.

On June 18, 2009, the registrant issued 151,515 shares of its common stock to Ribotask ApS as consideration for Amendment No. 2, dated as of June 18, 2009, to that certain Patent Assignment and License Agreement, dated May 21, 2008, by and between the registrant and Ribotask ApS.

On March 20, 2009, the registrant issued to two of its vendors an aggregate of 57,500 shares of its common stock to settle outstanding amounts due to such vendors in the amount of $106,359 in total.

In connection with that certain Amendment, Acknowledgement and Mutual Release, dated as of March 16, 2009, between the registrant and its former chief scientific officer, the registrant issued to such former officer on March 20, 2009 an aggregate of 182,819 unregistered shares of its common stock in full and complete satisfaction of its severance obligations to such former officer.

On March 5, 2009, the registrant issued 375,000 shares of its common stock to BioMed Realty, L.P. (“BioMed”), the sole member of BMR-3450 Monte Villa Parkway LLC, pursuant to that certain Stock Purchase Agreement dated as of March 5, 2009 between the registrant and BioMed. The parties entered into the Stock Purchase Agreement in connection with the third amendment of that certain Lease dated as of April 23, 2002 whereby the registrant leases certain premises from BMR-3450 Monte Villa Parkway LLC, the successor-in-interest to Phase 3 Science Center LLC, at 3450 Monte Villa Parkway in Bothell, Washington.

In February 2009, the registrant issued to six of its vendors an aggregate of 283,571 shares of common stock to settle outstanding amounts due to such vendors in the aggregate amount of $460,718. Of these shares, 7,235 shares were issued on February 3, 2009; 41,900 shares were issued on February 9, 2009; 201,697 shares were issued on February 11, 2009; and 32,739 shares were issued on February 12, 2009.

Common Stock Issued to LPC Pursuant to Purchase Agreement

On October 11, 2011, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC. Under the Purchase Agreement, we have the right to sell to LPC up to $15,000,000 of our common stock, from time to time over a thirty (30) month period, at our discretion, as described below.

Pursuant to the Registration Rights Agreement, we have filed this registration statement with the SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. Except for the initial 1,452,785 shares issued as a commitment fee, and the 50,000 shares issued as an expense reimbursement, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective this registration statement. After this registration statement is declared effective, over approximately 30 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to 300,000 shares as often as every business day under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances. No sales of shares may occur at a purchase price below $0.10 per share. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice. We issued 1,452,785 shares of our common stock to LPC as a commitment fee for entering into the Purchase Agreement, 50,000 shares of our common stock to LPC as an expense reimbursement, and we may issue up to 2,905,569 shares (of which 1,221,000 are included in this offering) pro rata as LPC purchases up to $15,000,000 of our common stock as directed by us. For the issuance of the 1,452,785 commitment fee shares, and the 50,000 expense reimbursement shares, we claim an exemption from the registration requirements of the Securities Act because, among other things, the transaction did not involve a public offering, LPC was an accredited investor and LPC had access to information about us and its investment.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated August 8, 2000, among the Registrant, Atossa Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, and Atossa HealthCare, Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K dated August 8, 2000, and incorporated herein by reference).

2.2	Agreement and Plan of Merger dated as of March 31, 2010 by and among the Registrant, Cequent Pharmaceuticals, Inc., Calais Acquisition Corp. and a representative of the stockholders of Cequent Pharmaceuticals, Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of the Registrant dated July 20, 2005 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated June 10, 2008 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 18, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 14, 2011, and incorporated herein by reference).

3.6	Amended and Restated Bylaws of the Registrant dated September 19, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated September 19, 2007, and incorporated herein by reference).

3.7	Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock dated January 17, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

3.8	Amended Designation, Rights, and Preferences of Series A Junior Participating Preferred Stock, dated June 10, 2008 (filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

4.1	Rights Agreement, dated February 22, 2000, between the Registrant and American Stock Transfer & Trust Company, LLC as Rights Agent (filed as Exhibit 1 to our Current Report on Form 8-K dated February 22, 2000, and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of January 17, 2007 by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of March 17, 2010 by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 5, 2010, and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement dated as of March 31, 2010 by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.3 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).

4.5	Form of Amended and Restated Common Stock Purchase Warrant originally issued by the Registrant in April 2008 (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

4.6	Form of Common Stock Purchase Warrant issued by the Registrant in June 2009 (filed as Exhibit 10.3 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

4.7	Form of Common Stock Purchase Warrant issued by the Registrant in December 2009 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated December 22, 2009, and incorporated herein by reference).

Exhibit No.	Description

4.8	Form of Common Stock Purchase Warrant issued by the Registrant in January 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

4.9	Form of Subscription Investment Unit issued by the Registrant in November 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant issued by the Registrant in November 2010 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.11	Form of Warrant Certificate issued by the Registrant in February 2011 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.12	Form of Warrant Agreement by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.13	Form of Series A Warrant (Common Stock Purchase Warrant) issued to the investors in the Registrant’s underwritten offering of securities that closed in May 2011 (filed as Exhibit 4.13 to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-173108) filed with the SEC on May 10, 2011, and incorporated herein by reference).

4.14	Form of Series B Warrant (Unit Purchase Warrant) issued to the investors in the Registrant’s underwritten offering of securities that closed in May 2011 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated May 17, 2011, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP (counsel to the Registrant) (filed as Exhibit 5.1 to our Registration Statement on Form S-1 (No. 333-177361) filed with the SEC on October 18, 2011, and incorporated herein by reference).

10.1	Lease Agreement, dated April 23, 2002, with Phase 3 Science Center LLC, Ahwatukee Hills Investors LLC and J. Alexander’s LLC (filed as Exhibit 10.26 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and incorporated herein by reference).

10.2	First Amendment dated June 17, 2003, to Lease Agreement dated April 23, 2002, with Phase 3 Science Center LLC, Ahwatukee Hills Investors LLC and J. Alexander’s LLC (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference).

10.3	Second Amendment, dated February 4, 2004, to Lease Agreement dated April 23, 2002, with Phase 3 Science Center LLC, Ahwatukee Hills Investors LLC and J. Alexander’s LLC (filed as Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference).

10.4	Third Amendment, dated as of March 5, 2009, to Lease Agreement dated April 23, 2002, with BMR-3450 Monte Villa Parkway LLC (as successor-in-interest to Phase 3 Science Center LLC) (filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 5, 2009, and incorporated herein by reference).

10.5	Fourth Amendment, dated as of July 27, 2009, to Lease Agreement dated April 23, 2002, with BMR-3450 Monte Villa Parkway LLC (as successor-in-interest to Phase 3 Science Center LLC) (filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.6	Fifth Amendment, dated as of December 16, 2010, to Lease Agreement dated April 23, 2002, with BMR-3450 Monte Villa Parkway LLC (as successor-in-interest to Phase 3 Science Center LLC) (filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 16, 2010, and incorporated herein by reference).

10.7	Lease Termination Agreement, dated as of September 27, 2011, the Registration and BMR-3450 Monte Villa Parkway LLC (as successor-in-interest to Phase 3 Science Center LLC) (filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 28, 2011, and incorporated herein by reference).

10.8	Stock Purchase Agreement, dated as of March 5, 2009, between the Registrant and BioMed Realty, L.P. (filed as Exhibit 10.2 to our Current Report on Form 8-K dated March 5, 2009, and incorporated herein by reference).

10.9	Stock Purchase Agreement, dated as of December 16, 2010, between the Registrant and BioMed Realty, L.P. (filed as Exhibit 10.2 to our Current Report on Form 8-K dated December 16, 2010, and incorporated herein by reference).

10.10	Stock Purchase Agreement, dated as of September 27, 2011, between the Registrant and BioMed Realty, L.P. (filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 28, 2011, and incorporated herein by reference).

10.11	Stock Purchase Agreement, dated as of September 27, 2011, between the Registrant and BioMed Realty Holdings, Inc. (filed as Exhibit 10.3 to our Current Report on Form 8-K dated September 28, 2011, and incorporated herein by reference).

Exhibit No.	Description

10.12	Lease Agreement with Ditty Properties Limited Partnership for facilities at 3830 Monte Villa Parkway, Bothell, WA, effective as of March 1, 2006 (filed as Exhibit 10.1 to Amendment No. 1 to our Current Report on Form 8-K/A dated March 1, 2006 and filed on July 26, 2006, and incorporated herein by reference).(1)

10.13	First Amendment to Lease Agreement with Ditty Properties Limited Partnership for facilities at 3830 Monte Villa Parkway, Bothell, WA, effective as of July 17, 2006 (filed as Exhibit 10.7 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).

10.14	Employment Agreement effective as of June 23, 2008 by and between the Registrant and J. Michael French (filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).**

10.15	Waiver Agreement dated as of March 31, 2010 by and between the Registrant and J. Michael French (filed as Exhibit 10.8 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).**

10.16	Employment Agreement effective as of January 2, 2009 by and between the Registrant and Barry Polisky (filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 27, 2008, and incorporated herein by reference).**

10.17	Waiver Agreement dated as of March 31, 2010 by and between the Registrant and Barry Polisky (filed as Exhibit 10.10 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).**

10.18	Amendment No. 1, effective September 1, 2011, to the Employment Agreement, effective as of January 2, 2009, by and between the Registrant and Barry Polisky (filed as Exhibit 10.2 to our Current Report dated September 1, 2011, and incorporated herein by reference).**

10.19	Employment Agreement effective as of July 13, 2009 by and between the Registrant and Peter S. Garcia (filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 13, 2009, and incorporated herein by reference).**

10.20	Waiver Agreement dated as of March 31, 2010 by and between the Registrant and Peter S. Garcia (filed as Exhibit 10.9 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).**

10.21	The Registrant’s 1990 Stock Option Plan (filed as Exhibit 4.2 to our Registration Statement on Form S-8, File No. 333-28785, and incorporated herein by reference).**

10.22	The Registrant’s Amended and Restated 2000 Nonqualified Stock Option Plan (filed as Exhibit 4.4 to our Registration Statement on Form S-8, File No. 333-49514, and incorporated herein by reference).**

10.23	Amendment No. 1 to the Registrant’s Amended and Restated 2000 Nonqualified Stock Option Plan (filed as Exhibit 10.18 to our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).**

10.24	Amendment No. 2 to the Registrant’s Amended and Restated 2000 Nonqualified Stock Option Plan (filed as Exhibit 10.19 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference).**

10.25	The Registrant’s 2002 Stock Option Plan (filed as Exhibit 10.28 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).**

10.26	Amendment No. 1 to the Registrant’s 2002 Stock Option Plan (filed as Exhibit 10.20 to our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).**

10.27	The Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 99 to our Registration Statement on Form S-8, File No. 333-118206, and incorporated herein by reference).**

10.28	Amendment No. 1 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.4 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).**

10.29	Amendment No. 2 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).**

10.30	Amendment No. 3 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).**

10.31	Amendment No. 4 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.5 to our Registration Statement on Form S-8, File No 333-135724, and incorporated herein by reference).**

Exhibit No.	Description

10.32	Amendment No. 5 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.27 to our Quarterly Report on Form 10-K for the quarter ended September 30, 2006, and incorporated herein by reference).**

10.33	The Registrant’s 2008 Stock Incentive Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 29, 2008, and incorporated herein by reference).**

10.34	Development and License Agreement by and between the Registrant and Amylin Pharmaceuticals, Inc. dated June 23, 2006 (filed as Exhibit 10.66 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and incorporated herein by reference).

10.35	First Amendment, dated as of January 29, 2009, to the Development and License Agreement by and between the Registrant and Amylin Pharmaceuticals, Inc. (filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

10.36	Patent Assignment and License Agreement, dated May 21, 2008, by and between the Registrant and Ribotask ApS (filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

10.37	Amendment No. 1, dated October 9, 2008, to the Patent Assignment and License Agreement by and between the Registrant and Ribotask ApS (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

10.38	Amendment No. 2, dated June 18, 2009, to the Patent Assignment and License Agreement by and between the Registrant and Ribotask ApS (filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

10.39	Amendment No. 3, dated June 4, 2010, to the Patent Assignment and License Agreement by and between the Registrant and Ribotask ApS (filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

10.40	Form of Restricted Stock Grant Agreement (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 6, 2007, and incorporated herein by reference).**

10.41	Form of Stock Option Agreement (filed as Exhibit 10.2 to our Current Report on Form 8-K dated February 6, 2007, and incorporated herein by reference).**

10.42	Form of Omnibus Amendment to Certain Grant Agreements, dated May 4, 2007 (filed as Exhibit 10.42 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).**

10.43	The Registrant’s 2007 Employee Stock Purchase Plan (filed as Exhibit 10.1 to our Registration Statement on Form S-8, File No. 333-146183, and incorporated herein by reference).**

10.44	Cequent Pharmaceuticals, Inc.’s 2006 Stock Incentive Plan (filed as Exhibit 10.3 to our Registration Statement on Form S-8, File No. 333-170071, and incorporated herein by reference).**

10.45	Amendment No. 1, dated October 31, 2006, to Cequent Pharmaceuticals, Inc.’s 2006 Stock Incentive Plan (filed as Exhibit 10.4 to our Registration Statement on Form S-8, File No. 333-170071, and incorporated herein by reference).**

10.46	Placement Agency Agreement, dated March 7, 2008, between the Registrant and Maxim Group LLC (filed as Exhibit 10.1 to our Current Report on Form 8-K dated April 25, 2008, and incorporated herein by reference).

10.47	Securities Purchase Agreement, dated as of April 25, 2008, between the Registrant and the purchasers identified on the signature page thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated April 25, 2008, and incorporated herein by reference).

10.48	Amendment No. 1 to the Securities Purchase Agreement, dated as of April 25, 2008, between the Registrant and the purchasers identified therein (filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.49	Non-Exclusive Patent License Agreement, effective as of February 12, 2009, by and between Hoffmann-La Roche Inc., F. Hoffmann-La Roche Ltd. and the Registrant (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, and incorporated herein by reference). (1)

10.50	License Agreement dated as of March 20, 2009 by and between Novartis Institutes for BioMedical Research, Inc. and the Registrant (filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, and incorporated herein by reference). (1)

Exhibit No.	Description

10.51	Placement Agency Agreement, dated June 9, 2009, between the Registrant and Canaccord Adams Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

10.52	Securities Purchase Agreement, dated as of June 9, 2009, between the Registrant and the purchasers identified on the signature page thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

10.53	Note and Warrant Purchase Agreement, dated as of December 22, 2009, among the Registrant, MDRNA Research, Inc. and the purchasers identified in the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 22, 2009, and incorporated herein by reference).

10.54	Placement Agency Agreement, dated January 13, 2010, between the Registrant and Canaccord Adams, Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

10.55	Securities Purchase Agreement, dated as of January 13, 2010, between the Registrant and the purchasers identified on the signature page thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

10.56	Registration Rights Agreement, dated as of July 21, 2010, by and between the Registrant and each of the investors set forth on Schedule I thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

10.57	Stockholders’ Agreement, dated as of July 21, 2010, by and among the Registrant and the holders identified on Annex I thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

10.58	Amendment to Securities Purchase Agreements, dated as of November 4, 2010, by and among the Registrant and the signatories thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

10.59	Securities Purchase Agreement, dated as of November 4, 2010, by and among the Registrant and the signatories thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

10.60	Form of Director’s and Officer’s Indemnification Agreement (filed as Exhibit 10.45 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and incorporated herein by reference). **

10.61	Indenture of Lease, dated December 19, 2006, between Cequent Pharmaceuticals, Inc. and RB Kendall Fee, LLC (filed as Exhibit 10.57 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

10.62	First Amendment of Lease, dated December 19, 2006, between Cequent Pharmaceuticals, Inc. and RB Kendall Fee, LLC (filed as Exhibit 10.58 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

10.63	Second Amendment of Lease, dated March 23, 2007, between Cequent Pharmaceuticals, Inc. and RB Kendall Fee, LLC (filed as Exhibit 10.59 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

10.64	Third Amendment of Lease, dated September 20, 2007, between Cequent Pharmaceuticals, Inc. and RB Kendall Fee, LLC (filed as Exhibit 10.60 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

10.65	Fourth Amendment of Lease, dated March 30, 2010, between Cequent Pharmaceuticals, Inc. and RB Kendall Fee, LLC (filed as Exhibit 10.61 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

10.66	Employment Agreement effective as of September 1, 2011 by and between the Registrant and Richard T. Ho, M.D., Ph.D. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 1, 2011, and incorporated herein by reference).**

10.67	Employment Agreement effective as of September 7, 2011 by and between the Registrant and Philip C. Ranker (filed as Exhibit 10.3 to our Current Report on Form 8-K dated September 1, 2011, and incorporated herein by reference).**

10.68	Purchase Agreement, dated as of October 11, 2011, by and between the Registrant and Lincoln Park Capital Fund, LLC (filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 11, 2011, and incorporated herein by reference).

10.69	Registration Rights Agreement, dated as of October 11, 2011, by and between the Registrant and Lincoln Park Capital Fund, LLC (filed as Exhibit 10.2 to our Current Report on Form 8-K dated October 11, 2011, and incorporated herein by reference).

Exhibit No.	Description

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and incorporated herein by reference).

23.1	Consent of KPMG LLP, independent registered public accounting firm.(2)

23.2	Consent of Pryor Cashman LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to the registration statement).

(1)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the omitted material has been separately filed with the Securities and Exchange Commission.
(2)	Filed herewith.
**	Indicates management contract.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(6) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bothell, State of Washington, on October 26, 2011.

MARINA BIOTECH, INC.

By:	/S/ J. MICHAEL FRENCH
Name:	J. Michael French
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. MICHAEL FRENCH	President, Chief Executive Officer and a Director	October 26, 2011
J. Michael French	(Principal Executive Officer)

/s/ PHILIP C. RANKER	Interim Chief Financial Officer and Secretary	October 26, 2011
Philip C. Ranker	(Principal Accounting and Financial Officer)

/s/ R. JOHN FLETCHER*	Director	October 26, 2011
R. John Fletcher

/s/ JAMES M. KARIS*	Chairman of the Board and a Director	October 26, 2011
James M. Karis

/s/ PETER D. PARKER*	Director	October 26, 2011
Peter D. Parker

/s/ GREGORY SESSLER*	Director	October 26, 2011
Gregory Sessler

/s/ MICHAEL D. TAYLOR, PH.D.*	Director	October 26, 2011
Michael D. Taylor, Ph.D.

* By:	/s/ PHILIP C. RANKER
Philip C. Ranker
Attorney-in-Fact